SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

INTERPOOL, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 15, 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Interpool, Inc. (“Interpool”) to be held on Wednesday, July 18, 2007 at 10:00 a.m., local time, at Lakeside Conference Center and Hotel, 900 Scudders Mill Road, Princeton, New Jersey 08536.

At the special meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 20, 2007 by and among Interpool, Chariot Acquisition Holding LLC (“Chariot”) and Chariot’s wholly owned subsidiary, Chariot Acquisition Sub Inc. (“Merger Sub”). If the merger contemplated by the merger agreement is completed, Interpool will become a subsidiary of Chariot, and each of your shares of Interpool common stock will be converted into the right to receive $27.10 in cash.

Your board of directors and an independent committee of the board comprised solely of independent directors each has unanimously determined that the merger is in the best interests of Interpool and its stockholders. ACCORDINGLY, YOUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THEM ADVISABLE, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. We encourage you to read these materials carefully.

We cannot complete the merger unless holders of a majority of the outstanding shares of Interpool common stock vote to approve and adopt the merger agreement and the merger at the special meeting. If you do not vote, it will have the same effect as a vote against the merger. Certain significant Interpool stockholders who, in the aggregate, own approximately 47.91% of the total number of outstanding shares of Interpool common stock entitled to vote at the special meeting, including Martin Tuchman, Interpool’s Chairman and Chief Executive Officer (collectively, the “Principal Stockholders”), have entered into a voting agreement with Chariot. Pursuant to the voting agreement, the Principal Stockholders as a group are committed to vote a minimum of 40% of the total number of outstanding shares of Interpool common stock in favor of the merger.

Whether or not you plan to attend the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. You can also vote your shares of Interpool common stock through the Internet or by telephone by following the instructions on the enclosed proxy card.

Chairman and Chief Executive Officer

This proxy statement is dated June 15, 2007, and is first being mailed to stockholders on or about June 19, 2007.

INTERPOOL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JULY 18, 2007

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Interpool, Inc., a Delaware corporation (“Interpool”), will be held on Wednesday, July 18, 2007, at 10:00 a.m., local time, at Lakeside Conference Center and Hotel, 900 Scudders Mill Road, Princeton, New Jersey 08536, for the following purposes:

(1) Adoption of the Merger Agreement. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 20, 2007, by and among Interpool, Chariot Acquisition Holding LLC, a Delaware limited liability company, and Chariot’s wholly owned subsidiary, Chariot Acquisition Sub Inc., a Delaware corporation, pursuant to which Chariot Acquisition Sub Inc. will be merged with and into Interpool and each share of Interpool common stock, par value $.001, outstanding immediately prior to the merger (other than shares held by Interpool, Chariot Acquisition Holding LLC or their respective subsidiaries, which will be cancelled) will be converted into the right to receive $27.10 in cash, without interest.

(2) Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Stockholders of record at the close of business on June 11, 2007 shall be entitled to notice of, and to vote at, the special meeting and any adjournments of the special meeting.

By Order of the Board of Directors,

Chairman and Chief Executive Officer

Dated:	June 15, 2007
Princeton, New Jersey

IMPORTANT: TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER shown on your proxy card;

•	VISIT THE WEBSITE noted on your proxy card to vote via the Internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; OR

•	VOTE IN PERSON by appearing at the special meeting and submitting a ballot at the meeting.

SUMMARY OF THE MERGER

This summary highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as an Interpool stockholder. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to carefully read this entire proxy statement and the other documents to which we have referred you. In this proxy statement, the terms “Interpool,” “we,” “us” and “our” refer to Interpool, Inc.

THE PROPOSED TRANSACTION

The Proposal. You are being asked to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, or “merger agreement,” that provides for Interpool to be acquired by Chariot.

What You Will Receive. Upon consummation of the merger, you will be entitled to receive $27.10 in cash (subject to any applicable withholding tax), without interest, for each of your shares of Interpool common stock, unless you properly dissent. See “The Merger Agreement—Consideration to be Received by Interpool Stockholders in the Merger.”

The Acquiror. The acquiring entity is Chariot Acquisition Holding LLC, an entity formed by funds managed by affiliates of Fortress Investment Group LLC solely for purposes of the merger. Fortress is a global alternative asset manager with approximately $36.0 billion in assets under management as of March 31, 2007.

INTERPOOL’S RECOMMENDATION TO STOCKHOLDERS

Your board of directors has determined, by a unanimous vote, that the merger agreement and the merger are advisable and in the best interests of Interpool and its stockholders and has approved the merger agreement and the merger. Your board recommends that you vote FOR approval and adoption of the merger agreement and the merger at the special meeting.

RECOMMENDATION OF SPECIAL COMMITTEE; OPINIONS OF EVERCORE AND BLACKSTONE

Your board’s recommendation that you vote in favor of the merger is based, in part, on the recommendation of a special committee of the board comprised solely of independent directors who are not employees of Interpool or affiliates of Interpool’s Principal Stockholders. The special committee, upon receiving a written opinion of its financial advisor, Blackstone Advisory Services L.P. (“Blackstone”), recommended to the full board that the full board approve the merger and the merger agreement. The full board, upon receiving a written opinion of its financial advisor, Evercore Group L.L.C. (“Evercore”), and the recommendation of the special committee, unanimously approved the merger agreement, determined that the transactions contemplated thereby are fair to, and in the best interests of, Interpool and its stockholders and unanimously resolved to recommend that Interpool’s stockholders vote in favor of the merger.

Each of the written opinions of Evercore and Blackstone stated, as of the date thereof, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, that the $27.10 per share in cash to be received by Interpool’s stockholders (other than affiliates of or holders of beneficial interests in Chariot, to the extent they also are holders of Interpool’s common stock) pursuant to the merger agreement was fair from a financial point of view.

Evercore and Blackstone provided their advisory services and opinions for the information and assistance of Interpool’s board of directors and the special committee, respectively, in connection with their consideration of the merger. Neither financial advisor’s opinion is a recommendation as to how any Interpool stockholder should

i

vote at the special meeting. The Evercore opinion is attached as Appendix B to this proxy statement, and the Blackstone opinion is attached as Appendix C to this proxy statement. You are urged to read each opinion in its entirety.

THE SPECIAL MEETING

Date, Time and Place. The special meeting will be held on Wednesday, July 18, 2007 at 10:00 a.m., local time, at Lakeside Conference Center and Hotel, 900 Scudders Mill Road, Princeton, New Jersey 08536.

Required Vote. Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Interpool common stock. Interpool’s Principal Stockholders, who, in the aggregate, owned approximately 47.88% of the total number of shares of Interpool common stock outstanding as of the record date for the special meeting, have entered into a voting agreement with Chariot. Pursuant to the voting agreement, the Principal Stockholders as a group are committed to vote a minimum of 40% of the total number of outstanding shares of Interpool common stock in favor of the merger. The Voting Agreement is attached as Appendix D to this proxy statement.

Who May Vote. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Interpool common stock at the close of business on June 11, 2007, the “record date” for the special meeting. On the record date, there were 29,427,359 shares of Interpool common stock outstanding and entitled to be voted at the special meeting.

Procedure for Voting.

You may vote in any of four ways:

(1)	by completing and returning the enclosed proxy card by mail;

(2)	by appointing a proxy to vote your shares through the Internet, as outlined on the enclosed proxy card;

(3)	by appointing a proxy to vote your shares by telephone, as outlined on the enclosed proxy card; or

(4)	by appearing and voting in person by ballot at the special meeting.

You may revoke your proxy at any time before it is voted at the special meeting by:

(1)	filing with the Secretary of Interpool a written, later-dated notice of revocation;

(2)	submitting a later-dated proxy relating to the same shares to the Secretary of Interpool by mail, telephone or Internet; or

(3)	attending the special meeting and voting in person by ballot.

THE MERGER

The Structure. Upon the terms and conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of Chariot, will merge with and into Interpool. As a result, Interpool will become a wholly owned subsidiary of Chariot. You will have no equity interest in Interpool, Chariot or Merger Sub after the merger.

Material Federal Income Tax Consequences. The merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the merger in an amount equal to the difference between the cash you receive and your tax basis in Interpool common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

Regulatory Matters. Under United States federal antitrust law, the merger may not be completed until we and Chariot have made filings with the United States Federal Trade Commission and the United States

Department of Justice and the applicable waiting periods have expired or been terminated. We and Chariot filed the requisite notification reports with the Federal Trade Commission and the Department of Justice on May 4, 2007, and the applicable waiting period was terminated on May 11, 2007.

We conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Interpool and Chariot are currently reviewing whether filings or approvals may be required in jurisdictions that may be material to Interpool. We expect to receive all necessary regulatory approvals, and complete the transaction, in the third quarter of 2007. However, we cannot offer assurances that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals or the completion of the transaction.

Appraisal Rights. Delaware law entitles any record holders of shares of Interpool common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law, or the “DGCL,” to have their shares of Interpool common stock appraised by the Delaware Court of Chancery and to receive, in place of the merger consideration, the “fair value” of their shares of Interpool common stock, as may be determined by the court. The text of Section 262 of the DGCL, which sets forth the requirements for stockholders to demand and perfect their appraisal rights, is attached as Appendix E to this proxy statement.

Merger Financing. Chariot estimates the total amount of funds necessary to complete the merger will be approximately $948.0 million, which includes approximately $896.1 million to be paid out to Interpool’s stockholders and holders of other equity-based interests in Interpool, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. Chariot has advised Interpool that Chariot may also seek to repay or refinance certain indebtedness of Interpool in connection with the merger. The amounts necessary to complete the merger and to repay indebtedness are expected to be funded by a combination of equity contributions by affiliates of Fortress Investment Group LLC and debt financing. Notwithstanding such arrangements, the obligations of Chariot and Merger Sub under the merger agreement are not subject to any financing condition.

THE MERGER AGREEMENT

Closing of the Merger. Before we can complete the merger, a number of conditions must be satisfied or waived by various persons. These include:

(1)	approval and adoption of the merger agreement and the merger by holders of a majority of the outstanding shares of Interpool common stock;

(2)	expiration or early termination of applicable waiting periods under United States federal antitrust laws;

(3)	no law or order being in effect that restrains, enjoins or otherwise prohibits the consummation of the merger;

(4)	accuracy of each party’s representations and warranties under the merger agreement, subject to materiality thresholds set forth in the merger agreement; and

(5)	each party’s compliance in all material respects with its obligations under the merger agreement.

We expect to complete the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

(1)	by mutual written agreement of Interpool, on the one hand, and Chariot and Merger Sub, on the other hand;

(2)	by either Interpool or Chariot if the merger has not been completed by September 15, 2007; provided, that Interpool may in its sole discretion extend this deadline to October 31, 2007 if (i) prior to

September 7, 2007, Interpool provides written notice to Chariot expressing its desire to extend the deadline to October 31, 2007, (ii) such extension will not lead to a breach or acceleration of a material contract and (iii) Interpool has exercised the purchase options contemplated by the participation agreements regarding certain lease financing trusts on or prior to September 15, 2007 in accordance with the written instructions of Chariot, if such written instructions shall have been received by Interpool no later than September 13, 2007;

(3)	by either Interpool or Chariot if any law prohibits consummation of the merger;

(4)	by either Interpool or Chariot if any order restrains, enjoins or otherwise prohibits the consummation of the merger, and such order has become final and nonappealable;

(5)	by either Interpool or Chariot if the merger agreement has been submitted to Interpool’s stockholders for approval and they do not approve and adopt the merger agreement;

(6)	by either Interpool or Chariot if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which would result in a failure of the condition concerning the breaching party’s representations and warranties, or concerning the breaching party’s obligations under the merger agreement as described under “The Merger Agreement—Conditions to the Completion of the Merger” and which has not been cured by the other party within ten business days after its receipt of notice of such breach;

(7)	by Interpool, in order to enter into an agreement for a superior transaction, provided that Interpool has first given Chariot at least three business days’ prior notice of its intent to enter into the agreement for a superior transaction and Interpool has complied with its obligation to give Chariot an opportunity to improve its proposal; or

(8)	by Chariot, if:

•

the Interpool board of directors or the special committee withdraws, modifies or amends the Interpool board recommendation or the special committee recommendation in any manner adverse to Chariot, or publicly proposes to do so; or

•

(i) the Interpool board of directors or the special committee approves, endorses or recommends entry into an agreement for a superior transaction, (ii) Interpool enters into a contract relating to a superior transaction (other than a confidentiality agreement regarding certain permitted solicitations), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of Interpool is commenced prior to obtaining the vote by Interpool stockholders to approve and adopt the merger agreement and the Interpool board of directors fails to recommend against acceptance of such tender offer or exchange offer by Interpool stockholders within ten business days after commencement, or (iv) Interpool or its board of directors or the special committee, as the case may be, publicly announces an intention to take any of the actions listed in clauses (i) through (iii).

Termination Fee if Merger is Not Completed. Interpool must pay Chariot a termination fee of $32.5 million if the merger agreement is terminated under any of the following circumstances:

(1)	Interpool terminates the merger agreement as a result of pursuing a “superior proposal” (a proposal on terms and conditions more favorable from a financial point of view to the stockholders of Interpool, other than the Principal Stockholders, than the terms of the merger agreement), in which case Interpool must pay such fee before or concurrently with such termination;

(2)

Chariot terminates the merger agreement because (i) Interpool’s board of directors or the special committee approves, endorses or recommends a superior proposal, (ii) Interpool enters into a contract relating to a superior proposal (other than a confidentiality agreement regarding certain permitted solicitations), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of Interpool is commenced prior to obtaining the vote by Interpool stockholders to approve and adopt the merger agreement and the Interpool board of directors fails to recommend against acceptance of such tender offer or exchange offer by Interpool stockholders within ten business days after commencement, or (iv) Interpool or its board of directors or the special committee, as the case may be, publicly announces an intention to take any of the actions listed in clauses (i) through (iii), in any of which cases Interpool must pay such fee within five business days of such termination;

(3)	Chariot terminates the merger agreement because Interpool’s board of directors or the special committee withdraws, modifies or amends the Interpool board recommendation or the special committee recommendation in any manner adverse to Chariot, or publicly proposes to do so; or

(4)	if (A) a “covered proposal” (a merger, consolidation, share exchange or business combination offer relating to 50% or more of the assets or voting power of the capital stock of Interpool and its subsidiaries) is made or proposed to Interpool or otherwise publicly announced (and not withdrawn) and (B) the merger agreement is terminated by either Chariot or Interpool because the merger has not been consummated by September 15, 2007 (or October 31, 2007 if Interpool has extended the outside date for termination) or because the merger is not duly approved by Interpool’s stockholders and (C) within 12 months following the date of termination, Interpool enters into a contract providing for the implementation of, or consummates, a covered proposal or a majority of Interpool’s capital stock is acquired by any person, in which case payment will be made within five business days of Interpool’s entering into the applicable contract.

THE VOTING AGREEMENT

As an inducement to Chariot and Merger Sub to enter into the merger agreement, on April 20, 2007, the Principal Stockholders entered into a voting agreement with Chariot. As of the record date for the special meeting, the Principal Stockholders collectively owned shares of Interpool common stock representing approximately 47.91% of the Interpool common stock outstanding.

Pursuant to the voting agreement, each stockholder signatory thereto agreed to vote a specified percentage of the shares that such stockholder owns or acquires in favor of the merger agreement and against any action or acquisition proposal that is inconsistent with the merger, with all such stockholders agreeing to so vote an aggregate of at least 40% of the Interpool common stock outstanding on the record date for the special meeting. In addition, each such stockholder agreed not to transfer or encumber any of such stockholder’s shares of Interpool common stock that are subject to the voting agreement.

Each stockholder’s obligation to vote and not to transfer or encumber the applicable shares of Interpool common stock will terminate (a) upon the mutual agreement of the parties or (b) immediately upon the earliest of (1) the effective time of the merger, (2) notice of such termination by Chariot to the Principal Stockholders, and (3) the date on which the merger agreement is terminated in accordance with its terms.

INTERESTS OF VARIOUS PERSONS IN THE MERGER

Directors and Officers. When our board considered the merger and the merger agreement, the board was aware that various of our officers and directors have interests and arrangements that may be different from, or in addition to, your interests as Interpool stockholders.

The merger agreement provides that (i) each outstanding option and/or warrant to purchase shares of Interpool common stock, whether or not exercisable or vested, including those held by our directors and officers, will be cancelled and the holder thereof will be entitled to receive cash in an amount per share equal to the difference between $27.10 and the exercise price of the option and/or warrant (less any amount required to be withheld under applicable law) and (ii) each restricted stock award granted by Interpool, whether or not exercisable or vested, including those held by our officers, will be cancelled and the holder thereof will be entitled to receive $27.10 in cash (less any amount required to be withheld under applicable law) for each share of restricted stock.

v

The merger agreement also provides that Chariot will cause Interpool, as the surviving corporation, to honor all employment agreements in effect prior to the merger with senior executives of Interpool, including, without limitation, any severance, change of control and similar provisions benefiting such persons thereunder.

Chariot and Interpool, as the surviving corporation, also will, for at least six years after the merger, cause all rights to indemnification, advancement of expenses and exculpation in favor of any present or former director or officers to continue and will indemnify Interpool’s directors and officers, among others, and maintain in effect directors’ and officers’ liability insurance policies.

QUESTIONS AND ANSWERS

ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Interpool with Chariot pursuant to the merger agreement. Once the merger agreement has been approved and adopted by Interpool’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Interpool. Interpool will be the surviving corporation in the merger and will become wholly owned by Chariot.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $27.10 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,710.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. Following the merger, you will not own shares or other interests in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at Lakeside Conference Center and Hotel, 900 Scudders Mill Road, Princeton, New Jersey 08536, on Wednesday, July 18, 2007 at 10:00 a.m., local time.

Q:	What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, holders of a majority of the outstanding shares of our common stock at the close of business on the record date must vote their shares “FOR” the approval and adoption of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against the merger agreement.

Q:	How does our board of directors recommend that I vote on the merger agreement?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement. You should read the factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement, as described in this proxy statement under the caption “The Merger—Recommendation of the Interpool Board of Directors; Factors Considered in Evaluating Fairness and Advisability of the Merger.”

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing your proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker or other nominee on how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker or other nominee regarding how to vote. You should follow the directions provided by your broker or nominee describing how to instruct that person to vote your shares. Without those instructions, your shares will not be voted, which would have the same effect as voting against the merger agreement.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Secretary in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. (Simply attending the special meeting without voting in person will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed your broker or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker or nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date on which the merger is expected to be consummated. If you transfer your shares of Interpool common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $27.10 per share in cash to be received by our stockholders in the merger. In order to receive the $27.10 per share yourself, you must hold your shares through consummation of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. These conditions are described in this proxy statement under the caption “Appraisal Rights.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger or need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, The Altman Group, at (212) 681-9600 (for banks or brokers) or toll-free at (800) 206-0007 (for stockholders). If your broker or nominee holds your shares, you should call your broker or nominee for additional information.

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

(1)	the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders;

(2)	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $32.5 million termination fee to Chariot;

(3)	the amount of the costs, fees, expenses and charges related to the merger;

(4)	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

(5)	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

(6)	the potential adverse effect on our business, properties and operations because of various covenants we agreed to in the merger agreement;

(7)	the risk that we may be subject to litigation in connection with the merger;

(8)	risks related to diverting management’s attention from our ongoing business operations; and

(9)	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”).

To access our SEC filings, see the information set forth in the section of this proxy statement entitled “Where You Can Find More Information.”

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

x

THE COMPANIES

INTERPOOL

Interpool, Inc.

211 College Road East

Princeton, New Jersey 08540

(609) 452-8900

We believe we are the largest lessor of intermodal chassis in North America and one of the world’s leading lessors and managers of intermodal dry freight standard containers. At December 31, 2006, our chassis fleet totaled approximately 238,000 chassis (including equipment on both operating and direct financing leases). Our container equipment fleet, which totaled 756,000 twenty foot equivalent units (“TEUs”) at December 31, 2006, includes units owned by us and units which we manage on behalf of third parties. With respect to the owned portion of our fleet, which consisted of 482,000 TEUs at December 31, 2006, a majority of these units are subject to long-term direct financing leases with customers. From 2000 to 2005, we increased the size of our chassis fleet at a compound annual rate of approximately 5%. During 2006 our chassis fleet grew by 5%. During the period from 2000 to 2005, we increased our container fleet at a compound annual rate of 5%. During 2006, our combined owned and managed container fleet decreased by 9%, which was primarily impacted by the contractual runoff of the container direct financing lease portfolio.

We concentrate on the leasing of containers to shipping lines throughout the world and the leasing of chassis to transportation companies in North America. This equipment is either owned by us or, in the case of a large portion of our container fleet, managed on behalf of other third party equipment owners. All container equipment, whether owned or managed, is operated as a single fleet. We are responsible for providing marketing, billing and collection services as well as arranging for the repair of all equipment in the fleet. To the extent that equipment is managed for other third party investors, these investors take on the risks of equipment ownership. We remit the revenues earned by their equipment, net of any operating expenses and bad debts related to their equipment. In addition, they receive the proceeds from the sale of their equipment at the end of its useful life. In return for these management services, we earn management fees.

We concentrate on leasing our owned and managed equipment to customers on a long-term basis (leases for a term greater than one year) and substantially all new equipment is initially leased for a term of five to eight years. Approximately 72% of our chassis fleet and 91% of our owned and managed containers are currently on long-term lease. We believe our focus on long-term leasing has enabled us to:

•	Maintain high utilization rates for our equipment;

•	Achieve more stable and predictable operating results; and

•	Concentrate on the expansion of the asset base through the purchase and lease of new equipment.

Approximately 3% of the chassis are currently leased on a short-term basis, representing long-term leases winding down or to satisfy customers’ seasonal requirements. Short-term leases are generally at higher rates than long-term leases. In addition, for customers who require daily or weekly chassis rentals, we operate chassis pools at major domestic shipping ports and rail terminals. The equipment in these pools comprises about 18% of the chassis fleet. Approximately 4% of the containers are currently leased on a short-term basis.

We have been involved in the business of leasing transportation equipment since 1968. We lease chassis and containers to a diversified customer base of over 500 shipping and transportation companies throughout the world, including nearly all of the world’s 25 largest international container-shipping lines and major North American railroads. We provide customer service and we market to our customers through a worldwide network of offices and agents. We believe one of the key factors in our ability to compete effectively has been the long-standing relationships that we have established with most of the world’s large shipping lines and major North American railroads. As a result of these relationships, 22 of our top 25 customers have been customers for at least 10 years.

We are a Delaware corporation and were incorporated in 1988.

CHARIOT

Chariot Acquisition Holding LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

Chariot Acquisition Holding LLC, a Delaware limited liability company (“Chariot”), was formed by funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) solely for the purpose of entering into the merger agreement with Interpool and completing the merger, and has not conducted any business. Fortress is a global alternative asset manager with approximately $36.0 billion in assets under management as of March 31, 2007. Fortress manages private equity funds, hedge funds and publicly traded alternative investment vehicles. The private equity funds total approximately $19.9 billion of the firm’s assets under management. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Toronto, London, Rome, Frankfurt and Sydney.

MERGER SUB

Chariot Acquisition Sub Inc.

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

Chariot Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Chariot (“Merger Sub”), was formed solely for the purpose of entering into the merger agreement with Interpool and completing the merger, and has not conducted any business operations.

THE SPECIAL MEETING

THE PROPOSAL

This proxy statement is being furnished to Interpool stockholders in connection with the solicitation of proxies by the Interpool board for use at a special meeting to be held on Wednesday, July 18, 2007, at 10:00 a.m., local time, at Lakeside Conference Center and Hotel, 900 Scudders Mill Road, Princeton, New Jersey 08536. The purpose of the special meeting is for you to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 20, 2007, by and among Interpool, Chariot and Merger Sub, which provides for the merger of Merger Sub with and into Interpool. A copy of the merger agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to Interpool stockholders on or about June 18, 2007.

RECORD DATE AND VOTING

The holders of record of Interpool common stock as of the close of business on the record date, which was June 11, 2007, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 29,427,359 shares of Interpool common stock outstanding.

The holders of a majority of the shares of Interpool common stock outstanding on June 11, 2007, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Interpool common stock held in treasury by Interpool or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when, under the rules of the New York Stock Exchange, or “NYSE,” brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

REQUIRED VOTE

Each share of Interpool common stock outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the approval and adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of Interpool common stock. Because the vote is based on the number of shares of Interpool common stock outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval and adoption of the merger proposal.

You may vote your shares of Interpool common stock in any of four ways:

(1)	by completing and returning the enclosed proxy card by mail;

(2)	by appointing a proxy to vote your shares through the Internet, as outlined on the enclosed proxy card;

(3)	by appointing a proxy to vote your shares by telephone, as outlined on the enclosed proxy card; or

(4)	by appearing and voting in person by ballot at the special meeting.

Interpool’s Principal Stockholders, who, in the aggregate, owned approximately 47.91% of the total number of shares of Interpool common stock outstanding as of the record date for the special meeting, have entered into a voting agreement with Chariot. Pursuant to the voting agreement, each of these stockholders agreed to vote a specified percentage of such stockholder’s shares of Interpool common stock in favor of the merger, such that all such stockholders are committed to vote an aggregate of at least 40% of the total number of shares of Interpool common stock outstanding as of the record date in favor of the merger. See “The Voting Agreement.”

As of the record date, our executive officers and directors, other than those affiliated with persons that have entered into the voting agreement described above, owned an aggregate of 226,009 shares of Interpool common stock, entitling them to exercise approximately 0.77% of the voting power of Interpool common stock entitled to vote at the special meeting.

PROXIES; REVOCATION

If you vote your shares of Interpool common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Interpool common stock will be voted FOR the approval and adoption of the merger agreement and the merger. If you vote your shares of Interpool common stock through the Internet or by telephone, your shares will be voted at the special meeting as instructed.

You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of three ways:

(1)	by submitting a written revocation dated after the date of the proxy that is being revoked to the Secretary of Interpool at 211 College Road East, Princeton, NJ 08540;

(2)	by submitting a later-dated proxy relating to the same shares to the Secretary of Interpool by mail, telephone or Internet; or

(3)	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting without voting will not constitute revocation of a previously granted proxy. If you do not hold your shares of Interpool common stock in your own name, these instructions for changing or revoking your proxy do not apply; instead, you may revoke or change a previously given proxy by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

Interpool and Chariot will share equally the costs associated with filing this proxy statement. Our officers, directors and employees may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. We also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services. We have retained The Altman Group to assist us in the solicitation of proxies, using the means referred to above, and will pay fees of up to approximately $10,000, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS

If no quorum exists (of stockholders present or represented by proxy), the special meeting may be adjourned by the stockholders who are present or represented by proxy. These stockholders may make this adjournment without notice, other than announcement at the special meeting, until a quorum is present or represented by proxy. At the adjourned meeting, if a quorum is present or represented by proxy, the stockholders may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or, if after adjournment a new record date is set, we must give notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

THE MERGER

BACKGROUND OF THE MERGER

In the fall of 2004, Interpool began to consider a number of strategic alternatives, including various debt and equity financing options and a possible sale of all or a substantial portion of the business of Interpool. On December 2, 2004, Interpool engaged Evercore Group L.L.C. (“Evercore”) to provide financial advisory services to Interpool in connection with evaluating these alternatives. Over the next five months, Evercore contacted seven parties that Evercore, in its judgment, viewed as potential acquirers (based on such parties’ experience with Interpool’s industry sector and, among other things, the perceived financial ability of such parties to complete a potential acquisition) to determine their interest in a potential acquisition of Interpool. Each of these parties entered into confidentiality agreements with Interpool and began to conduct separate due diligence investigations. Several of these parties commenced acquisition discussions with Interpool but none of these discussions progressed beyond a preliminary stage.

On June 21, 2005, Fortis Bank Nederland N.V. (“Fortis”) entered into a confidentiality agreement with Interpool. During November 2005, three other potential purchasers entered into confidentiality agreements with Interpool. By that time, a total of eleven parties had executed confidentiality agreements with Interpool.

In the spring of 2006, Interpool’s board of directors instructed Evercore to re-engage in the process of contacting potential interested parties, including several of the parties that had commenced preliminary discussions with Interpool over the course of the prior year. The previously interested parties that Evercore again contacted included Fortis and three companies that we will refer to as Company A, Company B and Company C. Following Evercore’s discussions with these parties, during May 2006, Evercore sent bid submission instructions and a form of merger agreement prepared by Interpool’s counsel to each of Fortis, Company A, Company B and Company C.

On May 24, 2006, Evercore received indications of interest from Company B and Fortis. Additionally, Company B submitted a mark-up of the form merger agreement. On May 26, 2006, Interpool’s board met to discuss the indications of interest from Fortis and Company B and a possible bid from Company C. Based upon its review of the indications of interest and the possible bid, Interpool’s board authorized Interpool’s senior management to continue discussions with Company B. On May 30, 2006, representatives of Interpool met with representatives of Company B to discuss the potential terms of a merger agreement. At that meeting, Company B requested that Interpool agree to negotiate exclusively with Company B for a period of 45 days in order to enable Company B to complete its due diligence review of Interpool and to enter into a merger agreement. Interpool’s board reconvened telephonically on May 31, 2006 in order to be updated as to the strategic initiatives discussed during the May 26 board meeting. Interpool’s management advised the board that management was not prepared to recommend that exclusivity be granted to Company B at that time, and the board instructed senior management to continue discussions with Company B. Later that day, Interpool representatives met again with Company B. On June 2, 2006, Interpool’s board held another telephonic meeting to discuss the status of indications of interest from the various potential purchasers. The Board was advised of Company B’s indication that, subject to satisfactory due diligence, Company B would be prepared to offer $24.50 per share in cash to all of Interpool’s stockholders. Interpool’s senior management reported that significant progress had been made on the other general terms of an agreement with Company B but also stated that Company B had renewed its request for a 45-day exclusivity period. Interpool’s board authorized senior management to negotiate the terms of such an arrangement and, on June 5, 2006, Interpool executed an exclusivity agreement with Company B. Company B proceeded with its due diligence efforts during June 2006. On June 30, 2006, a revised draft of the merger agreement and a draft voting agreement prepared by Interpool’s counsel were sent to counsel for Company B. On July 20, 2006, Company B’s exclusivity period expired without execution of a definitive merger agreement. Company B subsequently withdrew from the process one week later.

In August 2006, two potential purchasers expressed interest in a transaction in which Mr. Tuchman, Chairman and CEO of Interpool, would participate. On August 31, 2006, the board of directors resolved, among other things, that a special committee of independent directors, consisting of Michael Mathews (Chairman), Clifton H.W. Maloney and Robert Workman, be formed for the purpose of reviewing, considering, evaluating and participating in the negotiations concerning, and making a recommendation to the board of directors regarding, such proposal and other strategic alternatives with respect to Interpool, including the terms thereof.

The special committee convened meetings on September 7, 2006 and September 13, 2006 for the purpose of interviewing and choosing its outside legal counsel and subsequently determined to retain White & Case LLP, based on factors relevant to the special committee, including White & Case’s expertise and experience representing special committees. On September 18, 2006, the special committee met and discussed with White & Case matters related to the special committee’s consideration of strategic alternatives, including the possibility of engaging a financial advisor for the special committee.

White & Case received a telephone call from representatives of Mr. Tuchman and one of his potential strategic partners on September 26, 2006. In this call, the representatives requested that the special committee consider granting a waiver to the potential acquiring entities from the prohibitions of Section 203 of the DGCL (which impose limitations on any business combination between a Delaware corporation and a person or entity that is an “interested stockholder” of the corporation). The representatives also requested that the special committee agree to negotiate exclusively with Mr. Tuchman and his potential strategic partner for a limited period and agree to reimburse their expenses if Interpool determined not to pursue a transaction with Mr. Tuchman and his potential strategic partner. The special committee convened a meeting later that day and discussed this development with White & Case. After discussing the rationale for the requested Section 203 waiver, the special committee determined to agree to the waiver, but did not take any action on the other requests. The special committee again discussed the possibility of engaging a separate financial advisor, but determined to defer that decision until it was more likely that there might be an offer from Mr. Tuchman and one of his potential strategic partners to acquire Interpool.

On October 3, 2006, the special committee met for the purpose of obtaining information from Mr. Tuchman regarding a potential proposal for the acquisition of Interpool. Also present at the meeting were Arthur Burns (Interpool’s general counsel), Raoul Witteveen (a significant stockholder and former executive officer and director of Interpool), representatives of White & Case and Evercore and Mr. Tuchman’s personal legal counsel. Mr. Tuchman expressed his interest in exploring with Fortis and other investors the possibility of acquiring Interpool, but no proposal was made at the meeting. Mr. Tuchman described the principal elements of a potential transaction, including the principal financing terms, assuming for that purpose, a per share acquisition price of $24.00. Mr. Tuchman explained that such a proposal, if made, would require a significant equity investment by Mr. Tuchman and other stockholders in the company surviving the acquisition. Mr. Tuchman commented that, if a proposal were made, the special committee could conduct a market check to ensure Interpool would obtain the best price for all of the shares of Interpool. Mr. Tuchman also indicated that he would not expect Interpool to agree to pay any break-up fee if the special committee determined to pursue an alternative transaction. He also stated that he would support an alternative transaction that paid stockholders more than what he was prepared to offer in cash for all of the shares of Interpool. The special committee and representatives from White & Case and Evercore then met separately from the other participants in the meeting. A representative from White & Case reviewed with the special committee its fiduciary obligations with respect to, and the legal standards which governed, the type of transaction being discussed. The special committee discussed with White & Case and Evercore ways to protect Interpool’s public stockholders. After reconvening with the other participants in the meeting, the special committee informed Mr. Tuchman that, in addition to the market check and absence of a break up fee that he previously accepted, any proposal by Mr. Tuchman for the acquisition of Interpool would have to be subject to the approval by a majority of Interpool’s public stockholders, other than Mr. Tuchman and any of his co-investors. The special committee discussed with Mr. Tuchman and the other participants the costs and administrative burdens of remaining a public company. The participants in the meeting also discussed the possibility of granting a waiver of the prohibitions under Section 203 of the DGCL to Mr. Tuchman and his potential strategic partners for the purpose of working toward making a proposal for the acquisition of Interpool. The special committee agreed to consider the waiver request.

The special committee convened another meeting on October 11, 2006 at which Mr. Tuchman updated the special committee regarding the progress of Mr. Tuchman and his potential co-investors in developing financing for a potential proposal to acquire Interpool. The special committee determined to engage its own financial advisor to assist the special committee in considering any proposals that might be made. The special committee met on October 19, 2006, to interview four potential financial advisors. After weighing all factors it deemed relevant, including the experience, reputation and proposed fees of the four firms, the special committee chose Blackstone, which was then known as The Blackstone Group L.P., as its financial advisor.

On October 16, 2006, Evercore received a letter from Fortis proposing to acquire Interpool for a purchase price of $24.00 per share. The letter indicated that existing senior management and other significant stockholders would have an opportunity to invest alongside Fortis in connection with their proposal. The letter also indicated that Fortis needed to conduct further due diligence but that its business due diligence was substantially complete. The proposal requested a 30-day period of exclusive negotiations with Interpool if the proposal was acceptable and set forth an October 24, 2006 deadline for such acceptance.

On October 19, 2006, Mr. Tuchman received a letter from a competitor of Interpool requesting due diligence material regarding Interpool so it could consider a potential acquisition of Interpool. The letter was promptly distributed to the special committee.

The special committee held a meeting on October 23, 2006, together with representatives from White & Case. The special committee discussed the letter from Interpool’s competitor and determined to direct Interpool’s outside counsel to make the requested materials available to the competitor except for certain competitively sensitive materials. The special committee also determined that it would reject the Fortis request for an exclusive period of negotiation and Fortis was so notified on October 24, 2006. At the meeting, the special committee also reconfirmed its decision to engage Blackstone.

Following the special committee’s decision not to grant exclusivity to Fortis, Fortis shifted its focus away from a potential acquisition of Interpool and toward a proposal to provide Interpool with a loan facility sufficiently large to refinance Interpool’s existing debt, which could also be utilized by any strategic acquiror to finance an acquisition of Interpool. During November and December 2006, Fortis engaged in discussions with Interpool management regarding such a loan facility and conducted due diligence. In December 2006, an affiliate of Fortis submitted a formal proposal to provide Interpool with a financing commitment for such a facility in the total amount of $1.8 billion.

On December 13, 2006, Interpool’s board of directors convened at its regularly scheduled board meeting. At the board meeting, the board considered the proposal by an affiliate of Fortis to provide sufficient financing to refinance all of Interpool’s existing indebtedness at a lower overall cost than Interpool’s then-current financings and to provide Interpool with excess borrowing capacity. The board approved this financing commitment with Fortis in the amount of $1.8 billion. The board noted that the Fortis financing also could serve as acquisition financing for any offer made to acquire Interpool. The commitment letter for this financing was executed on December 29, 2006 and the initial fees were paid by Interpool in early January 2007.

On January 8, 2007, the special committee met, together with its legal and financial advisors. White & Case reported that Fortis was, once again, requesting a waiver from the prohibitions of Section 203 of the DGCL so that Fortis could meet with Mr. Tuchman and others to discuss a proposal to acquire Interpool. White & Case reviewed with the special committee its fiduciary duties under Delaware law and the purpose and effect of a Section 203 waiver. The special committee approved the granting of the Section 203 waiver for the benefit of Fortis, Mr. Tuchman and other potential investors working together to make a proposal to acquire Interpool.

Mr. Tuchman sent a letter to Interpool on January 16, 2007 conveying a proposal for the acquisition of all of Interpool’s outstanding common stock (other than a portion of the shares held by Mr. Tuchman and certain other stockholders) for a price of $24.00 per share in cash. The proposal contemplated equity financing from the reinvestment of equity by Mr. Tuchman and certain other supporting stockholders and from Fortis, and debt financing pursuant to the commitment letters issued by an affiliate of Fortis for up to $1.8 billion that had been previously approved by the board at the December 13, 2006 meeting. Later on January 16, 2007, the special committee met with its legal and financial advisors to consider an appropriate course of action in light of the Tuchman proposal. Interpool publicly announced the receipt of the Tuchman proposal and the existence and role of the special committee on January 16, 2007.

The special committee met again on January 17, 2007, together with its legal and financial advisors, to further consider the appropriate course of action in response to the Tuchman proposal. The special committee determined that Blackstone should evaluate the fairness, from a financial point of view, of the Tuchman proposal and report back to the special committee. As part of this process, Blackstone would contact potential purchasers of Interpool that had previously been contacted and others to gauge potential market interest in acquiring Interpool. At the January 17, 2007 meeting, the special committee also discussed with its advisors means of ensuring that Interpool would receive the highest bid if the special committee determined that a sale of Interpool was in the best interests of the stockholders. The special committee determined that Interpool would make a public announcement that the special committee was considering the Tuchman proposal and other alternatives together with its legal and financial advisors and directed its advisors to prepare a draft press release.

The special committee met again on January 19, 2007, together with its legal and financial advisors and Evercore. After approval by the members of the special committee, on January 19, 2007 Interpool issued a press release announcing that the special committee had retained legal and financial advisors and that the special committee intended to review the Tuchman proposal and alternatives available to Interpool to determine whether or not the Tuchman proposal was in the best interests of Interpool and its public stockholders. The press release also stated that the special committee had instructed Blackstone and Evercore to contact potentially interested parties. At the special committee meeting, there was a discussion of the relative merits of a sale of Interpool as compared to remaining public and the cost and administrative burdens of remaining a public company. The special committee determined that Blackstone should work with Evercore and Interpool’s management to develop an offering memorandum that would be made available to potential purchasers of Interpool. Mr. Mathews reported that Fortress had contacted Evercore on January 18, 2007 regarding Interpool’s interest in receiving an acquisition proposal from Fortress. After discussions with White & Case and Blackstone, the special committee directed White & Case to prepare a set of guidelines and procedures for the special committee to manage the auction process, with particular emphasis on ensuring that inquiries from potentially interested parties were made only through the special committee and its financial advisors.

On January 22, 2007, the special committee again met with its advisors. The special committee reviewed a draft of the process guidelines prepared by White & Case, which ensured that Interpool management would not have direct contact with potential bidders except as approved and supervised by the special committee and its advisors (other than Fortis and Mr. Tuchman, who were working together). The special committee directed Evercore and Blackstone to prepare a list of prospective bidders for Interpool and review it with the special committee. The special committee requested that Blackstone confirm with Fortis that the Fortis debt financing commitment would be available to other potential buyers as well as Mr. Tuchman and his co-investors. The special committee discussed with its advisors the process by which the special committee would seek potential bidders for Interpool.

Blackstone and Evercore began contacting potential strategic and financial buyers for Interpool on January 24, 2007.

On January 26, 2007, White & Case distributed to counsel for Mr. Tuchman and counsel to Fortis a proposed merger agreement.

On January 30, 2007, the special committee convened with its advisors. The special committee discussed with Blackstone and Evercore the process that each was undertaking to contact potential bidders and the list of bidders that had been approached. Blackstone and Evercore explained that they had contacted all parties that had previously indicated a potential interest in making an offer to acquire Interpool. In addition, they explained that they had approached all other parties that, in their judgment, were the most likely bidders for Interpool because they would have the financial strength to acquire Interpool and because of their likely interest in Interpool’s unique assets and the container and chassis leasing businesses. The special committee directed Blackstone and Evercore to work with management to prepare for management presentations and develop a data room of information for second round bidders.

Beginning on February 2, 2007, Blackstone and Evercore began sending a bid procedures letter and a business information memorandum to each potential purchaser that had signed a confidentiality agreement. On that same day, counsel for Fortis sent to White & Case a mark-up of the proposed merger agreement indicating their comments on the form previously distributed by White & Case.

From January to early February, Evercore and Blackstone contacted over 40 parties, including Fortress, which they viewed as potential acquirers (based on such parties’ experience in the industry and, among other things, the perceived financial ability of such parties to complete a potential acquisition) to determine their interest in a potential acquisition of Interpool. These included both potential strategic bidders and potential financial bidders. A total of 13 of these contacted parties, which included 2 potential strategic bidders and 11 potential financial bidders, entered into confidentiality agreements with Interpool and received an information package to review. The other potential bidders did not indicate any interest in pursuing a potential transaction. Fortress entered into its confidentiality agreement with Interpool on January 31, 2007.

On February 7, 2007, the special committee convened with its advisors. The special committee discussed the impending deadline for indications of interest, preparations for the second round of the process and the materials that would be included in an online due diligence room, including the possibility of including the debt documents related to the Fortis “staple” financing. A representative from White & Case described comments and requested changes to the merger agreement that Fortis had submitted.

Two prospective purchasers, including Fortress, submitted indications of interest to acquire Interpool on February 12, 2007. Fortress indicated a range of $25.00 to $26.00 per share in cash for all outstanding shares of Interpool. The other indication of interest was from a financial bidder and indicated a price of $27.00 per share in cash.

On February 14, 2007, White & Case had a conference call with counsel for Fortis and for Mr. Tuchman to respond to their comments on the merger agreement. Numerous issues remained open.

The special committee held a meeting on February 15, 2007 including its legal and financial advisors and Evercore. Blackstone distributed a list of potential bidders contacted to date identifying those still evaluating information, those who had submitted indications of interest and those who were no longer interested. A discussion ensued concerning the process and prospective purchasers. Both Blackstone and Evercore indicated their belief that there would be more indications of interest within a few days. The special committee discussed with its advisors the timing and process of negotiations with Fortis. Blackstone and Evercore reported that they had confirmed with Fortis that Fortis would make its debt financing commitment available for other prospective purchasers.

On February 16, 2007 and February 20, 2007, two additional indications of interest in a potential acquisition of Interpool were delivered to Blackstone and Evercore. These letters indicated a range of potential purchase prices in excess of $24.00 per share in cash.

On February 22, 2007, the special committee convened with its advisors. Blackstone confirmed that two additional letters indicating an interest in a potential transaction had been received and that all four indications of interest were at prices above the $24.00 per share proposal made by Mr. Tuchman and Fortis. The special committee discussed the upcoming meetings between the potential purchasers and management of Interpool and the role of Mr. Tuchman in such meetings. The special committee decided that Mr. Tuchman should be present during a portion of such meetings because his knowledge of Interpool and its business would be critical to any bidder’s assessment of Interpool. Additionally, Mr. Tuchman had previously indicated to the special committee that he would support a transaction at a price higher than the $24 per share he had offered, and the special committee believed he would be a very strong advocate for Interpool in the management presentations. The special committee, however, determined to limit Mr. Tuchman’s involvement in the management presentations because he was a competing bidder and because potential purchasers would likely want to assess management outside of the presence of Mr. Tuchman.

On February 23, 2007, White & Case distributed to Fortis’ counsel a revised draft of the merger agreement and comments on various ancillary agreements. On that same day Fortress met with management of Interpool as part of its due diligence investigation.

Between February 23, 2007 and April 9, 2007, the four interested parties conducted due diligence investigations of Interpool, including presentations by Interpool’s management. Interpool, supervised by the special committee’s financial advisors, provided additional due diligence materials as requested by the bidders and made such materials available to all the bidders. During this time the special committee’s legal and financial advisors met several times with the special committee to provide the special committee with updates on the progress of the process. On March 14, 2007, Blackstone and Evercore circulated a final bid procedure letter accompanied by a draft merger agreement to the bidders. The bid procedures letter established April 9, 2007 as the final deadline for the submission of firm offers. Prior to the April 9, 2007 offer deadline, two bidders indicated that they would not proceed further.

On April 9, 2007, the final bid deadline, Fortress submitted an offer to acquire, in a merger, all of the outstanding shares of Interpool’s common stock for $27.10 per share in cash. On April 10, 2007, the other remaining participant informed Blackstone that at that point, it could not submit a bid in excess of the proposal made by Mr. Tuchman and Fortis, but that it would continue to work with the special committee’s financial advisors to determine whether or not it could improve its pricing.

On April 11, 2007, the special committee convened with its advisors and Evercore to consider the results of the auction process. Blackstone described the principal terms of the offer submitted by Fortress. The special committee discussed the Fortress proposal in detail with its advisors. In light of the fact that the Fortress proposal was significantly in excess of the proposal made by Mr. Tuchman and Fortis, the special committee determined that Mr. Tuchman should be solicited to determine whether or not he would increase his bid and, if not, whether or not he would support a competing bid that exceeded his bid. Representatives of Blackstone and Evercore then left the meeting to call Mr. Tuchman. When they returned, they explained to the special committee that Mr. Tuchman wanted to discuss with his potential co-investors whether or not they could increase their bid and would call back later that afternoon. White & Case then described the offer and the material terms of the draft merger agreement submitted by Fortress, which had previously been distributed to the special committee. White & Case explained that the Fortress proposal was not subject to significant conditions and, in particular, did not include a financing condition. The draft agreement indicated that Fortress would expect Mr. Tuchman and perhaps other large stockholders to enter into a voting agreement to support the Fortress proposal but the voting agreement was not included. The special committee indicated that any voting agreement would have to terminate if and when Interpool’s board determined to support an alternative transaction. White & Case explained that the “no-shop” and termination provisions of the draft merger agreement had been revised in a manner that was more favorable to Fortress but that it would still permit Interpool to pursue a superior proposal if one emerged, subject to the payment of a termination fee in certain circumstances. White & Case described the termination fee and the circumstances in which it could be paid. White & Case described the equity and debt financing commitment letters submitted by Fortress in its bid package. White & Case noted that the draft merger agreement was subject to further discussion. Mr. Tuchman called back later during the meeting and indicated that he and the other stockholders supporting his bid would not commit to submitting a revised proposal at a higher price.

Mr. Tuchman indicated that he would support an all-cash offer at a price in excess of $24.00 per share, upon appropriate final terms and conditions. Mr. Tuchman also suggested that Fortis be contacted directly by the special committee to determine Fortis’ interest in submitting a higher bid. Subsequently, representatives of the special committee spoke with representatives of Fortis and determined that Fortis would not be submitting a bid that the committee deemed competitive with the Fortress offer. Consequently, the special committee directed its advisers and Evercore to engage in further negotiations with Fortress regarding the draft merger agreement and commitment letters. The special committee further determined that when those negotiations were concluded, Blackstone would approach Fortress to determine whether or not the financial terms of the Fortress bid could be improved.

On April 14, 2007, White & Case distributed to Skadden, Arps, Slate, Meagher & Flom LLP, Fortress’ counsel, a revised draft of the merger agreement and requested that Fortress deliver a proposed draft voting agreement.

Between April 16, 2007 and April 20, 2007, White & Case engaged in negotiations with Skadden Arps regarding the merger agreement and a proposed voting agreement between Chariot, Mr. Tuchman, Warren Serenbetz and certain of their affiliated stockholders. Additionally, separate counsel for Mr. Tuchman and the other stockholders being asked to execute a voting agreement negotiated additional terms of the voting agreement. White & Case kept the special committee informed of the progress of these negotiations. During this time, Blackstone approached Fortress to request an improvement in the price per share that Fortress would pay, but Fortress did not increase its bid.

On April 19, 2007, the special committee convened with its advisors and Evercore to discuss again the proposed transaction with Fortress. White & Case discussed with the special committee the legal standards applicable to its decisions and actions with respect to its evaluation of the Fortress offer and reviewed the terms of the merger agreement and related transaction documents highlighting the changes since the initial Fortress draft. In light of the timing of the meeting, the special committee invited Interpool’s chief financial officer to discuss with the special committee Interpool’s preliminary first quarter financial results. The special committee discussed this information with Blackstone and Evercore and determined that the expected results would not change their financial analysis of the Fortress offer. Blackstone then reviewed with the special committee its financial analysis of the consideration offered by Fortress, as more fully described under “Opinion of Special Committee’s Financial Advisor.” At the end of its presentation, Blackstone indicated that, if requested, it would be prepared to render a fairness opinion with respect to the financial terms of the Fortress proposal. Evercore also reviewed with the special committee its financial analysis of the consideration offered by Fortress, as more fully described under “Opinion of Interpool’s Financial Advisor.” The special committee determined that it would take no formal action at the meeting with respect to the Fortress proposal, but instructed its advisors to seek to conclude negotiations as promptly as possible.

Immediately following the special committee meeting, the full board of directors met with its advisors, including Evercore and Interpool’s outside legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Stroock & Stroock & Lavan LLP, as well as Mr. Burns, who is Interpool’s general counsel and a member of the board. Mr. Mathews made a presentation regarding the special committee’s consideration of the Fortress offer and the special committee’s views of the strength of the offer. Mr. Mathews indicated that the special committee was not yet making any formal recommendation. Paul Weiss discussed with the board members the legal standards applicable to the board’s decisions and actions with respect to its evaluation of the Fortress offer. Paul Weiss then reviewed the terms of the merger agreement and related transaction documents in detail. Following discussions among, and questions by, members of the board, including questions posed to the special committee, Evercore reviewed with the board its financial analysis of the consideration offered by Fortress, as more fully described under “Opinion of Interpool’s Financial Advisor.” At the end of its presentation, Evercore indicated that, if requested, it would be prepared to render a fairness opinion with respect to the fairness, from a financial point of view, of the consideration offered in the Fortress proposal.

On April 20, 2007, the special committee convened a telephonic meeting with its advisors. The special committee then requested and Blackstone delivered its opinion that, as of April 20, 2007 and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Interpool’s common stock (other than Chariot, Merger Sub and their affiliates). Based on, among other things, a review of the reasons for the merger with White & Case, as previously discussed at the special committee’s April 19, 2007 meeting, the special committee members unanimously (i) approved and declared advisable the merger on the terms and subject to the conditions of the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, (ii) declared that it is in the best interests of the stockholders of Interpool that Interpool enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement and (iii) recommended to the board of directors of Interpool to approve the merger and the merger agreement.

Immediately following the April 20, 2007 special committee meeting, the full Interpool board of directors convened by telephone with its advisors. The board requested and Evercore delivered its fairness opinion that, as of the date of the opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of Interpool’s common stock (other than affiliates of or holders of beneficial interests in Chariot, to the extent they also are holders of Interpool’s common stock) was fair, from a financial point of view, to such holders of Interpool’s common stock. Following a review of the special committee’s findings and recommendation, and after discussion among the members of the board of directors and questions to the board’s financial and legal advisors, the board of directors unanimously approved the merger agreement, determined that the transactions contemplated thereby are fair to and in the best interests of Interpool and its stockholders and unanimously resolved to recommend that Interpool’s stockholders approve and adopt the merger agreement.

Later that day Interpool, Chariot and Merger Sub executed the merger agreement and Chariot, Mr. Tuchman and other stockholders executed the voting agreement. Interpool then issued a press release announcing the transaction.

REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND INTERPOOL’S BOARD OF DIRECTORS

Special Committee. In deciding to approve and declare advisable the merger agreement, declare that it is in the best interests of Interpool’s stockholders and recommend the adoption and approval by the board of directors of the merger agreement, the special committee, consisting solely of independent directors, considered a number of factors, including the factors listed below. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the special committee did not attempt to quantify or otherwise assign weights to the information and specific factors it considered in reaching its determination, and individual directors may have given different weights to different information and different factors. The special committee viewed its recommendation as being based on the totality of the information and factors presented to and considered by it. In reaching its decision, the special committee consulted with Interpool’s management team. The special committee also consulted with Blackstone with respect to the financial aspects of the transaction and with the special committee’s legal advisors with respect to the merger agreement and related issues.

•

the special committee’s understanding of, and discussions with Interpool’s management regarding Interpool’s business, operations, management, financial condition, earnings and prospects, and the risks and benefits of remaining an independent company;

•

the special committee’s view that the merger is more favorable to stockholders than continuing to operate the business as an independent company, in light of the uncertainty regarding future operations, results and value after considering Interpool’s current and historical financial performance, operations, competitive position, and current industry, economic and market conditions;

•	the merger consideration consists solely of cash so that stockholders will have the opportunity to immediately realize a fair and certain value for their shares;

•

the historical price of Interpool common stock, particularly the fact that the merger consideration represents a premium of approximately: (i) 11.2% over the closing price of Interpool’s common stock on January 19, 2007, which was the day that Interpool announced the retention by the special committee of Blackstone as financial advisor in connection with its consideration of the proposal submitted by Martin Tuchman and (ii) 11.8% over the closing price of Interpool’s common stock on January 16, 2007, which was the day Interpool announced that it had received the proposal from Martin Tuchman to acquire Interpool at $24.00 a share and that it had formed the special committee to evaluate the proposal and (iii) 6.9% over the closing price of Interpool’s stock on April 18, 2007, the day preceding the announcement of the merger;

•

financial analyses and information provided by the special committee’s financial advisor, Blackstone, and the results of its due diligence investigations, including Blackstone’s discussions with management of Interpool regarding its financial performance and outlook;

•

the opinion of Blackstone that the consideration to be paid in the merger is fair, from a financial point of view, to the holders of Interpool common stock (other than Chariot, Merger Sub and their Affiliates);

•

the proposed financial and other terms of the merger and the merger agreement, and the terms and conditions of the merger agreement, including deal protection provisions that would permit the special committee to continue to exercise its fiduciary duties, including by responding to unsolicited acquisition proposals under specified circumstances, and permitting termination of the agreement by Interpool, under specified circumstances, including in the event the board of directors decides to accept a superior proposal and upon the payment of a $32.5 million termination fee, which the special committee believed to be reasonable;

•

the fact that the contingencies involved in the merger appeared acceptably limited, particularly because there is no financing condition, Chariot, as purchaser, has agreed to take all action required to avoid the imposition of any impediment to the merger by an antitrust regulator and the expectation that the parties will be able to consummate the merger without undue delay;

•

the special committee’s view that, considering all of the relevant factors (including stated value, likelihood of consummation, risks to achieving stockholder value and the other reasons described in this section) and in the exercise of its judgment, the merger was determined to be superior to the proposal made by Martin Tuchman and others to purchase Interpool, and superior to the option of remaining independent and not pursuing any transaction;

•

the fact that the transaction was the result of an extended, publicly disclosed auction process, in which 40 strategic and financial bidders were solicited and interested parties were allowed to conduct extensive due diligence on Interpool’s business and propose to acquire Interpool’s business;

•

the likelihood that the merger would be completed, including the special committee’s expectation that there will not be significant antitrust or other regulatory impediments to the transaction and that the receipt of third party consents is not a condition to the completion of the merger;

•

the terms of the debt and equity commitment letters, particularly the fact that Interpool would be entitled to enforce the equity commitment letter and the fact that the conditions to the debt financing were negotiated so as to increase the likelihood that those conditions will be satisfied;

•

the terms of the voting agreement between Chariot, Martin Tuchman, Warren Serenbetz and certain other Interpool stockholders, including the fact that the voting agreement would terminate if the merger agreement terminates;

•

the fact that Interpool’s stockholders will have the opportunity to approve or disapprove of the merger and, if the merger is approved, the availability of appraisal rights under Delaware law for the stockholders who properly exercise these rights; and

•

the presentation of Blackstone, including its opinion, dated April 20, 2007, to the special committee and the board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the merger consideration to be offered to holders of Interpool’s common stock, as more fully described in the section entitled “Opinion of Special Committee’s Financial Advisor.”

The special committee also considered potential risks or drawbacks relating to the merger, including the following:

•	the all-cash purchase price will not allow Interpool’s stockholders to participate in any future growth or earnings of Interpool;

•	the all-cash merger consideration will generally be taxable to Interpool stockholders upon completion of the merger;

•

the risks and costs if the merger is not completed, including the diversion of management and employee attention, potential employee attrition and the potential effect on Interpool’s business and customer relationships;

•

the fact that some of Interpool’s officers and directors have interests in the merger, described in the section entitled “Interests of Various Persons in the Merger,” that may be in addition to, or different from, the interests of Interpool stockholders;

•

the merger agreement’s restrictions on the conduct of Interpool’s business prior to completion of the merger, which may delay or prevent Interpool from undertaking business opportunities that may arise pending completion of the merger; and

•

as discussed above, the fact that a termination fee is payable to Chariot under specified circumstances, including in the event the board of directors decides to terminate the merger agreement to accept a superior proposal.

The special committee also considered the following factors relating to the procedural safeguards that the special committee believed were present to ensure the fairness of the merger and to permit the special committee to represent Interpool’s unaffiliated stockholders, which the special committee believed supported its decision and provided assurance as to the procedural fairness of the merger to Interpool’s unaffiliated stockholders:

•

that the special committee consists solely of directors who are not officers, employees or controlling stockholders of Interpool, are not affiliated with Chariot and are all independent of Interpool management;

•

that the members of the special committee will be adequately compensated for their services and that their compensation is not contingent on approving or consummating the merger agreement or any other particular potential strategic option;

•

that the special committee received the advice of its financial advisor and legal counsel who represented that they are, and whom the special committee determined to be, independent of Chariot and Interpool management in exercising their judgment and providing professional advice in connection with the special committee’s activities;

•

that the special committee considered a number of possible strategic options over the course of five months, and had, together with its financial advisor, access as needed to Interpool’s management; and

•

that the special committee and its independent advisor negotiated on an arms’-length basis with Chariot and its representatives, and that Martin Tuchman and Warren Serenbetz, each of whom is a Principal Stockholder, had no role in negotiating the terms of the merger agreement on behalf of Interpool.

The special committee expressly adopted the analysis and the opinion of Blackstone, among other factors considered, in assessing the value of Interpool as a going concern and reaching its determination as to the fairness of the transactions contemplated by the merger agreement. In the course of reaching its decision to recommend to the Interpool board of directors that it approve the merger agreement, the special committee did not consider the liquidation value of Interpool’s assets because it considers Interpool to be a viable going concern business. Further, the special committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Interpool as a going concern but rather is indicative of historical costs. In addition, Interpool’s net book value per share as of December 31, 2006 was substantially less than the $27.10 per share cash merger consideration.

Our Board of Directors. The Interpool board of directors, acting upon the unanimous recommendation of the special committee as described above, unanimously (i) determined that the merger is in the best interests of Interpool and its stockholders, and declared it advisable to enter into the merger agreement, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and (iii) resolved to recommend that the stockholders approve the adoption of the merger agreement and directed that such matter be submitted for consideration of the stockholders of Interpool at the stockholders meeting.

In deciding to approve the merger agreement and to recommend approval and adoption of the merger to Interpool’s stockholders, the board of directors considered a number of factors in addition to the recommendation of the special committee of independent directors. These factors included: (i) a variety of business, financial and market factors; (ii) financial analyses and information provided by the board of directors’ financial advisor, Evercore, including the opinion of Evercore that, as of the date of the opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the consideration to be received by the holders of Interpool’s common stock (other than affiliates of or holders of beneficial interests in Chariot, to the extent they also are holders of Interpool’s common stock) in the merger was fair, from a financial point of view, to such holders of Interpool’s common stock, and the results of Evercore’s due diligence investigations, including its discussions with management of Interpool regarding its financial performance and outlook; (iii) consultation with Interpool’s management team and with the board of directors’ legal advisors with respect to the merger agreement and related issues; (iv) each of the factors considered by the special committee in its unanimous recommendation, as described above; and (v) the unanimous recommendation of the special committee.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the board of directors did not attempt to quantify or otherwise assign weights to the information and specific factors it considered in reaching its determination, and individual directors may have given different weights to different information and different factors. The board of directors viewed its recommendation as being based on the totality of the information and factors presented to and considered by it.

Our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement.

PROJECTIONS

We do not as a matter of course make public projections as to our future performance or earnings. However, in connection with the discussions concerning the proposed merger, we furnished to Evercore, Blackstone, and potential purchasers, including Chariot, certain financial forecasts for Interpool prepared by our management and reviewed by our special committee. Certain information included in these forecasts is presented below.

These forecasts exclude certain small operations included in our historical financial statements that we deemed immaterial to our future results. To facilitate comparison with the forecasts, our actual results for 2005 and 2006 presented with these forecasts also exclude those operations. In addition, the actual results for 2005 and 2006 as presented with the forecasts excluded Container Applications International (CAI), which was a consolidated subsidiary in which we had owned a 50% common equity interest and appointed a majority of the members of its board of directors through September 30, 2006. We sold our common equity interest to CAI on

October 1, 2006. Further, the results for 2006 that are labeled as “actual” in the forecasts are based on the preliminary financial results for 2006 that were available at February 13, 2007, the date the forecasts were finalized. These results have not been updated to reflect our final financial results for 2006 as reported in our Annual Report on Form 10-K for the year ended December 31, 2006. Finally, certain revenue and expense items have been netted for purposes of these forecasts, which is not in accordance with the preparation of our financial statements under Generally Accepted Accounting Principles. For these reasons, the financial results presented for 2005 and 2006 as part of these forecasts differ from the results included in our SEC filings for those years.

Important Information About the Projections. We did not prepare these projections with a view to public disclosure and we include them in this proxy statement only because we made this information available to Chariot and to Evercore and Blackstone. We did not prepare the projections with a view to compliance with Generally Accepted Accounting Principles or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the projections. The projections represented our management’s best estimates as of February 13, 2007; however, the projections reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed effective interest rates and effective tax rates consistent with historical levels for Interpool, all of which are difficult to predict, many of which are beyond our control and none of which were subject to approval by Chariot. Accordingly, we cannot offer any assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Except to the extent required under the federal securities laws, we do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See “Cautionary Statement Regarding Forward-Looking Statements.”

The forecasts as of February 13, 2007, which were furnished to Evercore, Blackstone, and potential purchasers, including Chariot, included the following financial information:

Interpool, Inc. (a)

Projected Consolidated Statement of Operations Data

Amounts in Millions of U.S. Dollars

Prepared February 13, 2007

	2005 Actual	2006 Actual	2007 Forecast	2008 Forecast	2009 Forecast
Total Revenue	$367.0	$337.0	$372.1	$399.9	$439.6
EBITDAR	241.2	190.9	230.9	254.1	291.6
EBITDA	232.9	183.0	212.2	233.0	272.5
Net Income	56.5	101.5	55.5	62.2	76.7
Principal Collections on Direct Financing Leases (b)	—	92.5	112.6	103.7	104.5

(a)	Excludes CAI and certain small operations deemed immaterial to future results.
(b)	This information for 2005 was not included in the forecast package.

For purposes of these projections:

•	EBITDAR means earnings before interest, taxes, depreciation, amortization, and equipment rental expense;

•	EBITDA means earnings before interest, taxes, depreciation, and amortization; and

•	Principal collections on direct financing leases are shown as they represent an important component of cash flow that is not included in EBITDAR or EBITDA.

The principal assumptions of our management in preparing the projected financial information described above included:

•	Interpool continues to operate as a public company with no strategic transaction occurring.

•

Assumptions were made regarding the amount of capital expenditures (including the cost of new equipment), the pricing of new lease transactions and lease renewals, operating and administrative expenses, and future financing. These assumptions were based upon actual past experience and management’s estimates for the future.

•	It was assumed that the note receivable from CAI ($37.5 million) would be paid in full in September 2008.

OPINION OF INTERPOOL’S FINANCIAL ADVISOR

On April 20, 2007, Evercore delivered its oral opinion to our board of directors, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of our common stock (other than affiliates of or holders of beneficial interests in Chariot, to the extent they also are holders of our common stock) was fair, from a financial point of view, to such holders of our common stock.

The full text of the written opinion of Evercore, dated April 20, 2007, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is contained in Appendix B to this proxy statement and is incorporated by reference into this proxy statement. The summary of Evercore’s fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion in its entirety.

Evercore’s opinion is addressed to our board of directors, addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock pursuant to the merger agreement and does not address any other matter or constitute a recommendation to any Interpool stockholder as to how to vote at the special meeting. The following is a summary of Evercore’s April 20, 2007 opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Evercore, among other things:

•	Reviewed the merger agreement dated as of April 20, 2007;

•	Reviewed the voting agreement dated as of April 20, 2007;

•	Reviewed certain publicly available business and financial information relating to Interpool that Evercore deemed to be relevant;

•

Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to Interpool that were prepared and furnished to Evercore by the management of Interpool;

•	Reviewed certain financial projections relating to Interpool that were prepared by and furnished to Evercore by the management of Interpool;

•	Discussed the past and current operations, financial projections and current financial condition of Interpool with the management of Interpool;

•	Reviewed the reported prices and trading activity of our common stock;

•

Compared the financial performance of Interpool and the prices and trading activity of our common stock with that of certain publicly traded companies and their securities that Evercore deemed relevant;

•	Reviewed the publicly available financial terms of certain transactions that Evercore deemed relevant; and

•	Performed such other analyses and examinations and considered such other factors as Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore did not assume any responsibility for independently verifying the accuracy and completeness of the information reviewed by Evercore or reviewed for Evercore. For purposes of rendering Evercore’s opinion, members of our management provided Evercore certain financial projections related to Interpool. With respect to the financial projections of Interpool, which were furnished to Evercore, Evercore assumed that such financial projections were reasonably prepared by Interpool, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Interpool. Evercore expressed no view as to any such financial projections or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, with Interpool’s consent, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Interpool or the consummation of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Interpool or any of its subsidiaries, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Interpool or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Evercore as of, April 20, 2007. It is understood that subsequent developments may affect its opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of April 20, 2007, to the holders of our common stock (other than affiliates of or holders of beneficial interests in Chariot, to the extent they also are holders of our common stock) of the merger consideration. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might have been available to Interpool, nor did it address the underlying business decision of Interpool to engage in the merger. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Interpool and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses presented by Evercore to our board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 20, 2007, and is not necessarily indicative of current market conditions.

Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Evercore more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Evercore’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the process underlying Evercore’s opinion.

Analysis of Historical Trading Prices and Implied Transaction Premiums. Evercore reviewed the historical closing and intra-day prices of our common stock since January 16, 2004, the date that is three years prior to the date of the offer received from Mr. Tuchman, together with certain other supporting stockholders and Fortis, calculated the average daily closing prices of our common stock over various time periods, and noted the closing share price on selected dates including and prior to April 18, 2007. Evercore then calculated and compared the premium that the merger consideration represented relative to the average daily closing prices of our common stock for the selected periods and dates. The results of these calculations are summarized below:

	Historical Share Price	Premium of Merger Consideration of $27.10 Per Share to Historical Share Price
April 18, 2007 (Date of Evercore’s Analysis)	$25.35	6.9%
January 12, 2007 (1 Day Prior to January 16, 2004)	$23.64	14.6%
January 9, 2007 (1 Week Prior to January 16, 2004)	$23.46	15.5%
December 19, 2007 (4 Weeks Prior to January 16, 2004)	$23.01	17.8%
1 Month Average Prior to January 16, 2004	$23.51	15.3%
2 Month Average Prior to January 16, 2004	$23.44	15.6%
3 Month Average Prior to January 16, 2004	$23.71	14.3%
6 Month Average Prior to January 16, 2004	$22.47	20.6%
1 Year Average Prior to January 16, 2004	$21.29	27.3%
3 Year Average Prior to January 16, 2004	$19.91	36.1%
3 Year Maximum Prior to January 16, 2004	$24.99	8.4%
3 Year Minimum Prior to January 16, 2004	$14.00	93.6%

Leveraged Buyout Analysis. Evercore performed a leveraged buyout, or LBO, analysis of Interpool in order to ascertain the price of our common stock which might be attractive to a potential financial buyer based upon the financial projections provided by our management to Evercore. Evercore’s LBO analysis of Interpool was based on the financial projections covering the period between 2007 and 2009 (the “Projection Period”) prepared by and furnished by our management to Evercore. For the purposes of this analysis, EBITDA was adjusted to exclude costs attributable to being a public company.

Evercore assumed the following in its analysis: (i) a capital structure for Interpool consistent with the terms offered by an affiliate of Fortis Merchant Banking in connection with a potential transaction; (ii) $50 million of transaction expenses; (iii) a range of projected 2009 earnings exit multiples of 14.0x to 18.0x; and (iv) an equity investment that would achieve an annual rate of return over the Projection Period of between 18.0% and 26.0%. This analysis yielded implied per share present values of our common stock as shown below:

Implied Value per Share
Low	$24.43
High	$28.70

Discounted Cash Flows to Equity Analysis. Evercore performed a discounted cash flows to equity, or DCF, analysis, which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of Interpool was based on the financial projections covering the Projection Period prepared by and furnished by our management to Evercore.

Evercore calculated a range of implied per share values for our common stock determined by: (i) adding (a) the implied present value of our forecasted levered free cash flows (net income, plus depreciation and amortization, adjusted to reflect changes in working capital, deferred taxes, capital expenditures, collections on principal payments from finance leases and changes in assumed debt financing) for each year during the Projection Period, calculated by using an equity cost of capital range of between 10.0% and 12.0% (equity cost of capital is a measure of the expected return on a company’s equity securities), and (b) the implied present value of the terminal value of our future cash flows (the value of future cash flows at a particular point in time), calculated by multiplying the estimated net income for fiscal year 2009 by a range of multiples of 14.0x to 18.0x and discounting the result using an equity cost of capital range of between 10.0% and 12.0%; and (ii) dividing the amount resulting from the calculation described in clause (i) by the number of shares of our common stock outstanding, adjusted for certain restricted stock and stock options outstanding using the treasury stock method, as of the date of the merger agreement.

This analysis yielded implied per share present values of our common stock as shown below:

Implied Value per Share
Low	$21.99
High	$29.14

Peer Group Trading Analysis. Evercore calculated and compared price to earnings and price to book value multiples for Interpool and for the following nine publicly-traded companies:

•	Cosco Pacific Ltd.;

•	TAL International Group Inc.;

•	Trencor Ltd.;

•	Touax S.A.;

•	Cronos Group;

•	CIT Group;

•	Ryder System Inc.;

•	GATX Corp.; and

•	Financial Federal Corp.

Although none of the selected companies are, in Evercore’s opinion, directly comparable to Interpool, they were chosen because, in Evercore’s opinion, they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain of Interpool’s results, market size and product profile.

For each of the selected companies, Evercore calculated (i) price to earnings multiples by dividing the closing share price of each selected company as of April 18, 2007 by calendarized estimates for earnings per share in 2007 and 2008 of such company and (ii) price to book value multiples by dividing the equity market capitalization of each selected company as of April 18, 2007 by the book value of such company. All of these calculations were based on publicly available financial data including I/B/E/S International, Inc., or I/B/E/S, estimates. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts on companies of interest to investors.

Evercore then calculated these valuation multiples for Interpool (i) based on the closing price of our common stock as of April 18, 2007, and (ii) based on the merger consideration of $27.10 per share and the equity transaction value implied by the merger. The range of implied multiples that Evercore calculated is summarized below:

	Interpool		Public Market Trading Multiples (1)
	At Closing Price 4/18/07	At Merger Consideration	Mean	Median
Price / CY2007E Earnings	14.6x		14.5x
		15.8x		15.8x
Price / Book Value	1.5x		2.0x
		1.6x		1.9x

(1)	Calculated based on publicly available financial data, including I/B/E/S estimates for the selected companies.

Precedent Transactions Analysis. Evercore performed an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiples implied by the merger. Evercore identified and analyzed the following nine acquisition transactions that were announced between 2001 and 2007:

Target	Acquirer
Cronos Group	Investor Group
Carlisle Leasing International	Fortress Investment Group
CAI International (50% Stake)	CAI International
Transamerica Marine Leasing	Jordan Co.
General Car and Truck Leasing System	Ryder System Inc.
GE Capital TIPS	Flexivan Corp.
XTRA Corporation	Berkshire Hathaway
Interpool Rail Trailers	GE-TIP Intermodal
Rollins Truck Leasing	Penske Truck Leasing

Although none of the selected precedent transactions are, in Evercore’s opinion, directly comparable to the merger, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to the merger in certain respects for purposes of this analysis.

Evercore calculated equity value (i) as a multiple of net income during the last twelve months and (ii) as a multiple of book value implied by these selected precedent transactions. Evercore then calculated these valuation multiples for Interpool based on the merger consideration of $27.10 per share and the equity transaction value implied by the merger. The range of implied multiples that Evercore calculated is summarized below:

	Interpool at Merger Consideration	Precedent Transaction Multiples
		Mean		Median
Equity Value / Last Twelve Months Net Income	26.1x	15.0	x	14.5x
Equity Value / Book Value	1.6x	2.0	x	1.8x

Premiums Paid Analysis. Evercore identified and analyzed seventy-nine all cash acquisition transactions across all industries with transaction values between $1.0 billion and $3.0 billion that were announced since January 1, 2006. Using information from Thomson Financial Securities Data, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share consideration received in the transaction relative to the closing share price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the merger consideration relative to our common stock trading levels at and prior to January 16, 2004, the date that is three years prior to the date of the offer received from Mr. Tuchman, together with certain other supporting stockholders and Fortis. The results of this analysis are summarized below:

	Premium Paid, 1 Day Prior	Premium Paid, 1 Week Prior	Premium Paid, 4 Weeks Prior
Premium of Merger Consideration of $27.10 per Share to Historical Share Price (1)	14.6%	15.5%	17.8%
Premiums in All Cash Acquisitions between $1.0 billion and $3.0 billion
Mean	27.1%	28.9%	32.0%
Median	21.4%	23.9%	26.5%

(1)	Relative to Interpool’s closing share prices on January 12, 2007, January 9, 2007 and December 19, 2006, for 1 day prior, 1 week prior and 4 weeks prior, respectively.

General. In connection with the review of the merger by our board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Interpool. No company used in the above analyses as a comparison is directly comparable to Interpool, and no transaction used is directly comparable to the transactions contemplated by the merger agreement. Further, in evaluating comparable transactions, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Interpool and Evercore, such as the impact of competition on Interpool and the industry generally, industry growth and the absence of any adverse material change in the financial condition of Interpool or in the markets generally.

Evercore prepared these analyses for the purpose of providing an opinion to our board of directors as to the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than affiliates of or holders of beneficial interests in Chariot, to the extent they also are holders of our common stock). These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of Interpool, Evercore or their respective advisors, neither Interpool nor Evercore assumes responsibility if future results are materially different from those forecast.

The merger consideration to be received by the holders of our common stock pursuant to the merger agreement was determined through arm’s length negotiations between the special committee of our board of directors and Fortress and was approved by our board of directors. Evercore did not recommend any specific merger consideration to Interpool or our board of directors or that any given merger consideration constituted the only appropriate merger consideration for the merger.

Our board of directors selected Evercore as its financial advisor because it is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions. Pursuant to a letter agreement dated December 2, 2004, our board of directors engaged Evercore to act as our financial advisor in connection with the merger. Under the terms of this engagement letter, upon the successful completion of the merger, Evercore will receive a fee for its services of approximately $6.0 million, representing 0.75% of the price per share paid in the merger multiplied by the basic number of shares outstanding. In addition, upon delivery of the written opinion Evercore received a fee in the amount of $750,000 which will be fully credited against the aggregate amount of the fee payable upon successful completion of the merger. Interpool has reimbursed approximately $30,000 of Evercore’s expenses to date, pursuant to a provision of the engagement letter authorizing expense reimbursement. Pursuant to the terms of an indemnification agreement dated December 2, 2004, Interpool agreed to indemnify Evercore for certain liabilities arising out of its engagement.

In the ordinary course of business, Evercore and its affiliates may actively trade in the debt and equity securities, or options on securities, of Interpool, for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

OPINION OF SPECIAL COMMITTEE’S FINANCIAL ADVISOR

The special committee of Interpool’s board of directors retained Blackstone to provide it with financial advisory services in connection with a possible sale, merger or other strategic business combination involving Interpool. The special committee selected Blackstone to act as its financial advisor based on Blackstone’s qualifications, expertise and reputation as a financial advisor to special committees and proposed fees. At a meeting of the special committee on April 20, 2007, Blackstone rendered its oral opinion, subsequently confirmed in writing, that as of April 20, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the consideration to be received by the holders of Interpool’s common stock (other than Chariot, Merger Sub and their affiliates to the extent they also are holders of our common stock) was fair, from a financial point of view, to such holders of common stock.

The full text of the written opinion of Blackstone, dated April 20, 2007, is attached to this proxy statement as Appendix C and is incorporated by reference into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Blackstone in rendering its opinion. You are encouraged to read the entire opinion carefully. Blackstone’s opinion is directed to the special committee of Interpool’s board of directors and addresses only the fairness from a financial point of view as of the date of the opinion, of the consideration to be received by the holders of Interpool’s common stock (other than Chariot, Merger Sub and their affiliates to the extent they also are holders of our common stock) pursuant to the merger agreement. Blackstone’s opinion does not address any other aspects of the merger or the merger agreement. The opinion, and other views and analysis of Blackstone referenced throughout this proxy statement, do not constitute a recommendation to any stockholder of Interpool common stock as to how to vote at the special meeting to be held in connection with the merger or any other matter. The summary of the opinion of Blackstone set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Blackstone, among other things:

•	Reviewed certain publicly available financial statements and other historical information of Interpool;

•	Reviewed internal projections for Interpool developed by Interpool’s management team;

•	Reviewed publicly reported historical price and trading activity for Interpool’s common stock;

•	Analyzed the trading and operating statistics of selected comparable companies with publicly traded securities;

•	Analyzed the financial terms of certain transactions involving companies in comparable businesses;

•	Reviewed a draft of the Agreement and Plan of Merger dated April 18, 2007; and

•	Reviewed such other information, performed such other analyses and reviewed such other materials as Blackstone deemed appropriate.

In preparing its opinion, Blackstone relied on, without assuming responsibility for independent verification, the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to Blackstone by Interpool, its advisors or consultants or otherwise reviewed by or for Blackstone. With respect to financial and other projections prepared by Interpool, its advisors or consultants and the assumptions underlying those financial and other projections, including the amounts and the timing of all financial and other performance data, Blackstone assumed that they were reasonably prepared and represented management’s best estimates as of the date of their preparation. Blackstone expressed no view as to such analyses or forecasts or assumptions on which they were based. Blackstone relied upon the assurances of Interpool’s management that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In arriving at its opinion, Blackstone assumed that the merger will be effected in accordance with the terms and conditions set forth in the merger agreement without waiver or modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Chariot, Interpool or the merger.

While Blackstone reviewed our historical projected financial results, Blackstone did not make an independent evaluation or appraisal of our assets and liabilities. Blackstone also did not conduct a physical inspection of our properties and facilities. Blackstone’s opinion does not address Interpool’s underlying business decision to effect the merger and does not address any other aspects of the merger or the merger agreement. The opinion and the other views and analyses of Blackstone referenced throughout this proxy statement do not constitute a recommendation to any holder of Interpool common stock as to how to vote at the special meeting in connection with the merger or any other matter.

Blackstone’s opinion was necessarily based upon market, economic, financial and other conditions as they exist and could be evaluated as of April 20, 2007. Blackstone does not assume any responsibility to update or revise its opinion based on circumstances or events occurring after the date of its opinion.

Blackstone is an internationally recognized financial advisory firm. Blackstone, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions and restructurings, and valuations for corporate and other purposes. Funds operated by affiliates of Blackstone may, in the ordinary course of business, buy or sell securities of Interpool as well as securities of Fortress Investment Group LLC.

Financial Analyses of Blackstone. The following is a summary of the material financial analyses performed by Blackstone in connection with its opinion and the preparation of its written opinion letter dated April 20, 2007. In connection with arriving at its opinion, Blackstone considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis undertaken. The summary, however, does not purport to be a complete description of the analyses performed by Blackstone. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Blackstone. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 20, 2007, and is not necessarily indicative of current market conditions.

Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Blackstone more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Blackstone’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the process underlying Blackstone’s opinion.

Premiums Paid Analysis. A premiums paid analysis seeks to determine a range of implied values for a company by analyzing the premiums over the trading prices paid by purchasers of recently acquired companies in transactions similar to the proposed merger and applying those premiums to trading prices of the company. Blackstone performed a premiums paid analysis based upon the premiums paid in precedent public merger and acquisition transactions identified that were announced since 2002. Using publicly available information, Blackstone considered twenty-three precedent transactions in the machinery rental and leasing, marine, marine ports and services, finance leasing and loan making industries. These transactions met the following criteria:

•	all cash consideration;

•	a publicly traded target; and

•	a total transaction value between $500 million and $3.0 billion.

Blackstone analyzed the transactions to determine the median premiums paid for the target as determined using the stock price on the date that was one day, one week and one month prior to the deal announcement. Based on this premiums paid analysis, Blackstone determined that the median premiums paid in the selected comparable transactions were 13.2%, 12.5% and 17.8%, respectively. Blackstone compared these premiums to the premiums implied by the consideration to be paid in the merger for the Interpool’s common stock relative to Interpool’s undisturbed average closing price, one day, one week and one month prior to the announcement of Mr. Tuchman’s proposal to acquire Interpool. The results of this analysis are summarized below.

	Premium Paid, 1 Day Prior	Premium Paid, 1 Week Prior	Premium Paid, 1 Month Prior
Premium of merger consideration of $27.10 per share to historical share price	14.6%	15.5%	14.6%
Premiums in twenty-three representative transactions	13.2%	12.5%	17.8%

Applying the premiums paid in the representative transactions resulted in an implied per share equity value range of $26.39 to $27.85 per share of Interpool common stock, as compared to the merger consideration of $27.10 per share.

Comparable Company Analysis. Blackstone analyzed the market values and trading multiples of Interpool and of four publicly traded companies in the container leasing market that are competitive with Interpool. There are no publicly traded companies that are directly comparable to Interpool due to its mix of chassis and container leasing businesses. In selecting comparable companies for this analysis, Blackstone considered, among other factors, business mix, industry, size and performance. The selected comparable companies consisted of:

•	Cosco Pacific Limited;

•	TAL International Group, Inc.;

•	Trencor Limited; and

•	Touax S.A.

In examining these comparable companies, Blackstone calculated, among others:

•

the equity value to earnings multiples by dividing the equity value of each comparable company, as of April 13, 2007, by actual earnings in 2006 and estimated earnings in 2007 and 2008 of each such company; and

•	price-to-book-value multiples by dividing the equity value of each comparable company, as of April 13, 2007, by the book value of such company.

The equity value of the company is equal to the value of its fully diluted common equity. Except as otherwise noted herein, all historical data was derived from publicly available resources and all projected data for the selected companies was obtained from Wall Street research reports.

Blackstone observed the following:

	Equity Value/Net Income
Company	2006A	2007E		2008E		Price/ Book Equity
COSCO Pacific Limited	19.2x	17.0	x	15.3	x	2.6x
TAL International Group, Inc.	17.6x	16.2	x	13.7	x	2.2x
Trencor Limited	15.6x	NA		NA		1.7x
TOUAX S.A.	15.5x	12.0	x	10.1	x	1.8x
Mean	17.0x	15.1	x	13.0	x	2.1x
Median	16.6x	16.2	x	13.7	x	2.0x

Blackstone also calculated these valuation multiples for Interpool based on:

•	the closing price of our common stock as of April 13, 2007; and

•	the merger consideration of $27.10 per share and the equity transaction value implied by the merger.

Based on the analysis of the relevant metrics for each of the selected comparable companies, Blackstone selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Interpool financial statistic. This analysis yielded implied per share values for our common stock of $24.68 to $27.38, as compared to the merger consideration of $27.10 per share.

Although the comparable companies used in this analysis were compared to Interpool for purposes of this analysis, Blackstone noted that no company used in this analysis is identical to Interpool because of, among other factors, differences between the business mix, regulatory environment, operations and other characteristics of Interpool and the comparable companies. In evaluating comparable companies in selecting multiple ranges it used in the analysis, Blackstone necessarily made judgments and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Interpool, such as the impact of competition on the business of Interpool and on the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Interpool or the industry or in markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis. Blackstone reviewed and compared the proposed financial terms offered for Interpool to corresponding publicly available financial terms in eight selected announced acquisitions. In selecting these transactions, Blackstone reviewed certain transactions which occurred since 2000 in the container leasing and chassis leasing industry. In its analysis, Blackstone reviewed the following precedent transactions as of the date of announcement:

Acquiror	Target
Fortis Private Equity	The Cronos Group
CAI International Inc.	Interpool, Inc.’s 50% stake in CAI International Inc.
Fortress Investment Group LLC	Carlisle Leasing International
Consortium (led by The Jordan Company)	TAL International Group
Flexi-Van Leasing, Inc.	TIP Intermodal Services
Berkshire Hathaway Inc.	XTRA Corporation
TIP Intermodal Services	Interpool (50,000 intermodal and domestic rail containers)
Interpool, Inc.	Transamerica Leasing, Inc. (Intermodal Division)

In undertaking its analysis, Blackstone calculated equity value as:

•	a multiple of net income during the last twelve months; and

•	a multiple of book value implied by these selected precedent transactions.

The analysis revealed that the equity value to net income multiple range for the selected transactions ranged from 10.1x to 20.0x and that the equity value to book value multiple range for the selected transactions ranged from 1.6x to 3.6x.

Blackstone then calculated valuation multiples for Interpool based on the merger consideration of $27.10 per share and the equity transaction value implied by the merger.

Blackstone believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the proposed merger because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in our businesses, operations, financial condition and prospects and the businesses, operations, financial condition and prospects of the companies included in the comparable transaction analysis. Blackstone believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the proposed merger.

Based on the analysis of the relevant metrics for each of the selected comparable transactions, Blackstone selected representative ranges of financial multiples and applied these ranges of multiples to the relevant Interpool financial statistic. This analysis yielded implied per share values for our common stock of $24.70 to $27.40, as compared to the merger consideration of $27.10 per share.

Discounted Cash Flows to Equity Analysis. Blackstone performed a discounted cash flows to equity, or DCF, analysis of Interpool’s projected free cash flows for the period between July 1, 2007 and December 31, 2009, using projections and assumptions provided by Interpool’s management and assumed discount rates.

Blackstone estimated an implied equity value of Interpool using net income adjusted to reflect certain adjustments (including depreciation and amortization, gains or losses from the sale of equipment, changes in working capital, deferred taxes, proceeds from equipment sales, collections on principal payments from finance leases, capital expenditures, and net debt) for each year during the projection period, calculated by using an equity cost of capital range between 10.0% and 13.0%. This was then added to the implied present value of the terminal value of Interpool’s future cash flows (the value of future cash flows at a particular point in time), calculated by multiplying the estimated net income for fiscal year 2009 by a range of multiples from 14.5x to 16.5x and discounting the result using an equity cost of capital range between 10.0% and 13.0%.

Blackstone then divided the amount resulting from the calculation described above by the number of Interpool’s fully diluted shares.

Blackstone then compared this implied per share adjusted equity value range against the per share merger consideration, which indicated an implied per share adjusted equity reference range for Interpool of $22.26 to $26.81, as compared to the merger consideration of $27.10 per share.

General. In connection with the review of the merger by the special committee of Interpool’s board of directors, Blackstone performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Blackstone’s opinion. In arriving at its fairness determination, Blackstone considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Blackstone made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Blackstone may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Blackstone’s view of the value of Interpool. No company used in the above analyses as a comparison is directly comparable to Interpool, and no transaction used is directly comparable to the transactions contemplated by the merger agreement. Further, in evaluating comparable transactions, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Interpool and Blackstone, such as the impact of competition on Interpool and the industry generally, industry growth and the absence of any adverse material change in the financial condition of Interpool or in the markets generally.

Blackstone prepared these analyses for the purpose of providing an opinion to the special committee as to the fairness from a financial point of view of the merger consideration to be received by the holders of our common stock (other than Chariot, Merger Sub and their affiliates to the extent they also are holders of our common stock). These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors, assumptions with respect to industry performance, general business and economic conditions and other matters or events beyond the control of Interpool, Blackstone or our respective advisors, neither Interpool nor Blackstone assumes responsibility if future results are materially different from those forecast.

The merger consideration to be received by the holders of our common stock pursuant to the merger agreement was determined through arm’s length negotiations between the special committee of our board of directors and Fortress Investment Group LLC and was approved by our board of directors. Blackstone did not recommend any specific merger consideration to Interpool or the special committee or that any given merger consideration constituted the only appropriate merger consideration for the merger.

Blackstone Fees and Interpool Securities. Blackstone has acted as financial advisor to the special committee with respect to the merger and received fees of $250,000 and will receive an additional fee upon consummation of the merger of approximately $2,480,000, or 2.05% of the equity value of the transaction in excess of the equity value implied by the offer received from Mr. Tuchman. In addition, upon delivery of its written opinion, Blackstone received a fee in the amount of $800,000, which will be fully credited toward the aggregate amount of the fee payable upon successful completion of the merger. Interpool agreed to reimburse Blackstone for its out of pocket expenses; provided, that legal counsel expenses cannot exceed $50,000 without the special committee’s prior approval. Pursuant to the terms of an indemnification agreement dated January 4, 2007, Interpool agreed to indemnify Blackstone for certain liabilities arising out of the performance of such services (including the rendering of Blackstone’s opinion).

In the ordinary course of Blackstone and its affiliates’ businesses, Blackstone and its affiliates may actively trade or hold the securities of Interpool or Fortress Investment Group LLC for Blackstone’s own account or for others and accordingly may at any time hold a long or short position in such securities.

LITIGATION RELATED TO THE MERGER

In January and February 2007, three purported class actions were filed against Interpool, certain of its directors, certain of its shareholders, and Fortis Merchant Banking in the Superior Court of New Jersey (Dava Lipsky Trust v. Interpool, Inc. et al., No. C-000005-07, the “Lipsky Action”) and the Delaware Court of Chancery (Pomeranz v. Martin Tuchman et al., Civil Action No. 2676-N and Feliciano Martinez v. Martin Tuchman, et al., Civil Action No. 2739-VCS, now consolidated as In re Interpool, Inc. Shareholder Litigation, Civil Action No. 2739-VCS, the “Consolidated Action”).

These actions allege claims relating to a going-private transaction proposed by Interpool’s Chairman and Chief Executive Officer, Martin Tuchman, on January 16, 2007, pursuant to which Interpool’s shares owned by public stockholders, and a portion of the shares owned by Mr. Tuchman and certain stockholders supporting his proposal, were proposed to be purchased. The complaint in the Lipsky Action alleges breaches of fiduciary duty and conflicts of interest on the part of Interpool’s directors, among other things, and seeks declaratory, injunctive, and other relief, together with an award of attorneys’ fees and litigation expenses.

The complaint in the Consolidated Action overlaps the Lipsky Action. It also alleges, among other things, actual or anticipatory breaches by Interpool and Mr. Tuchman of a 2004 letter agreement in which Mr. Tuchman agreed not to transfer shares of Interpool’s common stock except under certain circumstances, and that certain corporate transactions entered into by Interpool in late 2005 and 2006, including the purchase by Interpool of approximately 1.5 million shares of stock from Mr. Tuchman in accordance with Interpool’s 1993 Stock Option Plan, were designed to facilitate the going-private transaction proposed by Mr. Tuchman. The Consolidated Action complaint seeks injunctive relief, rescission of the purchase of Mr. Tuchman’s shares, and an unspecified amount of damages.

On April 20, 2007, following Interpool’s announcement of the execution of the merger agreement, plaintiffs in the Consolidated Action and the Lipsky Action committed to inform Interpool whether or not they would proceed with their lawsuits. In addition, plaintiffs in each of the actions agreed that, until further notice, Interpool was not obligated to answer or otherwise respond to plaintiffs’ class action complaints or any outstanding discovery requests.

DELISTING OF INTERPOOL COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the SEC on account of our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to Interpool stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and pronouncements. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. The discussion applies only to shares of Interpool common stock that are held as capital assets. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Interpool stockholder in light of that Interpool stockholder’s personal investment circumstances, or those Interpool stockholders subject to special treatment under the United States federal income tax laws (for example, insurance companies, mutual funds, tax-exempt organizations, broker-dealers, financial institutions, traders in securities that elect to mark to market and United States expatriates). In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to Interpool stockholders who hold shares of Interpool common stock as part of a hedging, “straddle,” conversion or other integrated transaction, Interpool stockholders who acquired their shares of Interpool common stock through the exercise of employee stock options or other compensation arrangements or holders of options or warrants to acquire shares of Interpool common stock. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to an Interpool stockholder.

For purposes of this summary, a United States stockholder means a beneficial owner of Interpool stock that is (i) a citizen or resident of the United States, (ii) a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), (iii) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person or (iv) an estate the income of which is subject to United States federal income tax regardless of its source. A non-United States stockholder is a beneficial owner of Interpool stock (other than a partnership) that is not a United States holder. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of Interpool common stock, the United States federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them.

Consequences of the Merger to United States Stockholders. The surrender of Interpool common stock by United States stockholders in exchange for the merger consideration will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a United States stockholder will recognize gain or loss equal to the difference between the United States stockholder’s adjusted tax basis in the Interpool common stock surrendered in the merger, and the amount of cash received in exchange therefor. Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be short-term capital gain or loss if, at the effective time of the merger, the shares of Interpool common stock so surrendered were held for one year or less. If, at the effective time of the merger, the shares of Interpool common stock so surrendered were held for more than one year, the capital gain or loss will be long-term. In the case of United States stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Under the United States federal income tax backup withholding rules, unless an exemption applies, Chariot is required to and will withhold up to 28% of all payments to which a United States stockholder is entitled in the merger, unless the United States stockholder provides a tax identification number, or “TIN” (social security number, in the case of an individual, or employer identification number, in the case of other stockholders), and certifies under penalties of perjury that its TIN is correct, the stockholder is not subject to backup withholding and the stockholder is a United States person. Each United States stockholder should complete and sign the Form W-9 (or substitute Form W-9) that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain Interpool stockholders (including, among others, corporations) are generally not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld will be allowed as a credit against the United States stockholder’s United States federal income tax liability for that year.

Consequences of the Merger to Non-United States Stockholders. A non-United States stockholder that receives merger consideration in exchange for shares of Interpool common stock pursuant to the merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such non-United States stockholder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States stockholder (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States stockholder) or (iii) such non-United States stockholder’s Interpool shares constitute a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

A non-United States stockholder who is an individual present in the United States for 183 or more days during the taxable year of the merger and who meets certain other conditions will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses.

A non-United States stockholder whose gain is effectively connected with a United States trade or business will be subject to United States federal income tax on such gain on a net basis in the same manner as a United States stockholder. In addition, a non-United States stockholder that is a corporation may also be subject to a branch profits tax on its effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty.

If a non-United States stockholder’s Interpool shares constitute a “United States real property interest” under FIRPTA, such stockholder will be required to file a United States federal income tax return and will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a United States stockholder. A non-United States stockholder’s Interpool shares will not constitute a U.S. real property interest if Interpool is not and has not been a “United States real property holding corporation” for United States federal income tax purposes. We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-United States stockholder for Interpool common stock pursuant to the merger unless the stockholder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such stockholder’s federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service, or IRS. To avoid backup withholding, a non-United States stockholder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States stockholders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

THE TAX CONSEQUENCES SET FORTH ABOVE ARE FOR GENERAL INFORMATION PURPOSES ONLY AND ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES TO THE MERGER. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU IN VIEW OF YOUR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL AND REGULATORY APPROVALS

While we believe that we will receive the regulatory approvals and clearances for the merger that are described below in the third calendar quarter of 2007, we cannot offer assurances that the merger will receive the necessary regulatory approvals or as to the timing for the grant or denial of these approvals. Under the merger agreement, we and Chariot have agreed, among other things, to take any action, make any undertaking or receive any clearance or approval required by any governmental authority or applicable law, subject to the limitations described under “The Merger Agreement—Agreement to Cooperate; Antitrust and Regulatory Matters.”

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or “HSR Act,” and the rules and regulations promulgated thereunder applicable to the merger, the merger may not be completed until applicable waiting period requirements have expired or been terminated. We and Chariot filed the requisite notification reports with the Department of Justice and Federal Trade Commission on May 4, 2007. The waiting period under the HSR Act was terminated on May 11, 2007.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Chariot or Interpool or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances.

We conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Interpool and Chariot are currently reviewing whether filings or approvals may be required in jurisdictions that may be material to Interpool.

INTERESTS OF INTERPOOL’S DIRECTORS, EXECUTIVE OFFICERS AND VARIOUS OTHER PERSONS IN THE MERGER

General. Some of our executive officers and directors have interests in the merger that are or may be considered different from, or in addition to, the interests of our stockholders generally. Several of our executive officers, including two officers who are also directors, have employment agreements under which they may become entitled to specific benefits as a result of a qualifying termination after the merger. Completion of the merger will constitute a change in control for purposes of certain of these employment agreements. In addition, our executive officers may receive benefits pursuant to the terms of the merger agreement. Our board was aware of and considered these interests when it approved the merger agreement and the merger. These additional interests of our executive officers and directors in the merger, to the extent material, are described below.

Interests of Directors and Officers in Common Stock, Stock Options and Restricted Stock. As of the record date, our executive officers and directors owned an aggregate of 8,319,511 shares of Interpool’s common stock, entitling them to exercise approximately 28.3% of the voting power of such common stock entitled to vote at the special meeting, and options exercisable for 410,002 shares of Interpool common stock. In addition, two of our directors executed the voting agreement and each of those two directors is affiliated with other stockholders that executed the voting agreement (as described below).

Upon completion of the merger, each option to purchase shares of Interpool’s common stock held by our executive officers and directors, which is outstanding immediately prior to the effective time, whether or not then exercisable or vested, will be cancelled and the holder will be entitled to receive an amount in cash, without interest, based on the $27.10 per share merger consideration, less the exercise price, and each restricted stock award of Interpool’s common stock held by our executive officers and directors, whether or not then exercisable or vested, outstanding immediately prior to the effective time of the merger, will automatically vest and become free of all restrictions, will be cancelled and retired and will cease to exist, and will be converted into the right to receive an amount in cash, without interest, based on the $27.10 per share merger consideration.

If the merger were to be completed on July 1, 2007, the amounts received by our executive officers and directors in connection with the cash settlement of their unvested stock options and restricted stock awards (see “The Merger Agreement – Treatment of Interpool Stock Options”), based on currently available information, would be as follows:

Executive Officer or Director	Unvested Stock Option Settlement Amount	Restricted Stock Award Settlement Amount	Total Settlement Amount
Martin Tuchman	0	0	0
Arthur L. Burns	0	0	0
James F. Walsh	$55,998	0	$55,998
Richard W. Gross	0	$62,709	$62,709
Herbert Mertz	$151,250	$18,184	$169,434
Brian Tracey	0	$28,672	$28,672
Christopher N. Fermanis	0	$68,455	$68,455
William Geoghan	0	$13,821	$13,821
Allen M. Olinger	0	0	0
Clifton H.W. Maloney	$81,147	0	$81,147
Michael S. Mathews	$81,147	0	$81,147
Warren L. Serenbetz, Jr.	$81,147	0	$81,147
William J. Shea	$81,147	0	$81,147
Joseph J. Whalen	$81,147	0	$81,147
Robert L. Workman	$89,100	0	$89,100

The Voting Agreement. The Principal Stockholders (which include Martin Tuchman, Interpool’s Chairman and Chief Executive Officer, and other significant stockholders of Interpool) together owned approximately 47.88% of Interpool’s shares of common stock outstanding on the record date for the special meeting.

Pursuant to the voting agreement, each stockholder signatory thereto agreed to vote a specified percentage of the shares that such stockholder owns or acquires in favor of the merger agreement and against any action or acquisition proposal that is inconsistent with the merger, with all such stockholders agreeing to so vote an aggregate of at least 40% of Interpool’s common stock outstanding on the record date for the special meeting. In addition, each such stockholder has agreed not to transfer or encumber any of such stockholder’s shares of Interpool common stock that are subject to the voting agreement.

Each stockholder’s obligation to vote and not to transfer or encumber the applicable shares will terminate (a) upon the mutual agreement of the parties or (b) immediately upon the earliest of (1) the effective time of the merger, (2) notice of such termination by Chariot to the Principal Stockholders, and (3) the date on which the merger agreement is terminated in accordance with its terms.

Two of our directors, one of whom is also an executive officer of Interpool, have executed the voting agreement and are affiliates of other Principal Stockholders which have executed the Voting Agreement, as follows:

•

Martin Tuchman, Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer of Interpool, is a director of Princeton International Properties, Inc. and Kingstone Capital Group, LLC, both of which have executed the voting agreement; and

•

Warren L. Serenbetz, Jr., a director of Interpool, is a director of Hickory Enterprises, L.P. and The Radcliff Group, Inc. and related to Warren L. Serenbetz, Paul Serenbetz, Stuart W. Serenbetz, Clay R. Serenbetz and Thelma R. Serenbetz, all of whom have executed the voting agreement.

See “Opinion of Interpool’s Financial Advisor,” “Opinion of Special Committee’s Financial Advisor” and “Stock Ownership of Management and Certain Stockholders of Interpool.”

Employment Agreements. We have previously entered into employment agreements with each of our executive officers that provide severance benefits to the executives upon certain qualifying terminations of employment. The severance benefits are payable upon a termination at any time by us without “cause” and generally, after a “change of control,” also upon a termination by the executive with “good reason” (as such terms are defined in the employment agreements). Mr. Tuchman’s agreement does not have any provisions relating to a change of control or termination with good reason, but Mr. Tuchman has a separate change-of-control bonus arrangement described below. Except for Mr. Tuchman’s agreement, the completion of the merger will constitute a change of control under the executives’ agreements. As a consequence some of these executive officers may have “good reason” in certain circumstances after completion of the merger to terminate employment and receive the severance benefits. One example of “good reason” would be a substantial adverse alteration of the scope, nature or status of the executive’s responsibilities. In the case of Mr. Burns’ agreement the change of control itself constitutes “good reason.”

If the employment of an executive officer other than Mr. Tuchman is terminated by us without “cause” or by an executive officer for “good reason,” then we will be obligated to pay the executive officer the following cash and benefits (which are quantified below as to each executive officer):

(1)	any accrued but unpaid base salary, benefits and bonus through the date of termination of employment;

(2)	payment for any accrued, unused vacation as of the effective date of termination;

(3)	any performance-based bonus previously earned but not paid;

(4)	any other normal post-termination benefits (if any);

(5)	in the case of Messrs. Walsh, Gross and Mertz, continuation of each executive officer’s base salary, target bonus and medical benefits for two years following the termination (at the executive officer’s election the two years of base salary and target bonus may be paid in a lump sum);

(6)	in the case of Mr. Burns, continuation of his base salary, target bonus and medical benefits for three years following the termination (at his election the three years of base salary and target bonus may be paid in a lump sum); and

(7)	each of these employment agreements provides that, if the total payments the executive receives in connection with the change of control (whether or not under the employment agreement) would be subject to the parachute excise tax, then payments under the employment agreement will be reduced so that no such tax is imposed, but only if the net benefit for the executive, after paying the income taxes on the total payments and benefits (as so reduced), is greater than or equal to what his net benefit would be if the total payments were not reduced and he had to pay both the income taxes and the parachute excise tax.

Mr. Tuchman’s employment agreement provides that if we terminate the agreement without cause, his salary continues for the remainder of his “employment period” (at least seven years, as defined in the employment agreement) and he will be reimbursed for all costs of health-related services or care for his spouse and himself for the remainder of the term of his employment agreement and for an additional five-year period thereafter. Mr. Tuchman also has a separate change-of-control bonus arrangement under which there will be a bonus payable equal to the product of (i) $6.02, multiplied by (ii) the number of fully diluted shares of our common stock, multiplied by (iii) 0.015.

If the merger were to be completed on July 1, 2007, and if there were a qualifying termination of the employment of each executive officer immediately thereafter, the estimated total of the cash severance pay, any bonus arrangement and the value of severance benefits for each executive officer would be as follows: Martin Tuchman—$11,304,201; Arthur L. Burns—$1,717,648; James F. Walsh—$1,110,298; Richard W. Gross—$1,097,432; Herbert Mertz—$1,055,242; Brian Tracey—$854,500; Christopher N. Fermanis—$182,000; William Geoghan—$139,000; and Allen M. Olinger—$225,577.

Indemnification and Insurance. Chariot and the surviving corporation will cause all rights to indemnification, advancement of expenses and exculpation in favor of any present or former director or officer of Interpool or any Interpool subsidiary in effect as of the date of the merger agreement to continue for at least six years after the merger or longer, if such a period is provided for in the applicable agreement in effect as of the date of the merger agreement.

Chariot and the surviving corporation will, jointly and severally, indemnify each present and former director and officer of Interpool or any Interpool subsidiary to the fullest extent allowed by applicable law for all acts and omissions arising out of or relating to their services as directors or officers of Interpool or its subsidiaries prior to the effective time. If any such director or officer becomes involved in any legal action in connection with any matter occurring prior to or at the effective time, Chariot and the surviving corporation will, jointly and severally, pay as incurred such directors or officer’s legal fees, costs and expenses incurred in connection with such legal action, subject to Chariot’s or the surviving corporation’s (as applicable) receipt of an undertaking by or on behalf of such director or officer, if required by the DGCL, to repay such fees, costs and expenses if it is ultimately determined under applicable laws that such director or officer is not entitled to be indemnified.

Chariot and the surviving corporation, jointly and severally, will maintain, in effect until at least six years after the merger, the officers’ and directors’ liability insurance policies maintained by Interpool and its subsidiaries or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time so long as Chariot and the surviving corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by Interpool for such insurance prior to the date of the merger agreement, being the maximum premium. If Chariot or the surviving corporation are unable to obtain such insurance coverage for an amount less than or equal to the maximum premium, Chariot and the surviving corporation will, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the maximum premium.

MERGER FINANCING; SOURCE AND AMOUNT OF FUNDS

Financing. Chariot estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $948.0 million, which includes approximately $896.1 million to be paid out to Interpool’s stockholders and holders of other equity-based interests in Interpool, with the remainder to be applied to pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. Chariot has advised Interpool that Chariot may also seek to refinance certain indebtedness of Interpool in connection with the merger. The amounts necessary to complete the merger and to repay indebtedness are expected to be funded by a combination of equity contributions by affiliates of Fortress Investment Group LLC and debt financing. Notwithstanding such arrangements, the obligations of Chariot and Merger Sub under the merger agreement are not subject to any financing condition.

Equity Financing. Chariot has received an equity commitment letter dated April 20, 2007 pursuant to which affiliates of Fortress have agreed to provide equity financing of $750.0 million to Chariot as a source of funds required to consummate the transactions contemplated by the merger agreement. The obligations of such affiliates of Fortress to provide the equity financing on the terms outlined in the equity commitment letter are subject to the satisfaction or waiver of specified conditions to the obligations of Chariot set forth the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger.”

Debt Financing. Chariot has received a senior secured credit facilities commitment letter dated April 9, 2007 made by Citigroup Global Markets Realty Corp. and Bear, Stearns & Co. Inc., or the “lenders”, for the senior secured credit facilities in an aggregate principal amount of up to $670.0 million. The obligation of the lenders to provide the debt financing on the terms outlined in the senior secured credit facilities commitment letter is subject to the following conditions, among others:

•

the preparation, negotiation, execution and delivery of definitive documentation with respect to the senior secured credit facilities customary for similar transactions, including credit agreements, security agreements, intercreditor agreements (if any) and guarantees incorporating substantially the terms and conditions outlined in the senior secured credit facilities commitment letter and otherwise reasonably satisfactory to the lenders and their counsel;

•

the absence of any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a “Company Material Adverse Effect” (as such term is defined in the merger agreement);

•

the merger will have been consummated or will be consummated simultaneously with or immediately following the closings of the senior secured credit facilities in accordance with the merger agreement and all other related documentation (without amendment, modification or waiver thereof which is materially adverse to the lenders without their prior consent);

•	the equity investments described above in the description of the equity commitment letter will have been made;

•

the lender acting as agent pursuant to the senior secured credit facilities will have received satisfactory evidence that certain loans outstanding under, and certain other amounts due in respect of, certain indebtedness of Interpool will have been repaid in full (or satisfactory arrangements made for such repayment) and the related commitments will have been permanently terminated;

•	the lenders will have received certain unaudited financial statements of Interpool, all of which will be prepared in accordance with generally accepted accounting principles;

•

the lenders will have received (i) a pro forma consolidated balance sheet of the borrower as of the closing date of the merger, after giving effect to the merger, together with a certificate of an authorized officer, acceptable to the lenders to the effect that (a) such financial statements (other than projections) accurately present in all material respects the pro forma financial position of Interpool and its subsidiaries in accordance with generally accepted accounting principles, and (b) all financial projections have been prepared in good faith based upon assumptions believed by management to be reasonable at the time made, and (ii) the most recent projections for Interpool through the 2009 fiscal year;

•

all actions, documents and instruments required to perfect the security interest of the lenders in the collateral securing the senior secured credit facilities will have been executed and delivered and, if applicable, be in proper form for filing, and none of such collateral will be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions as may be permitted by the loan documents; and

•

the lenders will have received (i) customary and reasonably satisfactory legal opinions, corporate documents (including know your customer information) and certificates, including a certificate from an authorized officer of the borrower regarding the solvency of Chariot and its subsidiaries after giving effect to the merger and the loans, and (ii) payment of fees and expenses.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The documentation governing the debt financing facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement.

APPRAISAL RIGHTS

If the merger is consummated, Delaware law entitles the holders of record of shares of Interpool common stock that follow the procedures specified in Section 262 of the DGCL to have their shares appraised by the

Delaware Court of Chancery and to receive the “fair value” of these shares as of the completion of the merger as determined by the court instead of the merger consideration. In order to exercise these rights, you must demand and perfect your rights in accordance with Section 262. The following is a summary of the material provisions of Section 262 and is qualified in its entirety by reference to Section 262, a complete copy of which is attached as Appendix C to this proxy statement. Stockholders intending to exercise appraisal rights should carefully review Section 262 as well as the information discussed below. Failure to follow precisely the procedures set forth in Section 262 may result in a termination or waiver of these rights.

If you elect to exercise the right to an appraisal under Section 262, you must do all of the following:

•

file with Interpool at its main office in Princeton, New Jersey, a written demand for appraisal of shares of Interpool common stock held before the vote is taken on the merger agreement and the merger at our special meeting, which demand must identify the Interpool stockholder and expressly request an appraisal. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement because voting against or abstaining from voting or failing to vote on the merger agreement will not constitute a demand for appraisal within the meaning of Section 262;

•

not vote in favor of, or consent in writing to, the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy card that does not specify a vote against approval and adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previously filed written demand for appraisal; and

•	continuously hold shares of Interpool common stock through the completion of the merger.

All written demands for appraisal should be addressed to Interpool, Inc., 211 College Road East, Princeton, NJ 08540, Attention: Secretary, before the vote is taken on the merger agreement at the special meeting, and should be executed by, or on behalf of, the holder of record of the relevant shares of Interpool common stock, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. This demand must reasonably inform Interpool of the identity of the stockholder and that the stockholder is thereby demanding appraisal of the stockholder’s shares of Interpool common stock.

Within ten days after the completion of the merger, the surviving corporation of the merger will give written notice of the completion of the merger to each Interpool stockholder that has satisfied the requirements of Section 262 and has not voted for or consented to the proposal to approve and adopt the merger agreement and the merger. We refer to such a stockholder as a “dissenting stockholder.” Within 120 days after the completion of the merger, the surviving corporation or any dissenting stockholder may file a petition in the Delaware court demanding a determination of the fair value of the shares of Interpool common stock that are held by all dissenting stockholders. We advise any dissenting stockholder desiring to file this petition to file on a timely basis unless the dissenting stockholder receives notice that a petition has already been filed by the surviving corporation or another dissenting stockholder.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights. The court then will determine the fair value of the shares of Interpool common stock held by the dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining the fair value, the court will take into account all relevant factors. The court may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding may be determined by the court and charged against the parties as the court determines to be equitable under the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the shares of Interpool common stock of stockholders entitled to such interest. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Interpool common stock entitled to appraisal.

From and after the completion of the merger, no dissenting stockholder will have any rights of an Interpool stockholder with respect to that dissenting stockholder’s shares for any purpose, except to receive payment of its fair value and to receive payment of dividends or other distributions on that dissenting stockholder’s shares of Interpool common stock, if any, payable to Interpool stockholders of record as of a date prior to the completion of the merger. If a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the merger consideration. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

THE MERGER AGREEMENT

This section of the proxy statement summarizes the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety. The complete text of the merger agreement is attached as Annex A to this proxy statement and this summary is qualified in its entirety by reference to the merger agreement.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. IT IS NOT INTENDED TO PROVIDE ANY OTHER FACTUAL INFORMATION ABOUT INTERPOOL, CHARIOT OR MERGER SUB. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES TO THE MERGER AGREEMENT. THE REPRESENTATIONS AND WARRANTIES REFLECT NEGOTIATIONS BETWEEN THE PARTIES TO THE MERGER AGREEMENT AND, IN CERTAIN CASES, MERELY REPRESENT RISK ALLOCATION DECISIONS AMONG THE PARTIES AND MAY NOT BE STATEMENTS OF FACT. AS SUCH, THE REPRESENTATIONS AND WARRANTIES ARE SOLELY FOR THE BENEFIT OF THE PARTIES TO THE MERGER AGREEMENT AND MAY BE LIMITED OR MODIFIED BY A VARIETY OF FACTORS, INCLUDING: SUBSEQUENT EVENTS, INFORMATION INCLUDED IN PUBLIC FILINGS, DISCLOSURES MADE DURING NEGOTIATIONS, CORRESPONDENCE BETWEEN THE PARTIES AND DISCLOSURE SCHEDULES TO THE MERGER AGREEMENT. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES MAY NOT DESCRIBE THE ACTUAL STATE OF AFFAIRS AT THE DATE THEY WERE MADE OR AT ANY OTHER TIME AND YOU SHOULD NOT RELY ON THEM AS STATEMENTS OF FACT.

THE MERGER

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement and the DGCL, Merger Sub will be merged with and into Interpool, the separate corporate existence of Merger Sub will cease, and Interpool will continue as the surviving corporation. We sometimes refer to the surviving corporation in the merger as the “surviving corporation.”

CLOSING OF THE MERGER

The closing of the merger will take place on the third business day after the day on which the last condition to the completion of the merger set forth in the merger agreement is satisfied or validly waived or at such other time as Interpool and Chariot may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. We sometimes refer to the time of the filing of such certificate as the “effective time.”

CONSIDERATION TO BE RECEIVED BY INTERPOOL STOCKHOLDERS IN THE MERGER

At the effective time, each outstanding share of Interpool common stock (other than shares held by Chariot (or any of its wholly-owned subsidiaries)) or Interpool (or any of its subsidiaries) and other than shares held by stockholders who have not voted in favor of the merger or consented to it in writing and properly exercising appraisal rights pursuant to Section 262 of the DGCL) automatically will, by virtue of the merger and without any action by the holder thereof, be converted into the right to receive $27.10 in cash, without interest (subject to any withholding tax). We refer to this amount as the “merger consideration.” All shares of Interpool common stock held by Chariot, Interpool, and their respective wholly-owned subsidiaries will be retired and cancelled and no payment will be made in respect of those shares.

Pursuant to Delaware law, holders of shares of Interpool common stock will have the right to dissent from the merger and receive the fair value of their shares.

TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK AWARDS AND WARRANTS

At the effective time of the merger, each option to purchase shares of Interpool’s common stock which is outstanding immediately prior to the effective time, whether or not then exercisable or vested, will be cancelled and the holder will be entitled to receive an amount in cash, without interest, equal to the product of (1) the amount by which merger consideration exceeds the applicable per share exercise or purchase price of such option, and (2) the aggregate number of shares subject to such option, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options for which the exercise price exceeds the merger consideration.

At the effective time of the merger, each restricted stock award of Interpool’s common stock, whether or not then exercisable or vested, outstanding immediately prior to the effective time of the merger, will automatically vest and become free of all restrictions, will be cancelled and retired and will cease to exist, and will be converted into the right to receive an amount in cash, without interest, equal to the product of (1) the merger consideration in respect of the restricted stock award, and (2) the aggregate number of shares subject to such award, and less any amount required to be withheld under applicable law.

At the effective time of the merger, each warrant to acquire shares of Interpool common stock, whether or not then exercisable or vested, will be converted into a right to receive an amount in cash, without interest, equal to the product of (1) the amount by which merger consideration exceeds the applicable per share exercise or purchase price of such warrant and (2) the aggregate amount of shares subject to such warrant, and less any amount required to be withheld under applicable law.

PAYMENT PROCEDURE

At or prior to the effective time, Chariot will provide funds to the paying agent in amounts sufficient for the payment of the aggregate merger consideration to holders of shares of Interpool common stock.

As promptly as practicable (but not later than three business days) following the effective time, Chariot will cause the paying agent to mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will explain how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without the letter of transmittal you will receive after the special meeting.

You will not be entitled to receive the merger consideration until you surrender your Interpool stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. No interest will accrue or be paid on any amount payable upon surrender of the certificates. The merger consideration may be paid to a person other than the person in whose name the surrendered certificate is registered so long as (A) the surrendered certificate is accompanied by all required documents to evidence and effect the transfer and (B) the person requesting payment must either pay any applicable stock transfer taxes or establish, to the satisfaction of Chariot and the paying agent, that such stock transfer taxes have been paid or are not applicable.

At the effective time, Interpool’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Interpool common stock that were outstanding immediately prior to the effective time.

Chariot, the surviving corporation and the paying agent are entitled to deduct and withhold from any merger consideration payable under the merger agreement such amounts required to be deducted or withheld under applicable laws.

None of the paying agent, Chariot or the surviving corporation will be liable to any person for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of Interpool common stock for one year after the effective time will be delivered, upon demand, to Chariot. If you have not surrendered your shares within one year after the merger effective time, you may only look to Chariot for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to make an affidavit of that fact and to post a bond in the form and amount reasonably required by Chariot as indemnity against any claim that may be made against Chariot on account of the alleged loss, theft or destruction of such certificate.

Following the execution of the merger agreement we will mail to all stock option, restricted stock award, and warrant holders, a letter describing the treatment and payment of such rights and will provide instructions for the use in obtaining payment for such rights. Chariot, from the effective time forward, agrees to maintain sufficient liquid funds to satisfy its obligations to all such holders.

REPRESENTATIONS AND WARRANTIES

Interpool’s Representations and Warranties. In the merger agreement, Interpool makes certain representations to Chariot and Merger Sub with respect to itself and its subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter delivered in connection therewith. These include representations and warranties relating to, among other things:

Interpool and its subsidiaries’ due organization, valid existence, good standing in the respective jurisdictions of organization and jurisdictions where it and its subsidiaries are doing business and power and/or authority to operate such businesses;

Interpool’s power and authority to enter into, and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, subject to obtaining stockholder approval;

the recommendation of the special committee to Interpool’s board of directors to approve the merger agreement and Interpool’s board of directors’ adoption and approval of the merger, merger agreement and the transactions contemplated by the merger agreement;

•	that the execution, delivery and performance of the merger agreement has been duly authorized, subject to obtaining stockholder approval;

•	the enforceability of the merger agreement against Interpool;

•	the charter and bylaws or the equivalent organizational documents of Interpool and its subsidiaries that were made available to Chariot;

•

the minutes of meetings of the stockholders, the boards of directors and all committees of the boards of directors (other than the special committee) held since January 1, 2004 that were made available to Chariot;

•

subsidiaries of Interpool, the jurisdictions of their organization, the equity interests held by Interpool and the absence of any liens on Interpool’s ownership of the equity interests in its subsidiaries;

•	consents and approvals of governmental or regulatory entities required as a result of the merger;

•

the absence of conflicts with, or breaches or violations of Interpool’s organizational documents, applicable laws or orders or certain contracts as a result of entering into or performing the merger agreement or consummating the merger;

•

consents, approvals or other authorization of, filings with, or notification to anyone under certain contracts required as a result of entering into or performing the merger agreement or consummating the merger;

•	any termination, cancellation, amendment, modification, or acceleration of any rights under certain contracts caused by entering into or performing the merger agreement or consummating the merger;

•	any liens on Interpool’s assets caused by entering into or performing the merger agreement or consummating the merger;

•	Interpool’s capitalization and the capitalization of its subsidiaries;

•	the vote of Interpool’s stockholders required in connection with the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•

any stockholder agreements or voting agreements which Interpool or its subsidiaries are a party to with respect to the voting of any shares of capital stock of Interpool or any of its subsidiaries other than the voting agreement with the Principal Stockholders;

•	Interpool’s SEC filings since January 1, 2004 and the financial statements contained therein, and internal control over financial reporting;

•

the absence of liabilities required to be recorded on a balance sheet under GAAP, other than as set forth on Interpool’s consolidated December 31, 2006 balance sheet on Form 10-K and ordinary-course liabilities incurred since December 31, 2006 that would not have a material adverse effect on Interpool;

•	conduct of business in the ordinary course and the absence of certain material changes or events since December 31, 2006;

•	the absence of litigation or outstanding court orders against Interpool or its subsidiaries;

•	the material contracts of Interpool and its subsidiaries, the absence of any breach or violation of, or default under any material contract;

•	Interpool’s employee benefit plans;

•	labor matters affecting Interpool and its subsidiaries;

•	tax matters affecting Interpool and its subsidiaries;

•	environmental matters affecting Interpool and its subsidiaries;

•	the intellectual property owned or used by Interpool and its subsidiaries;

•	real and personal property owned and leased by Interpool and its subsidiaries and title to assets;

•

possession of all licenses and permits necessary to operate Interpool and its subsidiaries’ properties and carry on their respective businesses and the absence of any conflict with, or default or violation of, applicable laws or such permits;

•	the insurance policies of Interpool and its subsidiaries;

•

action taken by Interpool’s board of directors to ensure the non-application of the restrictions on business combinations or stockholdings contained in Section 203 of the DGCL to the merger and the other transactions contemplated by the merger agreement;

•	the absence of certain interested party transactions since January 1, 2004;

•	delivery to the special committee of the fairness opinion of Blackstone; and

•	the absence of any undisclosed broker’s or finder’s fees other than fees payable to Blackstone and Evercore.

Many of Interpool’s representations and warranties are qualified such that they are not breached if Interpool fails to disclose matters that would not have a material adverse effect on Interpool. For the purposes of the merger agreement, a material adverse effect is any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets or financial condition of Interpool and its subsidiaries taken as a whole or would prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement or prevent or materially impair or delay the ability of Interpool to perform its obligations under the merger agreement. No event, circumstance, change or effect resulting from the following, alone or in combination, constitute, or are taken into account in determining whether there has been, or will be, a material adverse effect with respect to Interpool:

•	a change in general political, economic or financial market conditions;

•

changes affecting the industries generally in which Interpool or its subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on Interpool and its subsidiaries as compared to other persons in the industries in which Interpool and its subsidiaries conduct businesses);

•	any change in applicable law or interpretations thereof or any change in GAAP or other accounting principles or requirements;

•

any natural disaster, epidemic, acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on Interpool and its subsidiaries as compared to other persons in the industry in which Interpool and its subsidiaries conduct business);

•	the announcement of the execution of the merger agreement or the pendency or consummation of the merger or any other transactions contemplated by the merger agreement;

•	any decline in the market price, or change in trading volume, of Interpool common stock; or

•	compliance with the terms of the merger agreement or with the prior written consent of Chariot.

In addition, many of Interpool’s representations and warranties are qualified as to the actual knowledge of Martin Tuchman, Arthur L. Burns, James F. Walsh, Richard W. Gross and Herbert Mertz, executive officers of Interpool. This means that if a particular representation or warranty is not true, unless one or more of such individuals knew of such failure to be true and accurate, such failure will not result in a breach of the merger agreement.

Chariot’s and Merger Sub’s Representations and Warranties. In the merger agreement, Chariot and Merger Sub make certain representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter delivered in connection therewith. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and corporate power to operate their businesses;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	that the execution, delivery and performance of the merger agreement has been duly authorized;

•	the enforceability of the merger agreement against them;

•	required consents and approvals of governmental entities as a result of the merger;

•

the absence of conflicts with or breaches or violations of their organizational documents, applicable laws or orders, or certain contracts as a result of entering into or performing the merger agreement or consummating the merger;

•

consents, approvals or other authorizations of, or filings with, or notifications to anyone under certain contracts required as a result of entering into or performing the merger agreement or consummating the merger;

•	the absence of any business activities or operations of Merger Sub;

•

their capital resources, including in particular the equity funding and the debt financing which will provide Chariot with acquisition financing at the effective time sufficient to make the payments of merger consideration, refinance any of Interpool’s indebtedness that is to be refinanced and payment of all the expenses in connection with the merger and the transactions contemplated by the merger agreement;

•

that immediately following the merger, the surviving corporation and its subsidiaries, as a whole, will not: be insolvent; have incurred debts beyond its ability to pay as they become due; or be engaged in business or a transaction for which its property would constitute unreasonably small capital;

•

that no transfer of property is being made or obligation is being incurred in connection with the transactions contemplated by the merger agreement with the intent to hinder, delay or defraud either present or future creditors of Chariot, Merger Sub, Interpool or its subsidiaries;

•	the absence of litigation or outstanding court orders against them that would materially delay or prevent the consummation of the merger;

•	clarification that Interpool will not be responsible for any broker’s or finder’s fees based upon arrangements made by or on behalf of Chariot or Merger Sub; and

•	that Fortress Fund IV GP L.P., which has executed the confidentiality agreement dated January 31, 2007 with Interpool, has complied with the terms of such agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

From the date of the merger agreement to the closing date, without the prior consent of Chariot (which consent must not be unreasonably withheld or delayed), Interpool agrees that it will, and will cause its subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and use commercially reasonable efforts to preserve intact their respective present business organizations to keep available the services of present officers and key employees and to preserve the good will of Interpool’s customers, suppliers and other persons with which they have business relationships.

In addition, Interpool agreed, during the same period, not to take any of the following actions, or cause its subsidiaries to take such actions without the prior written consent of Chariot (which consent must not be unreasonably withheld or delayed):

•	amend its charter, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

•

make, declare or pay any dividend or distribution of stock or property on any share of Interpool capital stock (except for Interpool’s regularly scheduled quarterly dividends in an amount not to exceed $.25 per share of common stock per quarter, dividends by a wholly owned subsidiary of Interpool to other subsidiaries or to Interpool, and dividends or distributions on the capital securities of Interpool Capital Trust in accordance with past practice), except that Interpool may make a cash payment to the holders of outstanding common stock purchase warrants in lieu of the antidilution adjustment of the exercise price and number of shares per warrant, after payment of Interpool’s regularly scheduled dividend without such consent;

•

adjust, split, combine or reclassify any shares of capital stock or issue or authorize or propose to issue any security interests in Interpool in lieu of or in substitution for, shares of Interpool’s or its subsidiaries’ capital stock, except as otherwise allowed by the merger agreement in connection with compensation and benefits;

•

redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of Interpool’s capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, except as otherwise allowed by the merger agreement in connection with compensation and benefits;

•	grant any person the right to acquire any shares of Interpool’s capital stock, except as otherwise allowed by the merger agreement in connection with compensation and benefits;

•

issue, deliver or sell any additional shares of Interpool’s capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than those issued for the exercise of stock options, vesting of restricted stock awards, exercise of warrants, and conversion of convertible securities, in each case outstanding at the time of the merger agreement), except as otherwise allowed by the merger agreement in connection with compensation and benefits;

•

enter into any contract, understanding, or arrangements concerning the sale, voting, registration or repurchase of Interpool’s capital stock except for those allowed by the merger agreement, concerning compensation and benefits;

•

(i) increase the compensation or benefits payable or to become payable to any of Interpool’s directors, officers or employees, (ii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies consistent with past practice), (iii) enter into any new employment or severance agreement with any of Interpool’s directors, officers or employees or (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any current benefit plans, except in each case (A) to the extent required by applicable laws, (B) for increases in salary, wages and benefits of officers or employees in the ordinary course of business consistent with past practice, (C) in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice, or (D) pursuant to existing collective bargaining agreements;

•	hire, terminate or reassign any employee other than non-officer employees in the ordinary course of business consistent with past practice;

•

acquire by merger, consolidation, acquisition of equity interests or assets, or otherwise any business or corporation, partnership, limited liability company, joint venture or other entity or division thereof except for certain permitted capital expenditures;

•

sell, lease or otherwise dispose of assets (including Interpool’s and its subsidiaries’ capital stock) except the sale or lease of inventory in the ordinary course of business consistent with past practice, the disposition of used or excess equipment, in the ordinary course of business consistent with past practice or dispositions of other assets utilized in Interpool’s or its subsidiaries’ operations not in excess of $5.0 million as measured by book value (so long as the asset is sold for at least fair market value, but if sold for less than fair market value, then as measured by fair market value) in the aggregate;

•

enter into or materially modify or terminate, cancel or request any material change to any material contract, as defined by the merger agreement, other than in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

•

enter into a contract that would limit Interpool, its subsidiaries, or after the effective time, Chariot and its subsidiaries from engaging or competing in any line of business, in any geographic area or with any person;

•	enter into or modify a contract constituting or relating to an interested party transaction;

•

enter into or become a party to any TRAC lease or any other lease agreement whereby someone other than Interpool or its subsidiaries becomes entitled to claim the tax benefits associated with ownership of any assets for U.S. federal income tax purposes;

•

incur, assume, prepay or guarantee indebtedness, issue or sell any debt securities or warrants or other rights to acquire debt securities of Interpool or its subsidiaries or enter into any “keep well” or similar agreement, other than indebtedness incurred in the ordinary course of business consistent with prior practice in an amount in the aggregate not to exceed $100.0 million (prepayable at any time without penalty);

•

make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice, or make any loans to Interpool directors or officers;

•	make any change in its accounting policies or procedures other than as required by a change in GAAP or Regulation S-X of the SEC;

•

amend any material tax return, settle or compromise any audit or claim relating to taxes or make or change any material tax election or change tax accounting methods, principles or practices (other than as required by applicable law);

•

except as specifically permitted, waive, release, assign, settle or compromise any legal action in any manner so that monetary relief in excess of $200,000 in the aggregate (excluding amounts covered by insurance), or any type of relief other than monetary relief is awarded or granted to any party;

•	fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	authorize or make, or become obligated to make, capital expenditures other than the capital expenditures provided for in Interpool’s capital expenditures budget provided to Chariot;

•	cancel any material indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

•	agree to do any of the foregoing.

NON-SOLICITATION AND PERMITTED NEGOTIATIONS

Non-Solicitation. From the date of the merger agreement until the effective time, except as specified below, Interpool and its subsidiaries will not, and Interpool will direct its representatives not to:

•	solicit, initiate or knowingly encourage the submission of any Takeover Proposals, which we define below;

•

engage in discussions or negotiations with, or furnish or disclose any non-public information relating to Interpool or any of its subsidiaries to, any person that has made or indicated an intention to make a Takeover Proposal;

•	withdraw, modify or amend the Interpool board recommendation or the special committee recommendation in any manner adverse to Chariot;

•	approve, endorse or recommend any Takeover Proposal; or

•	enter into any agreement in principle, arrangement, understanding or contract relating to a Takeover Proposal.

The merger agreement requires Interpool (and for Interpool to cause its subsidiaries and direct its representatives) to immediately cease and cause to be terminated any existing solicitation, discussions, or negotiations with any person that has made or indicated an intention to make a Takeover Proposal and to request the prompt return or destruction of any confidential information provided to any such person prior to the date of the merger agreement.

Interpool is required to notify Chariot promptly if it receives (i) any Takeover Proposal or indication by any person considering making any Takeover Proposal or (ii) any request for non-public information relating to Interpool or any of its subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal. Interpool will provide Chariot promptly with the identity of such Person and a description of the material terms of such Takeover Proposal, indication or request. Interpool must keep Chariot reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by Interpool or its representatives.

A Takeover Proposal means any proposal or offer, other than the transactions contemplated by the merger agreement, relating to:

•

a merger, consolidation, share exchange or business combination involving Interpool or any of its subsidiaries representing 20% or more of the assets of Interpool and its subsidiaries, taken as a whole;

•

a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of Interpool and its subsidiaries, taken as a whole;

•

a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Interpool, including by way of a tender offer or exchange offer;

•	a reorganization, recapitalization, liquidation or dissolution of Interpool; or

•	any other transaction having a similar effect to those described above.

Permitted Negotiations. Subject to compliance with the restrictions described above, if, prior to obtaining stockholder approval of the merger agreement, Interpool receives a bona fide written Takeover Proposal not solicited in violation of the above restrictions and, the Interpool board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (which we define below) and that, with regard to each of the following actions, after consultation with its outside counsel, the board determines that failure to take such action would be inconsistent with its fiduciary duties under applicable law, Interpool and its representatives and the Interpool board of directors and the special committee may:

•	engage in discussions or negotiations with the person who has made such Takeover Proposal (and its representatives) regarding such Takeover Proposal; or

•

furnish or disclose any non-public information relating to Interpool or any of its subsidiaries to the person who has made such Takeover Proposal (and its representatives), but only so long as Interpool has caused such person to enter into a confidentiality agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Interpool board of directors determination) with Interpool on terms and conditions not materially less favorable to Interpool than the confidentiality agreement, dated January 31, 2007, entered into between Fortress Fund IV GP L.P. and Interpool (with the exception of the standstill provisions thereof), provided that all such information will have previously been provided to Chariot or is provided to Chariot prior to or concurrently with the time it is provided to such person.

Additionally, subject to compliance with the restrictions described above, Interpool and its representatives and its board of directors and the special committee shall be permitted to, at any time prior to obtaining stockholder approval of the merger agreement, in response to a bona fide written Takeover Proposal not solicited in violation of the above restrictions, (1) withdraw, modify or amend the board of directors recommendation in a manner adverse to Chariot, an action we will refer to as an adverse recommendation change, (2) approve, endorse or recommend such Takeover Proposal, or (3) cause or permit Interpool to terminate the merger agreement solely in order to concurrently enter into an agreement regarding a Superior Proposal if the board of directors determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes a Superior Proposal and (y) after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable law. Interpool’s board of directors, however, will not make an adverse recommendation change or approve or recommend such Takeover Proposal, and Interpool may not terminate the merger agreement pursuant to clause (3) above, until (i) after the third business day following Chariot’s receipt of a written notice from Interpool advising Chariot that Interpool’s board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by Interpool’s board of directors and, if applicable, a statement that Interpool’s board of directors intends to terminate the merger agreement and (ii) during such three-business day period following Chariot’s receipt of a notice of a Superior Proposal, in determining whether to make an adverse recommendation change, to endorse or recommend such Takeover Proposal or to cause or permit Interpool to so terminate the merger agreement, (A) Interpool shall have offered to negotiate with and, if accepted, negotiated with, Chariot in making such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable Interpool to proceed with the merger and (B) Interpool’s board of directors shall have determined, after considering the results of such negotiations and the revised proposals made by Chariot, if any, that the Superior Proposal giving rise to such notice of Superior Proposal continues to be a Superior Proposal.

Notwithstanding the foregoing, the Interpool board of directors or the special committee are permitted to (i) disclose to the Interpool stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Securities Exchange Act of 1934 and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable laws, it being understood, however, that Interpool’s board of directors is not permitted to make an adverse recommendation change or take any of the other actions referred to in the preceding paragraph, except, in each case, to the extent permitted by such preceding paragraph.

A Superior Proposal means a bona fide Takeover Proposal, for at least 50% of the stock or assets of Interpool, (i) which the Interpool board of directors determines (after consultation with its financial advisor and outside counsel) is on terms and conditions more favorable from a financial point of view to the Interpool stockholders (other than the Principal Stockholders) than those contemplated by the merger agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Interpool board of directors (after consultation with its financial advisor and outside counsel), is reasonably likely to be available.

ACTIONS TO BE TAKEN TO COMPLETE THE MERGER

Other Actions. Chariot and Interpool have agreed that they will not, and they will not permit any of their respective subsidiaries or affiliates to, take any action that could reasonably be expected to result in any of the conditions set forth in the merger agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of Interpool, to the extent its board of directors withdraws, modifies or amends its recommendation to Interpool’s stockholders to approve and adopt the merger agreement or the special committee withdraws, modifies or amends its recommendation in favor of the merger agreement and the transactions contemplated thereby, in accordance with the terms of the merger agreement.

Access to Information; Confidentiality. Interpool has agreed that it will provide to Chariot and its representatives reasonable access to officers, employees, agents, properties, books and records of Interpool and its subsidiaries and furnish Chariot with information concerning Interpool and its subsidiaries as Chariot reasonably requests. However, the parties also agreed that no such investigation will affect or modify any representation or warranty made in the merger agreement. Both Chariot and Interpool have agreed to comply with and to cause their respective representatives to comply with the confidentiality agreement, dated January 31, 2007, entered into between Fortress Fund IV GP L.P. and Interpool with respect to such information.

Calling of Stockholder Meeting. Interpool has agreed to call and hold the Interpool stockholders meeting as promptly as practicable following the date of the merger agreement for the purpose of voting on approval and adoption of the merger agreement. Subject to the non-solicitation provisions described below, Interpool also agreed to use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of approval and adoption of the merger agreement and to take all other action necessary or advisable to secure the required vote.

Commercially Reasonable Efforts. In accordance with applicable law and subject to the fiduciary duties of Interpool’s board of directors, each of the parties to the merger agreement have agreed to use its commercially reasonable efforts to take, or cause to take, all actions and to do, or cause to be done, all things necessary to ensure that the conditions to each party’s obligation under the merger agreement to complete the merger are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable.

Consents, Filings and Further Action. In accordance with applicable law and subject to the fiduciary duties of Interpool’s board of directors, each of Chariot and Interpool has agreed to use its commercially reasonable efforts to obtain any consents, approvals or other authorizations, and make any filings, notifications or submissions required in connection with the transactions contemplated by the merger agreement. Chariot and Interpool have agreed to cooperate and consult with each other in connection with the making of all such filings and notifications. Neither Chariot nor Interpool will file any document if the other party has reasonably objected to the filing of such document. Neither Chariot nor Interpool will consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the merger agreement at the behest of any governmental entity without the consent of the other party (not to be unreasonably withheld or delayed).

Chariot has agreed to take all action required to avoid the entry, or to effect the dissolution, of any order which would otherwise have the effect of preventing or delaying the completion of the merger.

Financing Efforts. Chariot will use its reasonable best efforts to arrange debt financing pursuant to the commitment letter from Citigroup Global Markets Realty Corp. and Bear, Stearns & Co., Inc. for an aggregate principal amount of up to $670.0 million, which we refer to as the debt financing, including using its reasonable best efforts to:

•	negotiate agreements with respect to and on the terms of the commitment letter;

•	satisfy on a timely basis all conditions applicable to Chariot in such definitive agreements that are within its control; and

•	consummate the debt financing at the merger closing.

Chariot will obtain the equity financing from Fortress Fund IV GP L.P. and certain of its affiliates, in the aggregate amount of $750.0 million upon satisfaction or waiver of the conditions to effect the merger contained in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

Chariot has agreed promptly to notify Interpool:

•

if any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter and use its reasonable best efforts to arrange to obtain such portion of the financing from alternative sources on terms not materially less beneficial to Chariot as promptly as possible;

•	of any breach or termination of the debt commitment letter; and

•	when it receives debt financing and will provide correct and complete copies of the definitive agreements regarding such debt financing upon such agreements’ execution.

Chariot will also provide updates in reasonable detail of the status of its efforts to arrange the debt and equity financing and will not permit any amendment or modification to be made to, or any waiver of any provision under, the debt or equity commitment letters without obtaining Interpool’s prior written consent.

Interpool will provide, and will cause its representatives to provide, all reasonable cooperation in connection with the arrangement of the debt financing if reasonably requested by Chariot including:

•	participation in meetings, drafting sessions and due diligence sessions;

•	furnishing Chariot and its financing sources with financial and other pertinent information regarding Interpool as may be reasonably requested by Chariot; and

•	assisting Chariot and its financing sources in the preparation of (x) an offering document for any debt raised to complete the merger and (y) materials for rating agency presentations.

Chariot will reimburse any reasonable out-of-pocket expenses paid by Interpool regarding Interpool’s cooperation in securing the debt financing upon Interpool’s request. Interpool and its subsidiaries will not be required to pay any fee or incur any other liability in connection with the debt financing, except for any such fee or liability effective following the merger closing.

Chariot has agreed to indemnify and hold harmless Interpool and its subsidiaries and each of their respective representatives for and against any and all liabilities, losses, damages, claims, costs, expenses suffered or incurred by them in connection with the arrangement of the debt financing and any information utilized in connection with it (other than historical information relating to Interpool or any of its subsidiaries).

EMPLOYEE MATTERS

For a period of one year from the merger, Chariot will cause the surviving corporation to provide employees of Interpool and its subsidiaries (which we refer to as employees) with compensation and benefits that are no less favorable in the aggregate than those provided under Interpool’s compensation and benefit plans, programs, policies, practices and arrangements in effect at the effective time provided that during such one year period, the surviving corporation will not, as a result of any amendment or termination of a specific plan or arrangement, have to provide or permit investment in the securities of Chariot or the surviving corporation or be restricted from making any necessary changes required to comply with applicable law. Nothing precludes the surviving corporation from terminating an employee.

Chariot will and will cause the surviving corporation to honor Interpool’s obligations under all Interpool benefit plans and employment agreements (including without limitation, any severance, change of control and similar plans and agreements) subject to any amendment or termination that may be permitted by the respective agreements and plans unless otherwise stated in the merger agreement. During the one year period following the merger, Chariot will provide severance benefits that are no less favorable than benefits offered to such employees immediately before the date of the merger agreement.

Each employee will be credited under the employee benefit plans of Chariot and its affiliates with all years of service for which such employee was credited before the merger under any similar employee benefit plans with Interpool and its affiliates, except where such credit would result in a duplication of benefits.

Each employee will be immediately eligible to participate in any and all new benefit plans to the extent coverage under such plan replaces coverage under a comparable employee benefit plan in which such employee participated immediately before the merger. For the purposes of each new plan providing certain medical and health benefits, Chariot will cause all pre-existing conditions, exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents during a specified period and cause any eligible expenses incurred by such employee and his or her covered dependents during such specified period to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employee and his or her covered dependents as if such amounts had been paid in accordance with such new plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS; INSURANCE

Chariot and the surviving corporation will cause all rights to indemnification, advancement of expenses and exculpation in favor of any present or former director or officer of Interpool or any Interpool subsidiary in effect as of the date of the merger agreement to continue for at least six years after the merger or longer, if a such a period is provided for in the applicable agreement in effect as of the date of the merger agreement.

Chariot and the surviving corporation will, in addition, jointly and severally, indemnify each present and former director and officer of Interpool or any Interpool subsidiary to the fullest extent allowed by applicable law for all acts and omissions arising out of or relating to their services as directors or officers of Interpool or its subsidiaries prior to the effective time. If any such director or officer becomes involved in any legal action in connection with any matter occurring prior to or at the effective time, Chariot and the surviving corporation will, jointly and severally, pay as incurred such directors or officer’s legal fees, costs and expenses incurred in connection with such legal action, subject to Chariot’s or the surviving corporation’s (as applicable) receipt of an undertaking by or on behalf of such director or officer, if required by the DGCL, to repay such fees, costs and expenses if it is ultimately determined under applicable laws that such director or officer is not entitled to be indemnified.

Chariot and the surviving corporation, jointly and severally, will maintain, in effect until at least six years after the merger, the officers’ and directors’ liability insurance policies maintained by Interpool and its subsidiaries or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the effective time so long as Chariot and the surviving corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by Interpool for such insurance prior to the date of the merger agreement, being the maximum premium. If Chariot or the surviving corporation are unable to obtain such insurance coverage for an amount less than or equal to the maximum premium, Chariot and the surviving corporation will, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the maximum premium.

STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS

Until the effective time, Interpool may not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of Interpool to which Interpool or any of its subsidiaries is a party, other than the confidentiality agreement dated January 31, 2007, entered into between Fortress Fund IV GP L.P. and Interpool in accordance with its terms.

At any time before obtaining the stockholder vote to approve the merger, Interpool will not have to comply with the obligations described in the preceding paragraph if the Interpool board of directors determines, after consultation with outside legal counsel, that such compliance would be inconsistent with the board’s fiduciary duties under applicable law. Interpool will not take any otherwise prohibited action in reliance of the foregoing exception until after the third business day following Chariot’s receipt of written notice from Interpool advising Chariot that Interpool intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize Interpool to take such action, Interpool’s board of directors will take into account any changes to the financial terms of the merger agreement proposed by Chariot to Interpool in response to such written notice.

NOTES TENDER OFFER

As requested by Chariot in accordance with the merger agreement, Interpool has commenced a tender offer for all of the outstanding $230.0 million aggregate principal amount of Interpool’s 6% Senior Notes due 2014. The tender offer was made pursuant to an offer to purchase and consent solicitation statement that was approved by both Interpool and Chariot. The aggregate consideration of the tender offer payable to each holder of 6% Senior Notes in the tender offer will be $995 in cash for each $1,000 in principal amount of 6% Senior Notes tendered. This consideration was determined by, and will be funded by, Chariot.

As part of the tender offer for the 6% Senior Notes, Interpool is soliciting the consent of the holders of the 6% Senior Notes to amend, eliminate or waive certain sections (selected by Chariot) of the 6% Senior Notes Indenture. If the tender offer is consummated, Interpool has offered to make a consent payment to holders of 6% Senior Notes who consent to the proposed amendments in an amount equal to $20 in cash for each $1,000 in principal amount of 6% Senior Notes tendered by any such holder. This consent payment was determined by, and will be funded by, Chariot.

The obligation of Interpool to accept for payment and pay for the Senior Notes tendered or make any payment for such 6% Senior Note holder consents shall be subject to the following conditions: (i) the conditions to effect the merger, contained in the merger agreement, shall have been satisfied or waived and the merger shall be expected to be consummated immediately following expiration of the offer, (ii) the receipt by Interpool of the funds necessary to make all payments required to complete the tender offer, including fees and expenses related thereto, (iii) the receipt of consents to the proposed amendments from at least a majority of the outstanding principal amount of the 6% Senior Notes and (iv) such other conditions as are customary for transactions similar to the tender offer are satisfied. Subject to the terms and conditions of the tender offer, Chariot will cause Interpool, as the surviving corporation, to accept for payment all of the 6% Senior Notes (and their holders’ consents) validly tendered and not withdrawn. Interpool will not waive any of the conditions to such tender offer without the prior written consent of Chariot.

Interpool has disseminated the offer to purchase and consent solicitation statement to holders of the 6% Senior Notes. Chariot has provided Interpool with any information for inclusion in the tender offer documents which is required under applicable law.

Upon receiving consents from the holders of at least a majority of the aggregate principal amount of the 6% Senior Notes, Interpool has agreed to execute and has agreed to use reasonable best efforts to cause the trustee under the 6% Senior Note indenture to execute, a supplemental indenture in order to give effect to the amendments to the 6% Senior Note indenture contemplated by the tender offer documents. The contemplated amendments would not become effective, however, unless and until all conditions to the tender offer have been satisfied or waived by Interpool and the surviving corporation accepts all of the 6% Senior Notes (and their holders’ consents) validly tendered for purchase and payment pursuant to such tender offer.

If the merger does not occur, Chariot will pay the reasonable fees and expenses of any dealer manager or other agent retained in connection with such tender offer, each of whom shall be selected by Chariot with Interpool’s consent (not to be unreasonably withheld), and will reimburse Interpool for all of Interpool’s reasonable out-of-pocket costs in connection with such a tender offer promptly following incurrence and delivery of reasonable documentation of such costs. Also, if the merger does not occur, Chariot will indemnify and hold harmless Interpool, its subsidiaries, each of their respective officers and directors and each person, if any, who controls Interpool within the meaning of Section 20 of the Securities Exchange Act of 1934 from and against any and all liabilities, losses, damages, claims, costs and expenses suffered or incurred by them in connection with such a tender offer and tender offer documents.

INDENTURES

As requested by Chariot in accordance with the merger agreement, Interpool has taken appropriate actions pursuant to the terms and conditions of the indentures related to Interpool’s 9.875% Junior Subordinated Deferrable Interest Debentures due February 15, 2027)(and the related Capital Securities of Interpool Capital Trust), its 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022, its 7.35% Notes due 2007 and its 7.20% Notes due 2007 (i) to cause all of the securities under such indentures to be redeemed or subject to redemption by Interpool on July 19, 2007, and (ii) to notify all holders of the securities issued pursuant to the indenture governing the 9.25% Convertible Redeemable Junior Subordinated Debentures due 2022 of any conversion rights pursuant to such indenture such that any such holder would be required, pursuant to the terms and conditions of such indenture, to exercise prior to July 19, 2007.

CONDITIONS TO THE COMPLETION OF THE MERGER

The obligations of each of Interpool, Chariot and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by Interpool stockholders;

•	any applicable waiting period under the HSR Act having expired or terminated; and

•	no law or order being in effect, that restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Chariot and Merger Sub to effect the merger are subject to the following additional conditions, unless Chariot waives them:

•

the representations and warranties of Interpool related to Interpool’s authorized and outstanding capital stock are true and correct in all respects, subject to de minimis exceptions involving discrepancies of no more than 10,000 shares of Interpool common stock or stock options covering in the aggregate no more than 5,000 shares of Interpool common stock, as though made on and as of the merger closing date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date);

•

the other representations and warranties of Interpool in the merger agreement are true and correct in all respects, without regard to any materiality or material adverse effect qualifications contained in them, as though made on and as of the merger closing date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not have a material adverse effect on Interpool;

•	Interpool has performed in all material respects all obligations required to be performed by it under the merger agreement; and

•	Chariot has received a certificate signed by the chief executive officer of Interpool attesting to Interpool’s compliance with the above described conditions.

The obligation of Interpool to effect the merger is subject to the following additional conditions, unless Interpool waives them:

•

the representations and warranties of each of Chariot and Merger Sub in the merger agreement are true and correct in all respects, without regard to any materiality or material adverse effect qualifications contained in them, as though made on and as of the merger closing date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not have a material adverse effect on Chariot;

•	Chariot and Merger Sub must have performed in all material respects all of their obligations under the merger agreement required to be performed by them; or

•	Interpool has received a certificate signed by a senior officer of Chariot attesting to compliance with the above described conditions.

TERMINATION OF MERGER AGREEMENT

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written agreement of Interpool, and Chariot and Merger Sub;

•	by either Interpool or Chariot, if:

•

the merger has not been completed by September 15, 2007; provided, that Interpool may in its sole discretion extend this deadline to October 31, 2007 if (i) prior to September 7, 2007, Interpool provides written notice to Chariot expressing its desire to extend the deadline to October 31, 2007, (ii) such extension will not lead to a breach or acceleration of a material contract and (iii) Interpool has exercised the purchase options contemplated by the participation agreements regarding certain lease financing trusts on or prior to September 15, 2007 in accordance with the written instructions of Chariot, if such written instructions shall have been received by Interpool no later than September 13, 2007; except that if the failure of the merger to be completed by either such date is the result of, or principally caused by, the failure of a party to fulfill any of its obligations under the merger agreement; that party will not be entitled to terminate the merger agreement under this provision;

•	the merger agreement has been submitted to Interpool’s stockholders for approval, and they do not adopt the merger agreement;

•	any law prohibits consummation of the merger; or

•	any governmental order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable;

•	by Chariot if:

•

the Interpool board of directors or the special committee withdraws, modifies or amends the Interpool board recommendation or the special committee recommendation in any manner adverse to Chariot or publicly proposes to do so;

•

(i) the Interpool board of directors or the special committee approves, endorses or recommends a Superior Proposal, (ii) Interpool enters into a contract relating to a Superior Proposal (other than a confidentiality agreement regarding a permitted solicitation, as described above), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of Interpool is commenced prior to obtaining the vote by Interpool stockholders to approve and adopt the merger agreement and the Interpool board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or (iv) Interpool or its board of directors or the special committee, as the case may be, publicly announces intentions to do any of the actions listed in clauses (i) through (iii); or

•

Interpool breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, where such breach would give rise to the failure of the condition for the merger concerning Interpool’s representations and warranties or concerning Interpool’s performance obligations under the merger agreement and where such breach has not been cured by Interpool within ten business days after its receipt of written notice of such breach by Chariot;

•	or by Interpool if:

•

the merger agreement is terminated in order to concurrently enter into an agreement regarding a Superior Proposal, if Interpool’s board of directors determines after consultation with outside legal counsel that it is necessary to do so in order to comply with its fiduciary duties under applicable law; provided, however, that Interpool may not terminate the merger agreement until (i) after the third business day following Chariot’s receipt of written notice from Interpool advising Chariot that Interpool’s board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by Interpool’s board of directors and, if applicable, a statement that Interpool’s board of directors intends to terminate the merger agreement and (ii) during such three-business day period following Chariot’s receipt of a notice of a Superior Proposal, and determining whether to terminate the merger agreement, (A) Interpool shall have offered to negotiate with (and, if accepted, negotiated with) Chariot in making such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable Interpool to proceed with the merger and the other transactions contemplated by the merger agreement and (B) Interpool’s board of directors shall have determined, after considering the results of such negotiations and the revised proposals made by Chariot, if any, that the Superior Proposal giving rise to such notice of Superior Proposal continues to be a Superior Proposal. We refer to this as a Superior Proposal termination; or

•

Chariot breaches any of its representations, warranties, covenants or agreements contained in the merger agreement, where such breach would give rise to the failure of the condition for the merger concerning Chariot’s representations and warranties or concerning Chariot’s performance obligations under the merger agreement and where such breach has not been cured by Chariot within ten business days after Chariot’s receipt of written notice of such breach by Interpool.

REIMBURSEMENT OF EXPENSES; TERMINATION FEE

Expense Reimbursement. In general, each party’s expenses will be paid for by the party incurring such expenses whether or not the merger is consummated and the Chariot and Interpool will share equally each of the filing fees with respect to the filings required by applicable law.

Termination Fee. Interpool will be obligated to pay, or cause to be paid, to Chariot a termination fee of $32.5 million if the merger agreement is terminated under any of the following circumstances:

•	Interpool terminates the merger agreement in a Superior Proposal termination, in which event Interpool must pay such fee before or concurrently with such termination;

•

Chariot terminates the merger agreement because (i) the Interpool board of directors or the special committee approves, endorses or recommends a Superior Proposal, (ii) Interpool enters into a contract relating to a Superior Proposal (other than a confidentiality agreement regarding a permitted negotiation, as described above), (iii) a tender offer or exchange offer for any outstanding shares of capital stock of Interpool is commenced prior to obtaining the vote by Interpool stockholders to adopt the merger agreement and the Interpool board of directors fails to recommend against acceptance of such tender offer or exchange offer by Interpool stockholders (including, for this purpose by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or (iv) Interpool or its board of directors or the special committee, as the case may be, publicly announces its intention to do any of the actions listed in clauses (i) through (iii), in which case Interpool must pay such fee within five business days of such termination;

•	Chariot terminates the merger agreement because Interpool’s board of directors or the special committee, as the case may be, withdraws, modifies or amends the board of directors recommendation or the special committee recommendation in any manner adverse to Chariot, or publicly proposes to do so; or

•

(A) a Covered Proposal is made or proposed to Interpool or otherwise publicly announced (and not withdrawn); (B) the merger agreement is terminated by either Chariot or Interpool because either (i) the merger has not been consummated by September 15, 2007 or by October 31, 2007 should Interpool have extended such deadline and satisfied the merger agreement’s conditions to extend such deadline; or (ii) if the merger agreement has been submitted to Interpool stockholders and the required vote is not obtained; and (C) within 12 months following the date of termination, Interpool enters into a contract providing for the implementation of, or consummates, a Takeover Proposal involving a majority of Interpool’s outstanding stock or assets, a majority of Interpool’s capital stock is acquired by any person, in which case payment will be made within five business days of Interpool entering into the contract.

AMENDMENT, WAIVER AND EXTENSION OF THE MERGER AGREEMENT

Amendment; Waiver. The merger agreement may be amended by the parties at any time prior to the effective time, whether before or after stockholder approval of the merger, provided that (A) no amendment that requires further approval by the stockholders under applicable law will be made without such further required approval; and (B) such amendment has been duly approved by the boards of directors of each of Merger Sub and Interpool.

Extension. At any time prior to the effective time of the merger, Interpool, on the one hand, and Chariot and Merger Sub on the other hand, may, with respect to the other party, extend the time for the performance of any of the obligations of such party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered under the merger agreement, or subject to applicable law, waive compliance with any of the merger agreement covenants or conditions. Any agreement on the part of a party to any extension or waiver will only be valid if set forth in a written instrument signed by such party. The failure of any party to assert any of its rights under the merger agreement does not constitute a waiver of such rights.

THE VOTING AGREEMENT

The following is a summary of the material terms of the voting agreement. A copy of the voting agreement is attached as Appendix D.

As an inducement to Chariot and Merger Sub to enter into the merger agreement, on April 20, 2007, the Principal Stockholders entered into a voting agreement with Chariot. As of June 11, 2007, the record date for the special meeting, these stockholders collectively owned shares of Interpool common stock representing approximately 47.91% of the Interpool common stock which was outstanding on the record date for the special meeting.

Pursuant to the voting agreement, each stockholder signatory thereto agreed to vote a specified percentage of the shares that such stockholder owns or acquires in favor of the merger agreement and against any action or acquisition proposal that is inconsistent with the merger, with all such stockholders agreeing to so vote an aggregate of at least 40% of the Interpool common stock outstanding on the record date for the special meeting. In addition, each such stockholder has agreed not to transfer or encumber any of such stockholder’s shares of Interpool common stock that are subject to the voting agreement.

Each stockholder’s obligation to vote and not to transfer or encumber the applicable shares will terminate (a) upon the mutual agreement of the parties or (b) immediately upon the earliest of (1) the effective time of the merger, (2) notice of such termination by Chariot to the Principal Stockholders, and (3) the date on which the merger agreement is terminated in accordance with its terms.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS OF INTERPOOL

The following table sets forth information about the beneficial ownership of our common stock as of April 18, 2007 by (a) each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, (b) each of our directors, (c) each of our executive officers, and (d) all of our executive officers and directors as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For the purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days after the date of this proxy statement.

Name of Beneficial Owner	Number of Shares (1)	Options Exercisable Within 60 Days	Percentage Of Class (1)
Officers and Directors:
Martin Tuchman (2)(3)	7,686,600	0	26.12%
Arthur L. Burns	295,266	150,000	1%
Warren L. Serenbetz, Jr. (4)(5)(6)(9)	485,393	11,667	1.65%
Clifton H. W. Maloney	26,667	26,667	*
Joseph J. Whalen	49,167	49,167	*
William J. Shea, Jr.	11,667	11,667	*
Michael S. Mathews	11,667	11,667	*
Robert Workman	1,200	0	*
William A. Geoghan (7)	9,556	7,500	*
Herbert Mertz (7)	2,063	0	*
Richard W. Gross (7)	102,995	100,000	*
Brian Tracey	2,652	0	*
James F. Walsh (7)	41,672	41,667	*
Christopher N. Fermanis (7)	2,948	0	*
Allen M. Olinger	0	0	*
Executive officers and directors as a group (15 persons)	8,729,513	410,002	29.26%

Other Stockholders:
Hickory Enterprises, L.P. (8) c/o Interpool, Inc. 211 College Road East Princeton, NJ 08540	4,475,174	0	15.21%
Raoul J. Witteveen (17)(18) Surinamestaat 37 2585 CH The Hague The Netherlands	4,151,548	0	14.11%
Warren L. Serenbetz (4)(5)(6)(10) c/o Interpool, Inc. 211 College Road East Princeton, NJ 08540	452,942	0	1.54%
Paul H. Serenbetz (4)(5) c/o Interpool, Inc. 211 College Road East Princeton, NJ 08540	291,756	0	*

Name of Beneficial Owner	Number of Shares (1)	Options Exercisable Within 60 Days	Percentage Of Class (1)
Stuart W. Serenbetz (4)(5) c/o Interpool, Inc. 211 College Road East Princeton, NJ 08540	292,096	0	*
Clay R. Serenbetz (4)(5) c/o Interpool, Inc. 211 College Road East Princeton, NJ 08540	292,646	0	*
The Chartres Limited Partnership (11) c/o Interpool, Inc. 633 Third Avenue New York, NY 10017	90,000	0	*
Dimensional Fund Advisors Inc. (12) 1299 Ocean Avenue Santa Monica, CA 90401	2,417,460	0	8.22%
Goldman, Sachs & Co. (13)(14) 85 Broad Street New York, NY 10004	1,651,805	0	5.61%
Greywolf Capital Partners II L.P.(13)(15) 411 West Putnam Avenue Greenwich, CT 06830	802,967	0	2.73%
Greywolf Capital Overseas Fund (13)(15) 6 Front Street Hamilton HM11 Bermuda	1,022,216	0	3.47%
Greywolf High Yield Master Fund (13)(15) 6 Front Street Hamilton HM11 Bermuda	547,650	0	1.86%
Mariner Investment Group, Inc. (13)(16) 500 Mamaroneck Avenue Harrison, N.Y. 10528	2,481,522	0	8.43%
Other Stockholders as a group	18,969,782	0	64.46%

*	Less than 1%
(1)	Includes shares subject to options which are exercisable within 60 days of April 18, 2007. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options. Does not include the following options not exercisable within 60 days of April 18, 2007: Herbert Mertz; 25,000; James Walsh, 8,333; Joseph J. Whalen, 13,333; Clifton H. W. Maloney, 13,333; Michael S. Mathews, 13,333; William J. Shea, Jr., 13,333; Warren L. Serenbetz, Jr., 13,333 and Robert L. Workman, 15,000. Does not include shares which could be issued upon conversion in connection with holdings of Interpool’s 9.25% Convertible Redeemable Subordinated Debentures with a conversion price of $25.00 per share. Conversion of the holdings of the Debentures would result in a share issuance as follows: Martin Tuchman 80,000 shares; Warren L. Serenbetz and related entities and family members 106,906 shares; Arthur Burns 9,600 shares; Joseph Whalen 8,000 shares; Clifton Maloney 2,000 shares; Richard W. Gross 8,000 shares; and Herbert Mertz 2,400 shares.
(2)	The business address of Mr. Tuchman is 211 College Road East, Princeton, New Jersey 08540.
(3)

Includes 7,431,596 shares directly held by Mr. Tuchman; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 46,619 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman’s brother is the beneficiary; 7,000 shares held by the Tuchman Foundation; 5,799 shares representing Mr. Tuchman’s 51.3% interest in shares held by Kingstone Capital Group, LLC, a New

Jersey limited liability company; 1,500 shares held by a pension plan f/b/o Mr. Tuchman’s wife; 182,381 shares held by Princeton International Properties, Inc., a New Jersey corporation owned by Mr. Tuchman and his wife; and 3,037 shares held by Mr. Tuchman’s wife.

(4)	Does not include Mr. Serenbetz’s interest in shares held by Hickory described in footnote (8) below.
(5)	Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz’s sons are minors.
(6)	At the stockholder meeting on December 15, 2004, Warren L. Serenbetz, Jr. was elected to the Board of Directors. Warren L. Serenbetz, who previously served as a director, did not stand for re-election to the board.
(7)	Includes indirect beneficial ownership of shares held by immediate family members.
(8)	In 1994, Hickory Enterprises, L.P., a Delaware limited partnership (“Hickory”) was formed. Warren L. Serenbetz contributed shares of Interpool’s common stock in exchange for a limited partnership interest in Hickory. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed shares of Interpool’s common stock in exchange for a general partnership and limited partnership interest in Hickory. Each of the four general partners in Hickory has one vote in matters before Hickory. Warren L. Serenbetz, as solely a limited partner, does not have any voting rights or rights to participate in the management or operations of Hickory.
(9)	Includes 182,380 shares held by the Radcliff Group, Inc. and 1,200 shares owned by family members.
(10)	The Warren L. Serenbetz Revocable Trust, of which Warren L. Serenbetz is the trustee, is the record owner of these shares of Interpool’s common stock. The beneficiaries of the Warren L. Serenbetz Revocable Trust are members of the immediate family of Warren L. Serenbetz.
(11)	On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership (“Chartres”), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Reynolds, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.
(12)	Information for this securityholder is based on a Schedule 13G filing made with the Securities and Exchange Commission by Dimensional Fund Advisors Inc.
(13)	Reflects ownership of shares of common stock and exercisable warrants to purchase common stock.
(14)	Information for this securityholder is based on a Schedule 13G filing made with the Securities and Exchange Commission by Goldman Sachs & Co. and The Goldman Sachs Group, Inc.
(15)	Information for this securityholder is based on a Schedule 13G filing made with the Securities and Exchange Commission by Greywolf Capital Partners II LP., Greywolf Capital Overseas Fund, Greywolf High Yield Master Fund, Jonathan Savitz and James Gillespie. Mr. Savitz is the senior managing member of a limited liability company which is the sole general partner of Greywolf Capital Partners II LP and the managing member of a limited liability company which is the general partner of the investment manager for each of Greywolf Capital Overseas Fund and Greywolf High Yield Master Fund. Mr. Gillespie is a limited partner in the investment manager for each of Greywolf Capital Overseas Fund and Greywolf High Yield Master Fund and the non-controlling member of a limited liability company which is the sole general partner of Greywolf Capital Partners II L.P.
(16)	Information for this securityholder is based on a Schedule 13G filing made with the Securities and Exchange Commission by Mariner Investment Group, Inc.
(17)	Includes 3,996,849 shares directly held by Mr. Witteveen, 101,210 shares held by an exchange fund as to which Mr. Witteveen retains certain voting rights, 1,500 shares of which Mr. Witteveen’s wife is the record owner, and 1,989 shares representing Mr. Witteveen’s interest in shares held by Kingstone Capital Group, LLC, a New Jersey limited liability company, and 50,000 shares held by Metta Enlightenment Foundation Inc.
(18)	Information for this securityholder is based on a Form 4 filing made with the Securities and Exchange Commission by Mr. Witteveen.

MARKET PRICE OF INTERPOOL COMMON STOCK

AND DIVIDEND INFORMATION

Interpool common stock is traded on the NYSE. The table below sets forth by quarter, since the first quarter of 2004, the high and low sale prices of Interpool common stock on the NYSE Composite Transactions Tape, as reported in The Wall Street Journal.

	HIGH	LOW
Fiscal Year 2004
First Quarter	$16.50	$14.00
Second Quarter	17.50	15.50
Third Quarter	19.10	16.50
Fourth Quarter	24.00	17.25
Fiscal Year 2005
First Quarter	$24.00	$21.60
Second Quarter	22.23	18.60
Third Quarter	21.79	17.75
Fourth Quarter	20.25	17.70
Fiscal Year 2006
First Quarter	$21.08	$18.36
Second Quarter	22.43	19.45
Third Quarter	22.98	19.42
Fourth Quarter	24.99	21.57
Fiscal Year 2007
First Quarter	$24.99	$22.95

On April 19, 2007, the last full trading day prior to the public announcement of the merger agreement, the high and low sale prices of Interpool common stock as reported on the NYSE Composite Transactions Tape were $25.64 and $25.34, respectively. On June 14, 2007, the last full trading day prior to the date of this proxy statement, the closing price of Interpool common stock as reported on the NYSE Composite Transactions Tape was $27.19.

You are encouraged to obtain current market quotations for Interpool common stock.

Interpool paid a quarterly dividend of $0.25 per share on its common stock in January and April 2007 and a quarterly dividend of $0.08 per share on its common stock in January, April, July and October 2006. Interpool has declared a quarterly dividend of $0.25 per share on Interpool ‘s common stock payable on July 10, 2007 to stockholders of record on July 2, 2007. In addition, a special dividend of $0.12 per share was paid on January 17, 2006.

FUTURE STOCKHOLDER PROPOSALS

We intend to hold a 2007 annual meeting and future annual meetings only if the merger is not completed. Any Interpool stockholder intending to submit a proposal for inclusion in the proxy statement and form of proxy for our 2008 annual meeting of stockholders, in the event that it is held, must submit the proposal to our principal executive office sufficiently far in advance so that it is received by us not later than December 31, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Interpool files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings also are available on the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us also may be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this proxy statement and prior to the date of the special meeting:

Interpool Filings	Periods
Annual Report on Form 10-K	Fiscal Year ended December 31, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed January 16, 2007, April 23, 2007 and May 31, 2007

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR INTERPOOL THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

CHARIOT ACQUISITION HOLDING LLC,

CHARIOT ACQUISITION SUB INC.

and

INTERPOOL, INC.

Dated as of April 20, 2007

i

ii

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

iii

INDEX OF DEFINED TERMS

Adverse Recommendation Change	Section 5.4(d)(iii)
Affiliate	Section 8.1(a)
Agreement	Preamble
Business Day	Section 8.1(b)
CAI	Section 3.7
Certificate of Merger	Section 1.3
Certificates	Section 2.1(c)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.18(f)
Code	Section 2.2(e)
Commitment Letter	Section 4.7
Common Stock	Recitals
Company	Preamble
Company Assets	Section 3.9(b)
Company Benefit Plans	Section 3.18(a)
Company Board Recommendation	Section 3.3
Company Contracts	Section 3.9(c)
Company Disclosure Letter	ARTICLE III
Company Financial Advisor	Section 3.29
Company Material Adverse Effect	Section 8.1(c)
Company Organizational Documents	Section 3.5
Company Permits	Section 3.24(a)
Company Proxy Statement	Section 3.8(b)
Company SEC Reports	Section 3.12
Company Stock Award	Section 2.3(a)
Company Stock Award Plans	Section 3.10(c)
Company Stockholders Meeting	Section 3.8(b)
Confidentiality Agreement	Section 5.3(b)
Continuation Period	Section 5.8(a)
Contracts	Section 8.1(d)
Covered Proposal	Section 8.1(e)
Debentures	Section 5.20
Debt Financing	Section 4.7
DGCL	Section 1.1
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.3
Employees	Section 5.8
Environmental Costs	Section 3.21(b)(ii)
Environmental Laws	Section 3.21(a)(ii)
Environmental Matters	Section 3.21(a)(i)
Equity Fund	Section 4.7
Equity Funding	Section 4.7
Equity Funding Letter	Section 4.7
ERISA	Section 3.18(a)
Exchange Act	Section 3.8(b)
Excluded Shares	Section 2.1(b)
Expenses	Section 5.14
Financing	Section 4.7
Foreign Competition Laws	Section 3.8(e)

iv

GAAP	Section 3.13(a)(ii)
Governmental Entity	Section 3.8
Hazardous Substances	Section 8.1(f)
HSR Act	Section 3.8(d)
Indemnified Parties	Section 5.9(a)
Indentures	Section 5.20
Intellectual Property	Section 3.22
IRS	Section 3.18(b)
Knowledge	Section 8.1(g)
Laws	Section 8.1(h)
Legal Actions	Section 3.16
Lenders	Section 4.7
Liabilities	Section 3.14
Licensed Intellectual Property	Section 3.22
Liens	Section 8.1(i)
Material Contracts	Section 3.17
Maximum Premium	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)(i)
Merger Sub	Preamble
New Plans	Section 5.8(c)
Noteholders	Section 5.19(c)
Notes Consents	Section 5.19(b)
Notes Offer to Purchase	Section 5.19(a)
Notes Tender Offer	Section 5.19(a)
Notes Tender Offer Documents	Section 5.19(c)
Notice of Superior Proposal	Section 5.4(d)(iii)
NYSE	Section 8.1(j)
Old Plans	Section 5.8(c)
Orders	Section 8.1(k)
Outside Date	Section 7.2(a)
Owned Intellectual Property	Section 3.22
Parent	Preamble
Parent Assets	Section 4.5(b)
Parent Contracts	Section 4.5(c)
Parent Disclosure Letter	ARTICLE IV
Parent Material Adverse Effect	Section 8.1(l)
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)

v

Permits	Section 3.24(a)
Person	Section 8.1(m)
Post-Signing Returns	Section 5.16(a)
Preferred Stock	Section 3.10(a)
Principal Stockholders	Recitals
Proposed Amendments	Section 5.19(d)
Real Property Leases	Section 3.23(b)
Related Party Transactions	Section 3.27
Representatives	Section 8.1(n)
Requisite Company Vote	Section 8.1(o)
SEC	Section 3.8(b)
Securities Act	Section 3.12
Senior Notes	Section 5.19(a)
Special Committee	Recitals
Special Committee Financial Advisor	Recitals
Special Committee Recommendation	Recitals
Stock Award Consideration	Section 2.3(a)
Subsidiary	Section 8.1(p)
Superior Proposal	Section 8.1(q)
Supplemental Indenture	Section 5.19(d)
Surviving Bylaws	Section 1.6
Surviving Charter	Section 1.5
Surviving Corporation	Section 1.1
Takeover Proposal	Section 8.1(r)
Tax Returns	Section 8.1(s)
Tax Sharing Agreement	Section 8.1(t)
Taxes	Section 8.1(u)
Termination Fee	Section 7.6(b)
Voting Agreement	Recitals
Warrant	Section 2.3(b)
Warrant Consideration	Section 2.3(b)

vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2007 (this “Agreement”), by and among CHARIOT ACQUISITION HOLDING LLC, a Delaware limited liability company (“Parent”), CHARIOT ACQUISITION SUB INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and INTERPOOL, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement have the respective meanings specified in Section 8.1.

RECITALS

WHEREAS, a Special Committee of the Board of Directors of the Company, duly authorized and constituted and comprised solely of directors of the Company who are not employees of the Company or Affiliates of the Principal Stockholders (as defined below) (the “Special Committee”), after receiving the written opinion of The Blackstone Group, the financial advisor to the Special Committee (the “Special Committee Financial Advisor”), at a meeting thereof duly called and held, (i) approved and declared advisable the merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the “Merger”), this Agreement and the transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (iii) recommended to the Board of Directors of the Company to approve and adopt the Merger and this Agreement (the “Special Committee Recommendation”);

WHEREAS, the Board of Directors of the Company, based in part on the recommendation of the Special Committee, at a meeting thereof duly called and held, (i) approved and declared advisable the Merger, this Agreement and the transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending to the stockholders of the Company that they adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders of the Company (the “Principal Stockholders”) are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which, among other things, those stockholders have agreed, subject to the terms thereof, to (a) vote their shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) in favor of adoption of this Agreement, (b) take other actions in furtherance of the transactions contemplated by this Agreement and (c) not vote their shares of Common Stock in favor of certain transactions other than the Merger and the other transactions contemplated by this Agreement; and

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

The Merger

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the third Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Immediately following the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 thereof.

Section 1.5 Certificate of Incorporation. The certificate of incorporation of the Company shall, at the Effective Time, be amended to read in its entirety as set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”).

Section 1.6 Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the “Surviving Bylaws”) until amended as provided in the Surviving Charter, the Surviving Bylaws and applicable Laws.

Section 1.7 Directors. The parties shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Laws.

Section 1.8 Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and applicable Laws.

ARTICLE II

Effect of the Merger on Capital Stock

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock owned by the Company or any of its wholly-owned Subsidiaries or by Parent or any of its wholly-owned Subsidiaries immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c) Conversion of Common Stock.

(i) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $27.10 in cash (subject to any applicable withholding tax), without interest (the “Merger Consideration”).

(ii) All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented those shares (“Certificates”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration upon surrender of their Certificates in accordance with Section 2.2.

Section 2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are satisfactory to the Company in its reasonable discretion.

(b) Payment Fund. At or prior to the Effective Time, Parent shall provide funds to the Paying Agent in amounts sufficient for the payment of the aggregate Merger Consideration payable under Section 2.1(c). Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

(c) Payment Procedures.

(i) Letter of Transmittal. As promptly as practicable (but in no event later than three Business Days) following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a share of Common Stock converted pursuant to Section 2.1(c)(i) the following: (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of Certificates to the Paying Agent and (B) instructions for surrendering such Certificates.

(ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Certificate shall be entitled to receive, and the Paying Agent shall pay in exchange therefor, the Merger Consideration payable in respect of the number of shares evidenced by that Certificate less any required withholding of Taxes. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction of Parent and the Paying Agent that any such Taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration. Any Merger Consideration paid upon the surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate and the shares of Common Stock formerly represented by it.

(d) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

(e) Required Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Internal Revenue Code of 1986 (the “Code”), (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(f) No Liability. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Laws.

(g) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $3 billion. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 2.1(c) shall be paid promptly to Parent.

(h) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Certificates one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Thereafter, any holder of Certificates who has not complied with this Article II shall look only to Parent for payment of the applicable Merger Consideration.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent shall pay the Merger Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.3 Stock Options, Restricted Stock Awards and Warrants.

(a) The Company shall take all requisite action so that, as of the Effective Time, each restricted stock award and each option to acquire shares of Common Stock, as applicable (each, a “Company Stock Award”), outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Company Stock Award, shall be converted into the right to receive an amount in cash, without interest, equal to the Stock Award Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock in respect of such Company Stock Award, immediately prior to the Effective Time. “Stock Award Consideration” means (i) in the case of an option, the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Company stock option and (ii) in the case of a restricted stock award, the Merger Consideration in respect of the restricted stock award. The payment of the Stock Award Consideration to the holder of a Company Stock Award shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Award for all purposes under this Agreement. All Company Stock Awards shall be cancelled and all Company Stock Award Plans shall terminate at the Effective Time.

(b) The Company shall take all requisite action so that, as of the Effective Time, each warrant to acquire shares of Common Stock (each, a “Warrant”), outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of that Warrant, shall be converted into the right to receive an amount in cash, without interest, equal to the Warrant Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock in respect of such Warrant immediately prior to the Effective Time. “Warrant Consideration” means the excess, if any, of the Merger Consideration over the per share exercise or purchase price of the applicable Warrant. The payment of the Warrant Consideration to the holder of a Warrant shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Warrant for all purposes under this Agreement. All Warrants shall be cancelled at the Effective Time.

(c) As promptly as practicable following the execution of this Agreement, the Company shall mail to each holder of Company Stock Awards or Warrants, as the case may be, a letter describing the treatment of and payment for such Company Stock Awards or Warrants pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Options or Warrants. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Options and Warrants pursuant to this Section 2.3.

Section 2.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has demanded the appraisal of such shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (A) all Dissenting Shares shall be cancelled and cease to exist and (B) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 2.4(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Certificate formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Common Stock, the withdrawals of such demands, and any other instrument served on the Company under the provisions of Section 262 of the DGCL and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not offer or agree to make, or make, any payment with respect to any demands for appraisal without the prior written consent of Parent.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article III of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or as disclosed in the Company SEC Reports, as filed with or furnished to the SEC prior to the date hereof, but excluding any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature and do not clearly describe circumstances existing at the time of filing of the Company SEC Report, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Power. Each of the Company and its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 3.2 Foreign Qualifications. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents in any material respect.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Special Committee has adopted resolutions: (a) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; and (b) declaring that it is in the best interests of the stockholders of the Company (other than the Principal Stockholders) that the Company enters into this Agreement and consummates the Merger on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of the Company, based in part on the Special Committee Recommendation, has adopted resolutions: (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement; (ii) declaring that it is in the best interests of the stockholders of the Company (other than the Principal Stockholders) that the Company enters into this Agreement and consummates the Merger on the terms and subject to the conditions set forth in this Agreement; (iii) directing that adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (d) recommending to the stockholders of the Company (other than the Principal Stockholders) that they adopt this Agreement (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 3.5 Organizational Documents. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”).

Section 3.6 Minute Books. The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Boards of Directors and each committee of the Boards of Directors of the Company (other than the Special Committee) held since January 1, 2004; provided, that the Company shall not be obligated to make available any minutes of meetings related to (a) other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Board of Directors of the Company with respect to the consideration of strategic alternatives or (b) matters covered by attorney client privilege, but to the extent that such minutes relate to topics other than those covered by subsections (a) or (b) above, the Company has made available redacted copies thereof.

Section 3.7 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.7 of the Company Disclosure Letter. Except as set forth in Section 3.7 of the Company Disclosure Letter, (a) each of the Subsidiaries of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Liens and (b) the Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company and Container Applications, Inc. (“CAI”).

Section 3.8 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the “Exchange Act”);

(c) compliance with the NYSE rules and regulations;

(d) the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

(e) compliance with applicable foreign competition Laws (collectively, “Foreign Competition Laws”); and

(f) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 3.9 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.8 have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”), other than as set forth in Section 3.9(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts, other than as set forth in Section 3.9(d) of the Company Disclosure Letter or, if not obtained, would not have a Company Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contracts, other than as set forth in Section 3.9(e) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect; or

(f) cause the creation or imposition of any Liens on any Company Assets, other than (i) as set forth in Section 3.9(f) of the Company Disclosure Letter, (ii) any Liens resulting from the Financing or (iii) as would not have a Company Material Adverse Effect.

Section 3.10 Capitalization; Options.

(a) As of the date of this Agreement, the Company’s authorized capital stock consists solely of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of April 17, 2007, (i) 29,424,163 shares of Common Stock were issued and outstanding, (ii) 1,750,000 shares of Common Stock were reserved under the Company’s 2004 Stock Option Plan for Key Employees and Directors and the 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors for issuance upon the exercise of Company stock options, (iii) 190,000 fully vested options were outstanding under the Company’s 1993 Stock Option Plan for Executive Officers and Directors and the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, (iv) 24,357 shares of restricted stock were outstanding and subject to vesting restrictions, (v) 8,916,666 shares of Common Stock were reserved for issuance upon the exercise of the Warrants, (vi) 1,495,290 shares of Common Stock were reserved for issuance upon the conversion of convertible debentures and (vi) no shares of Preferred Stock were issued and outstanding. As of April 17, 2007, options to purchase an aggregate of 655,000 shares of Common Stock were outstanding. Except as set forth above, as of the date hereof, there are no shares of capital stock or securities convertible into or exchangeable for shares of capital stock of the Company.

(b) All outstanding shares of Common Stock and all shares of Common Stock that are subject to issuance, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are or will be duly authorized, validly issued, fully paid and non-assessable and (ii) are not or will not be subject to any pre-emptive rights.

(c) The Company has made available to Parent correct and complete copies of all plans set forth on Section 3.10(c) of the Company Disclosure Letter under which Company Stock Awards have been granted (the “Company Stock Award Plans”) and forms of options and other stock-based awards issued under those Company Stock Award Plans.

(d) Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All non-corporate equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.

(e) Except as set forth in this Section 3.10, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Company or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person. No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries.

Section 3.11 Voting.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the DGCL, other applicable Laws or otherwise) to approve and adopt this Agreement, the Merger and the transactions contemplated thereby.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of the Company may vote.

Section 3.12 SEC Reports. Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act), and has made available to Parent correct and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since January 1, 2004 (collectively, the “Company SEC Reports”). The Company SEC Reports, as filed with or furnished to the SEC, (a) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and other applicable Laws and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Except as set forth in Section 3.12 of the Company Disclosure Letter, no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. Except as set forth in Section 3.12 of the Company Disclosure Letter, as of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder.

Section 3.13 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries (including, for this purpose only, CAI) included or incorporated by reference in the Company SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries (including, for this purpose only, CAI) as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

(b) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports as filed with or furnished to the SEC prior to the date hereof. Except as described in Section 3.13 of the Company Disclosure Letter, the Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.14 Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP, other than:

(a) Liabilities disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2006 or the footnotes thereto set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b) Liabilities incurred since December 31, 2006 in the ordinary course of business consistent with past practices that would not have a Company Material Adverse Effect; and

(c) Liabilities set forth in Section 3.14(c) of the Company Disclosure Letter.

Section 3.15 Absence of Certain Changes. Since December 31, 2006, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, since such date, there has not been, with respect to either the Company or any of its Subsidiaries, any event, occurrence, development or state of circumstances or facts that has had a Company Material Adverse Effect.

Section 3.16 Litigation. There are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or (b) any director, officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, in each case other than Legal Actions that would not have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of its Subsidiaries other than Orders that would not have a Company Material Adverse Effect.

Section 3.17 Material Contracts. As of the date hereof, there are no Contracts to which the Company or any of its Subsidiaries is a party (i) that are required to be described in, or filed as an exhibit to, any Company SEC

Reports that are not so described or filed as required by the Securities Act or the Exchange Act, (ii) other than the Contracts listed in Section 3.17 of the Company Disclosure Letter, that contain any provisions restricting the ability of the Company or any of its Subsidiaries, or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Affiliates, including the Surviving Corporation and its Subsidiaries, to compete or transact in any business or with any Person or in any geographic area, and (iii) other than the Contracts listed in Section 3.17 of the Company Disclosure Letter, pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries guarantees any indebtedness of any other Person (other than the Company or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business and for such indebtedness or guarantees which do not exceed $10,000,000 in principal amount) (collectively, the “Material Contracts”). Each Material Contract is a legal, valid and binding agreement of the Company, is not in default by the Company in any material respect by its terms and, to the Knowledge of the Company, has not been cancelled or breached by the other party thereto.

Section 3.18 Benefit Plans. Except as set forth in Section 3.18 of the Company Disclosure Letter:

(a) Section 3.18(a) of the Company Disclosure Letter contains a correct and complete list of (i) each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and (ii) each other stock purchase, stock option, severance, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, under which (A) any past or present director, officer, employee or consultant of the Company has any present or future right to benefits or (B) the Company has any present or future Liabilities. All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.” All references to the “Company” in this Section 3.18 shall refer to the Company and all members of its “controlled group” within the meaning of Section 414 of the Code (which, for purposes of this Section 3.18, shall include entities under “common control” within the meaning of Section 414(c) of the Code). References to the “Company” in Section 3.18(d) hereof shall include all members of such “controlled group” within the preceding six years.

(b) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of: (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules); (iv) the most recent annual audited financial statements and opinion; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received within the past three years.

(c) All amounts properly accrued as liabilities or expenses of any Company Benefit Plan have been properly reflected in the most recent financial statements contained in the Company SEC Reports, as filed with or furnished to the SEC, to the extent required by GAAP. Since the date of such financial statements, there has been no amendment or change in interpretation by the Company relating to any Company Benefit Plan which would materially increase the cost of such Company Benefit Plan.

(d) The Company does not maintain or contribute to, and has not within the preceding six years maintained or contributed to, or had during such period the obligation to maintain or contribute to, any Company Benefit Plan subject to (i) Section 412 of the Code, (ii) Title IV of ERISA or (iii) any “multiple employer plan” within the meaning of the Code or ERISA.

(e) Each Company Benefit Plan is in compliance in all material respects with all applicable Laws. Each Company Benefit Plan that requires registration with a Governmental Entity has been so registered. Each

Company Benefit Plan which is intended to qualify under Section 401(a) of the Code (i) has been issued a favorable determination letter by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

(f) Each Company Benefit Plan which is a “group health plan” within the meaning of Section 607(1) of ERISA is in compliance in all material respects with the provisions, as amended to the date hereof, of the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws.

(g) There are no: (i) Company Benefit Plans under which welfare benefits are provided to past or present employees beyond their retirement or other termination of service, other than coverage mandated by COBRA, Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Reports as filed with or furnished to the SEC.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee of the Company; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code.

(i) Neither the Company nor any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

Section 3.19 Labor Relations. Except as set forth in Section 3.19 of the Company Disclosure Letter:

(a) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract. Neither the Company nor any of its Subsidiaries currently has or has had within the last three years, nor to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity and the collection and payment of withholding and/or social security taxes. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law within the last year which remains unsatisfied.

Section 3.20 Taxes. Except as set forth in Section 3.20 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes whether or not shown to be due on the Tax Returns referred to in Section 3.20(a), and all material estimates of Tax required to be paid in order to avoid the imposition of any interest or penalty, and have made adequate provision (in accordance with GAAP) for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) Each of the Company and its Subsidiaries has withheld and paid proper and accurate amounts of Taxes from payments made to its employees, independent contractors, creditors, stockholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax laws.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) No audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or an of its Subsidiaries may be subject to taxation by such jurisdiction.

(g) Since December 31, 2005, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.

(h) Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Section 1.6011-4(b) of the Treasury Regulations promulgated under the Code.

(i) The Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five year period ending on the Closing Date.

(j) The Company has made available to Parent complete and correct copies of all Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2003.

(k) Since December 31, 2003, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(l) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group as defined in Section 1504 of the Code or any similar provision of state, local or foreign Law (other than a group of which the common parent was the Company) for any Tax period for which the statute of limitations has not expired or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports as filed with or furnished to the SEC.

(n) The tax treatment taken by Company and its Subsidiaries with respect to each lease and leasing transaction entered into by the Company or any of its Subsidiaries has been proper in all material respects for all federal, state, local, foreign and other Tax purposes.

(o) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will cause the Company or any of its Subsidiaries to cease to be eligible for any applicable federal, state, local, foreign or other Tax exemption, Tax holiday or other similar relief from taxation.

(p) Each statement and representation made by the Company and its Subsidiaries in connection with the opinion of Akin, Gump, Strauss, Hauer & Feld LLP dated December 19, 2005 with respect to the United States federal income tax consequences of the Special Dividend (as defined in such opinion) is true, correct and complete, and the Company and its Subsidiaries have effected the transactions described in the “Domestic Reinvestment Plan” set forth as an appendix to such opinion.

Section 3.21 Environmental Matters. Except as set forth in any environmentally-related documents previously made available to Parent or as would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries are in compliance with:

(i) all applicable Laws relating to (A) pollution, contamination, protection of the environment or employee health and safety, (B) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (C) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, “Environmental Matters”); and

(ii) all applicable Laws and Orders relating to Environmental Matters (collectively, “Environmental Laws”).

(b) There are no present conditions, events, circumstances, facts, activities, practices, incidents or actions:

(i) that have given rise or would reasonably be expected to give rise to any Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Laws or any Hazardous Substance; or

(ii) that have required or would reasonably be expected to require the Company or any of its Subsidiaries to incur any actual or potential cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws, contractual obligations or otherwise or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”).

(c) Neither the Company nor any of its Subsidiaries has received from any Governmental Entity any notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site or other location allegedly containing any Hazardous Substances; (ii) of any failure by any of them to comply with any Environmental Laws or the requirements of any environmental Permits; or (iii) that any of them is requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matters.

This Section 3.21 shall be the only representation made by the Company with respect to Environmental Laws, Environmental Matters, Hazardous Substances or Environmental Costs.

Section 3.22 Intellectual Property. Except as would not be materially adverse to the Company or its Subsidiaries: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted or, to the Knowledge of the Company, threatened to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) the Company or a Subsidiary owns or is duly licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any license agreement governing such Intellectual Property; (iii) none of the Intellectual Property owned by the Company or a Subsidiary (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and the Owned Intellectual Property is valid and enforceable; (iv) to the Knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (v) each license of Intellectual Property licensed to the Company or a Subsidiary (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect; and (vi) no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder. For purposes of this Agreement, “Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) software and (v) trade secrets under applicable Law, including confidential and proprietary information and know-how.

Section 3.23 Real Property; Personal Property.

(a) The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for such Liens as are set forth on Section 3.23(a) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect.

(b) Each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Real Property Leases”) is valid, binding and in full force and effect, and no termination event or condition or uncured default on the part of the Company or any such Subsidiary exists under any Real Property Lease, except as would not have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not have a Company Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal Company Assets is subject to any Liens, except for Liens that would not have a Company Material Adverse Effect.

Section 3.24 Permits; Compliance with Laws.

(a) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect. Except as would not have a Company Material Adverse Effect, no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is, or has been since January 1, 2004, in conflict with, or in default or violation of, (i) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (ii) any Company Permits.

Section 3.25 Insurance. The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate.

Section 3.26 Takeover Statutes. The Board of Directors of the Company has taken all necessary action to ensure that the restrictions on business combinations or stockholdings contained in Section 203 of the DGCL will not apply to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.27 Interested Party Transactions. Since January 1, 2004, (i) the Company has not entered into any Contract under which the Company or any of its Subsidiaries has incurred any Liability or has any future Liability between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any person (other than the Company or its Subsidiaries) which owns of record or beneficially any equity interest in any Subsidiary of the Company and (ii) the Company has not entered into any transaction, or series of similar transactions or entered into any Contracts, nor are there any currently proposed transactions, or series of similar transactions or Contracts to which the Company or any of its Subsidiaries was or, in the case of a proposed transaction, is to be a party, that would be required to be but has not been, disclosed under Item 404 of Regulation S-K of the SEC. For purposes of this Agreement, the transactions contemplated by clauses (i) and (ii) of the preceding sentence are referred to collectively as “Related Party Transactions”).

Section 3.28 Opinion of Financial Advisor. The Special Committee Financial Advisor has delivered to the Special Committee its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. The Company has made available to Parent a complete and correct copy of such opinion. The Company has obtained the authorization of the Special Committee Financial Advisor to include a copy of such opinion in the Company Proxy Statement.

Section 3.29 Brokers and Finders. No broker, finder or investment banker other than the Special Committee Financial Advisor and Evercore Partners Inc. (the “Company Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of all agreements (i) between the Special Committee and the Special Committee Financial Advisor and (ii) between the Company and the Company Financial Advisor, under which the Special Committee Financial Advisor or the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions. Attached as Section 3.29 to the Company Disclosure Letter is an estimate as of the date hereof of the fees and expenses to be incurred by the Company and its Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of Parent

Except as set forth in the disclosure letter (with specific reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article IV of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Organization and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Board of Directors of Parent has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The Board of Directors of Merger Sub has unanimously adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated by this Agreement. The execution and delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

Section 4.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, other than:

(a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act;

(c) the pre-merger notification required under the HSR Act;

(d) compliance with the Foreign Competition Laws; and

(e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent, as in effect on the date of this Agreement;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.4 have been obtained or made;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), other than as set forth in Section 4.5(c) of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as set forth in Section 4.5(d) of the Parent Disclosure Letter or, if not obtained, would not have, a Parent Material Adverse Effect.

Section 4.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

Section 4.7 Capital Resources. Parent has delivered to the Company correct and complete copies of (a) an executed commitment letter (the “Equity Funding Letter”) from Fortress Fund IV GP L.P. and certain of its Affiliates (the “Equity Fund”) to provide equity financing in an aggregate amount of $750,000,000 (the “Equity Funding”) and (b) an executed commitment letter (the “Commitment Letter”) from Citigroup Global Markets Realty Corp. and Bear, Stearns & Co. Inc. (the “Lenders”) pursuant to which the Lenders have committed to provide Parent with financing in an aggregate amount of $670,000,000 (the “Debt Financing” and, together with the Equity Funding, the “Financing”). The Equity Funding Letter is a legal, valid and binding obligation of the parties thereto and is in full force and effect. The Commitment Letter is a legal, valid and binding obligation of Parent, and to the Knowledge of Parent, the other parties thereto, and is in full force and effect. Neither the Equity Funding Letter nor the Commitment Letter has been withdrawn, terminated or otherwise amended or modified in any respect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under either the Equity Funding Letter or the Commitment Letter. Except as specifically set forth in the Equity Funding Letter and the Commitment Letter and for the payment of customary fees, (i) there are no conditions precedent to the obligations of (A) the Equity Fund to fund the Equity Financing or (B) the Lenders to fund the Debt Financing and (ii) there are no contingencies or other provisions pursuant to any Contract (including any side letter) relating to the Merger to which Parent or any of its Affiliates is a party that would permit any of the Equity Fund or the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing. Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Financing to be satisfied by it contained in the Equity Funding Letter or the Commitment Letter. Parent has fully paid any and all commitment fees and other fees required by the Commitment Letter to be paid as of the date hereof. Parent shall have, and shall make available to Merger Sub, at the Closing proceeds in connection with the Financing in an amount which will provide Parent and Merger Sub with acquisition financing at the Closing sufficient to (x) pay the full amount of the Merger Consideration, the Stock Award Consideration and the Warrant Consideration, (y) refinance any indebtedness of the Company to be refinanced and pay all fees, penalties and premiums related thereto, and (z) pay all expenses in connection with the Merger and the transactions contemplated thereby.

Section 4.8 Solvency. Immediately following the Closing and after giving effect to the Merger, the Surviving Corporation and its Subsidiaries taken as a whole will not: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature); (b) have incurred debts beyond its ability to pay them as they become due; or (c) be engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital. Furthermore, no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or its Subsidiaries.

Section 4.9 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated thereby. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated hereby.

Section 4.10 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.11 Confidentiality Agreement. The Affiliate of Parent that has executed the Confidentiality Agreement and its Affiliates and their respective directors, officers, employees, agents and representatives subject to the Confidentiality Agreement, have complied in all material respects with the terms of the Confidentiality Agreement including, without limitation, the restrictions on contacting other potential acquirers of the Company and the restriction on limiting Parent’s financing sources from providing financing to, or arranging financing for, any other potential acquirer of the Company.

ARTICLE V

Covenants

Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, to retain the services of its current officers and key employees, and to preserve the good will of its customers, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

(a) Organization Documents. Amend its charter, bylaws or other organizational documents (whether by merger, consolidation or otherwise);

(b) Dividends. Make, declare or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock, other than (i) the Company’s regularly scheduled quarterly dividend on the Common Stock in an amount not to exceed $.25 per share of Common Stock per quarter, (ii) dividends by wholly-owned Subsidiaries of the Company organized in the United States to other Subsidiaries so organized or to the Company, and (iii) dividends or distributions on the capital securities of Interpool Capital Trust, a Delaware business trust and special purpose entity, in accordance with past practice;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries, (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Person any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to (A) the exercise of the Company Stock Awards or Warrants, (B) the vesting of restricted stock and (C) the conversion of convertible securities, in each case outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock, except, in the case of each of clauses (i) through (iv), as permitted under Section 5.1(d);

(d) Compensation and Benefits. (i) Increase the compensation or benefits payable or to become payable to any of its directors, officers or employees, (ii) grant any severance or termination pay to any of its directors, officers or employees (except pursuant to existing agreements, plans or policies consistent with past practice), (iii) enter into any new employment or severance agreement with any of its directors, officers or employees or (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans, except in each case (A) to the extent required by applicable Laws, (B) for increases in salary, wages and benefits of officers or employees in the ordinary course of business consistent with past practice, (C) in conjunction with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice or (D) pursuant to existing collective bargaining agreements;

(e) Employees. Hire, terminate or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

(f) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, except for capital expenditures permitted by Section 5.1(o);

(g) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including the capital stock of Subsidiaries of the Company, other than (i) the sale or lease of inventory in the ordinary course of business consistent with past practice, (ii) the disposition of used or excess equipment in the ordinary course of business consistent with past practice, or (iii) dispositions of other assets utilized in the operations of the Company or its Subsidiaries not in excess of $5,000,000 as measured by book value (so long as the asset is sold for at least fair market value, but if sold for less than fair market value, then as measured by fair market value), in the aggregate;

(h) Contracts. (i) Enter into or materially modify any Material Contract, other than in the ordinary course of business consistent with past practice or as permitted under another subsection of this Section 5.1, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person, (iii) enter into or modify any Contract constituting or relating to a Related Party Transaction, (iv) enter into, or become a party to, any TRAC lease or any other lease agreement pursuant to which any Person (other than the Company or any of its Subsidiaries) is or becomes entitled to claim the tax benefits associated with ownership of any assets for U.S. federal income Tax purposes or (v) terminate, cancel or request any material change in any Material Contract other than in the ordinary course of business consistent with past practice;

(i) Indebtedness; Guarantees. Incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person, other than indebtedness incurred in the ordinary course of business consistent with prior practice in an amount in the aggregate not to exceed $100,000,000 which is prepayable at any time without penalty;

(j) Loans. (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice, or (ii) make any loans to its directors or officers;

(k) Accounting. Change its accounting policies or procedures, other than as required by changes in GAAP or Regulation S-X of the SEC;

(l) Tax. Amend any material Tax Return, settle or compromise any audit or claim relating to Taxes, make or change any material election relating to Taxes or change its Tax accounting methods, principles or practices, except as required by applicable Tax Laws;

(m) Legal Actions. Except as otherwise provided in Section 5.1(m) of the Company Disclosure Letter, waive, release, assign, settle or compromise any Legal Action in any manner so that monetary relief in excess of $200,000 in the aggregate (excluding amounts covered by insurance), or any type of relief other than monetary relief, is awarded or granted to any party;

(n) Insurance. Fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(o) Capital Expenditures. Authorize or make, or become obligated to make, capital expenditures other than the capital expenditures provided for in the Company’s capital expenditures budget provided to Parent prior to the date hereof;

(p) Waivers of Rights. Cancel any material Indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; or

(q) Related Actions. Agree to do any of the foregoing.

Section 5.2 Other Actions. Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Affiliates to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent its Board of Directors withdraws, modifies or amends the Company Board Recommendation, or the Special Committee withdraws, modifies or amends the Special Committee Recommendation, in accordance with the terms of this Agreement.

Section 5.3 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its Subsidiaries, to: (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish promptly such information concerning Company and its Subsidiaries as Parent or its Representatives may reasonably request. No investigation conducted under this Section 5.3(a), however, will affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 31, 2007 (the “Confidentiality Agreement”), between Fortress Fund IV GP L.P. and the Company with respect to the information disclosed under this Section 5.3.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

Section 5.4 No Solicitation.

(a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 5.4(d), the Company shall not, and shall cause each of its Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal;

(ii) engage in discussions or negotiations with, or furnish or disclose any non public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make a Takeover Proposal;

(iii) withdraw, modify or amend the Company Board Recommendation or the Special Committee Recommendation in any manner adverse to Parent;

(iv) approve, endorse or recommend any Takeover Proposal; or

(v) enter into any agreement in principle, arrangement, understanding or Contract relating to a Takeover Proposal.

(b) The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Takeover Proposal and to request the prompt return or destruction of any confidential information provided to any such Person prior to the date hereof. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.4.

(c) The Company shall notify Parent promptly upon receipt of (i) any Takeover Proposal or indication by any Person considering making any Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal. The Company shall provide Parent promptly with the identity of such Person and a description of the material terms of such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication or request, and any related communications to or by the Company or its Representatives.

(d) Subject to the Company’s compliance with the provisions of this Section 5.4, the Company and its Representatives and the Board of Directors of the Company and the Special Committee shall be permitted to, at any time prior to obtaining the Requisite Company Vote, in response to a bona fide written Takeover Proposal not solicited in violation of this Section 5.4:

(i) engage in discussions or negotiations with the Person who has made such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if the Board of Directors of the Company determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to the Person who has made such Takeover Proposal (and its Representatives), if the Board of Directors of the Company determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, but only so long as the Company has caused such Person to enter into a confidentiality agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Board of Directors determination) with the Company on terms and conditions not materially less favorable to the Company than the Confidentiality Agreement (with the exception of the terms and conditions set forth in the seventh paragraph of the Confidentiality Agreement), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; or

(iii) (1) withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent (an “Adverse Recommendation Change”), (2) approve, endorse or recommend such Takeover Proposal, or (3) cause or permit the Company to terminate this Agreement pursuant to Section 7.4(a) solely in order to concurrently enter into an agreement regarding a Superior Proposal, if the Board of Directors of the Company determines (x) in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes a Superior Proposal and (y) after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or approve, endorse or recommend such Takeover Proposal, and the Company may not terminate this Agreement pursuant to clause (3) above, until (I) after the third Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company and, if applicable, a statement that the Board of Directors of the Company intends to terminate this Agreement pursuant to

Section 7.4(a) (it being understood and agreed that any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period), and (II) during such three Business Day period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change, to endorse or recommend such Takeover Proposal or to cause or permit the Company to so terminate this Agreement, (A) the Company shall have offered to negotiate with (and, if accepted, negotiated with) Parent in making such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and the other transactions contemplated by this Agreement, and (B) the Board of Directors of the Company shall have determined, after considering the results of such negotiations and the revised proposals made by Parent, if any, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal.

Notwithstanding the foregoing, the board of directors of the Company or the Special Committee shall be permitted to (i) disclose to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) make such other public disclosure if it determines, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws or otherwise as required, in the opinion of outside legal counsel, under applicable Laws, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (iii) of Section 5.4(d) except, in each case, to the extent permitted by Section 5.4(d).

Section 5.5 Notices of Certain Events.

(a) The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of its obligations under this Agreement.

(b) Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement, (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of the obligations of Parent or Merger Sub under this Agreement.

Section 5.6 Company Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company shall prepare a draft of the Company Proxy Statement. Parent shall provide the Company with any information that may be required in connection with the preparation and filing of the Company Proxy Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Company Proxy Statement with the SEC.

(b) The Company hereby covenants and agrees that none of the information included or incorporated by reference in the Company Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information supplied by Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

(c) The Company shall use reasonable best efforts to (i) respond to any comments on the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Company Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Company Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Company Proxy Statement and related correspondence and filings and (y) shall reasonably consider for inclusion in such drafts, correspondence and filings all comments reasonably proposed by Parent.

(d) Subject to Section 5.4, the Company Proxy Statement shall include the Company Board Recommendation unless the Board of Directors of the Company or the Special Committee has withdrawn, modified or amended the Company Board Recommendation or the Special Committee Recommendation in accordance with this Agreement.

Section 5.7 Company Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable following the date of this Agreement for the purpose of voting on adoption of this Agreement. Subject to Section 5.4, the Company shall (a) use its reasonable best efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (b) take all other action necessary or advisable to secure the Requisite Company Vote.

Section 5.8 Employees; Benefit Plans.

(a) For a period of one year following the Closing Date (the “Continuation Period”) Parent shall cause the Surviving Corporation to provide employees of the Company and its Subsidiaries as of the Effective Time (“Employees”) with compensation and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements in effect at the Effective Time; provided, however, that during such one-year period, nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Parent or the Surviving Corporation or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee.

(b) Parent shall and shall cause the Surviving Corporation to honor the individual agreements listed in Section 5.8(b) of the Company Disclosure Letter and all other Company Benefit Plans (including, without limitation, any severance, change of control and similar plans and agreements) in effect as of the date hereof in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such agreements and Plans and except as provided herein. Without limiting the immediately preceding sentence, it is expressly agreed that Parent shall cause the Surviving Corporation to perform the individual agreements listed in Section 5.8(b) of the Company Disclosure Letter in the same manner and to the same extent that the Company would be required to perform them. During the Continuation Period, Parent shall provide all Employees who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such Employees under the Company’s severance policy as in effect immediately prior to the date hereof.

(c) For the purposes of determining eligibility and vesting under the employee benefit plans of Parent and its Affiliates in which any Employees may become eligible to participate after the Effective Time (the “New Plans”), each Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) each Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present or former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents, in agreements between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Merger and to continue in full force and effect for a period of not less than six years after the Effective Time, or, if longer, for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement.

(b) Parent and the Surviving Corporation shall, jointly and severally, indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Legal Action, subject to Parent’s or the Surviving Corporation’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if required by the DGCL, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified.

(c) Parent and the Surviving Corporation shall, jointly and severally, maintain in effect for at least six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time so long as Parent and the Surviving Corporation are not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Corporation are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent and the Surviving Corporation shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(d) The covenants contained in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws and subject to fiduciary duties of the Company’s Board of Directors under applicable Laws, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable.

Section 5.11 Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, and subject to fiduciary duties under applicable Law, each of Parent and the Company shall (i) use its commercially reasonable efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement and (ii) thereafter make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under (A) the Securities Act and the Exchange Act, (B) the HSR Act and Foreign Competition Laws, (C) the DGCL, (D) the NYSE rules and regulations and (E) any other applicable Laws. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing. Neither Parent nor the Company shall file any such document if the other party has reasonably objected to the filing of such document. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b) Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any such Governmental

Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws.

(c) Notwithstanding anything to the contrary in this Agreement, Parent shall take all action required to avoid the entry, or to effect the dissolution, of any Order which would otherwise have the effect of preventing or delaying the Closing, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of assets or businesses of Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) and (ii) otherwise taking or committing to take actions that would limit Parent’s or its Affiliates’ (including, after the Effective Time, the Surviving Corporation’s and its Subsidiaries’) freedom of action with respect to, or its ability to retain, one or more of their respective assets or businesses.

Section 5.12 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Laws or the NYSE requirements, in which case that party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.13 Stock Exchange De-listing. Parent and the Company shall use their commercially reasonable efforts to cause the Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act promptly following the Effective Time.

Section 5.14 Fees, Expenses and Conveyance Taxes. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) shall be paid by the party incurring those Expenses, except that Parent and the Company shall share equally each of the filing fees with respect to the filings contemplated by Section 5.11(a).

Section 5.15 Takeover Statutes. Unless the Board of Directors of the Company or the Special Committee, as the case may be, has withdrawn, modified or amended the Company Board Recommendation or the Special Committee Recommendation, respectively, if any takeover statute is or becomes applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.16 Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall:

(a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b) fully and timely pay all Taxes due and payable in respect of such Post Signing Returns;

(c) properly reserve in accordance with GAAP and in a manner consistent with past practice (and reflect such reserve in their books and records and financial statements), all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time; and

(d) terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there are no further Liabilities thereunder.

Section 5.17 Financing.

(a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Commitment Letter, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein (including agreeing to any requested changes to the commitments thereunder in accordance with the related flex provisions), (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) consummate the Debt Financing at the Closing. Parent shall obtain the Equity Financing upon satisfaction or waiver of the conditions to Closing set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall promptly (and in any event within one Business Day) notify the Company of such unavailability and the reasons therefore and shall use its reasonable best efforts to arrange to obtain any such portion from alternative sources on terms that are not materially less beneficial to Parent as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any breach by any party of the Commitment Letter or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter without obtaining the Company’s prior written consent. Parent shall provide notice to the Company promptly upon receiving the Debt Financing and shall furnish correct and complete copies of the definitive agreements with respect thereto to the Company promptly upon their execution. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Funding Letter without obtaining the Company’s prior written consent. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions to Closing set forth in Section 6.1 and Section 6.2 and to Parent’s rights under Section 7.2 and Section 7.3, regardless of whether Parent has complied with all of its other obligations under this Agreement (including its obligations under this Section 5.17(a)).

(b) The Company agrees to provide, and shall cause its Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Section 6.1 or Section 6.2 to fail to be satisfied or otherwise cause any breach of this Agreement or any material Contract to which the Company or any of its Subsidiaries is a party or (iv) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company and its Subsidiaries upon the termination of this Agreement), including (A) participation in meetings, drafting sessions and due diligence sessions, (B) upon request, furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (C) assisting Parent and its financing sources in the preparation of (x) an offering document for any debt raised to complete the Merger and (y) materials for rating agency presentations and (D) reasonably cooperating with the marketing efforts of Parent and its financing sources for any debt raised by Parent to complete the Merger; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing, except for any such fee or Liability effective following the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation required pursuant to this Section 5.17. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including reasonable fees for outside counsel, accountants and other outside consultants) suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or any of its Subsidiaries). Notwithstanding anything in this Agreement to the contrary, the conditions set forth in Sections 6.2(b) and (c), as they apply to the Company’s obligations under this Section 5.17(b), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained primarily as a result of the Company’s willful and material breach of its obligations under this Section 5.17(b).

(c) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by Parent or its Representatives pursuant to Section 5.17(b) shall be kept confidential in accordance with the Confidentiality Agreement.

Section 5.18 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. Notwithstanding the foregoing sentence or anything else in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company shall not be obligated to comply with this Section 5.18 if the Board of Directors of the Company determines, after consultation with outside legal counsel, that such compliance would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with this Section 5.18 in reliance on the foregoing exception until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

Section 5.19 Notes Tender Offer. If Parent shall so request:

(a) The Company will commence a tender offer (the “Notes Tender Offer”) for all of the $230,000,000 aggregate principal amount at maturity of the 6% Senior Notes due 2014 (the “Senior Notes”) as promptly as reasonably practicable after the receipt of Parent’s written request, but in no event later than the mailing of the Company Proxy Statement. The aggregate consideration payable to each holder of Senior Notes pursuant to the Notes Tender Offer shall be an amount in cash established and funded by Parent and previously disclosed to the Company. The Notes Tender Offer shall be made pursuant to an Offer to Purchase and Consent Solicitation Statement prepared by the Company in connection with the Notes Tender Offer in form and substance reasonably satisfactory to Parent and the Company (as amended from time to time, the “Notes Offer to Purchase”).

(b) As part of the Notes Tender Offer, the Company shall use its reasonable best efforts to solicit the consent of the holders of the Senior Notes, to amend, eliminate or waive certain sections (as selected by Parent) of the Senior Notes Indenture (the “Notes Consents”). The Surviving Corporation’s obligation to accept for payment and pay for the Senior Notes tendered pursuant to the Notes Tender Offer or make any payment for the Notes Consents shall be subject to the conditions that (i) the conditions set forth in Article VI below shall have been satisfied or waived, (ii) the simultaneous occurrence of the Effective Time and (iii) such other conditions as are customary for transactions similar to the Notes Tender Offer. Subject to the terms and conditions of the Notes Tender Offer, Parent agrees to cause the Surviving Corporation to accept for payment, as promptly as practicable after expiration of the Notes Tender Offer, all Senior Notes (and Notes Consents) validly tendered and not withdrawn. The Company will not waive any of the conditions to the Notes Tender Offer without the prior written consent of Parent.

(c) The Company shall prepare, as promptly as practicable after receipt of Parent’s written request, the Notes Offer to Purchase, together with related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Notes Tender Offer Documents”), relating to the Notes Tender Offer and shall use its reasonable best efforts to disseminate to the record holders of the Senior Notes, and to the extent known by the Company, the beneficial owners of the Senior Notes (collectively, the “Noteholders”), the Notes Tender Offer Documents; provided, however, that prior to the dissemination thereof, the Company shall consult with Parent with respect to the Notes Tender Offer Documents and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent. Parent shall provide the Company with any information for inclusion in the Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by the Company. If at any time prior to the acceptance of Senior Notes pursuant to the Notes Tender Offer any event should occur that is required by applicable Law to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, the Company shall use its reasonable best efforts to prepare and disseminate such amendment or supplement; provided, however, that prior to such dissemination, the Company shall consult with Parent with respect to such amendment or supplement and shall include in such Notes Tender Offer Documents all comments reasonably proposed by Parent. The Company will notify Parent at least 48 hours prior to the dissemination of the Notes Tender Offer Documents, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Noteholders.

(d) At such time as the Company receives consents from Noteholders holding at least a majority of the aggregate principal amount of Senior Notes, the Company agrees to execute, and to cause all of the guarantors that are a party to the Senior Notes Indenture to execute, and will use reasonable best efforts to cause the trustee under the Senior Notes Indenture to execute, a supplemental indenture (the “Supplemental Indenture”) in order to give effect to the amendments of the Indenture contemplated in the Notes Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth therein (the “Proposed Amendments”) will not become operative unless and until all conditions to the Notes Tender Offer have been satisfied or waived by the Company and the Surviving Corporation accepts all Senior Notes (and related consents) validly tendered for purchase and payment pursuant to the Notes Tender Offer. In such event, the parties hereto agree that the Proposed Amendments will be deemed operative as of immediately prior to such acceptance for payment, and the Surviving Corporation will thereafter be obligated to make all payments for the Senior Notes (and related consents) so tendered.

(e) If the Effective Time does not occur, Parent shall pay the reasonable fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Notes Tender Offer each of whom shall be selected by Parent with the consent of the Company (not to be unreasonably withheld), and Parent further agrees to reimburse the Company for all of its reasonable out-of-pocket costs in connection with the Notes Tender Offer promptly following incurrence and delivery of reasonable documentation of such costs. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, their respective officers and directors and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Notes Tender Offer and the Notes Tender Offer Documents.

Section 5.20 Indentures. If Parent shall so request in writing, with respect to each indenture identified in Section 5.20 of the Company Disclosure Letter (collectively, the “Indentures”) and the debentures issued pursuant to the Indentures (the “Debentures”), the Company shall deliver, or cause to be delivered, any and all notices, certificates, instruments or other documentation and taken any and all actions in each case necessary or required by the Company pursuant to, and in accordance with, the terms and conditions of the Indentures (i) to cause all of the Debentures to be redeemed or subject to redemption by the Company upon or immediately after the Closing and (ii) to notify any holder of the debentures issued pursuant to the 9.25% Indenture (as defined in Section 5.20 of the Company Disclosure Letter) of any conversion rights pursuant to Article IV of the 9.25% Indenture such that any such holder would be required pursuant to the terms and conditions of the 9.25% Indenture to exercise any such conversion rights as soon possible prior to the Closing but in any event no later than 5:00 p.m. (New York City time) on the Business Day (as defined in the 9.25% Indenture) immediately preceding the Closing Date.

ARTICLE VI

Conditions

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Company Vote.

(b) Antitrust. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) Consents. All other consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.1(c) of the Company Disclosure Letter and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would have a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable.

(d) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.10(a) shall be true and correct in all respects, subject to de minimus exceptions involving discrepancies of no more than 10,000 shares of Company Common Stock or Company Stock Options covering in the aggregate no more than 5,000 shares of Company Common Stock, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Parent Material Adverse Effect” qualifications contained in them, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of representations and warranties to be true and correct in all respects would not have a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Merger Sub and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by September 15, 2007 (the “Outside Date”), except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date; provided, that the Company may in its sole discretion extend the Outside Date to October 31, 2007 if (i) prior to September 7, 2007, the Company shall have notified Parent in writing that it desires to extend the Outside Date to October 31, 2007; (ii) such extension will not lead to a breach or acceleration of a Material Contract; and (iii) the Company shall have exercised the purchase options contemplated by each of the Material Contracts listed as items 50 and 51 in Section 3.9(e) of the Company Disclosure Letter (and the agreements referenced therein) on or prior to September 15, 2007 in accordance with the written instructions of Parent, if such written instructions shall have been received by the Company no later than September 13, 2007;

(b) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c) if any Law prohibits consummation of the Merger; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the Board of Directors of the Company or the Special Committee, as the case may be, withdraws, modifies or amends the Company Board Recommendation or the Special Committee Recommendation in any manner adverse to Parent, or publicly proposes to do any of the foregoing;

(b) if (i) the Board of Directors of the Company or the Special Committee approves, endorses or recommends a Superior Proposal (other than a confidentiality agreement permitted by Section 5.4(d)), (ii) the Company enters into a Contract relating to a Superior Proposal, (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to obtaining the Requisite Company Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement, or (iv) the Company or its Board of Directors or the Special Committee, as the case may be, publicly announces its intention to do any of the foregoing;

(c) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within ten Business Days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) in accordance with Section 5.4(d)(iii); or

(b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within ten Business Days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such party), except as otherwise provided in Section 8.13 and except that if such termination results from the willful (a) failure of any party to perform its obligations or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Liabilities incurred or suffered by the other parties as a result of such failure or breach. The provisions of Section 5.3(b), Section 5.14, this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement.

Section 7.6 Expenses Following Termination.

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.14.

(b) The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to $32,500,000 (the “Termination Fee”):

(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.3(a) or 7.3(b) in which case payment shall be made within five Business Days of such termination; or

(iii) if (A) a Covered Proposal shall have been made or proposed to the Company or otherwise publicly announced (which has not been withdrawn), (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b) and (C) within twelve months following the date of such termination, the Company enters into a Contract providing for the implementation of, or consummates, a Covered Proposal, or a majority of the Company’s capital stock is acquired by any Person, in which case payment shall be made within five Business Days of the date on which the Company enters into such Contract.

(c) The Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.6, and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount due pursuant to this Section 7.6, the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after stockholder approval hereof, so long as (a) no amendment that requires further stockholder approval under applicable Laws after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the Board of Directors of each of Merger Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the Board of Directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the Board of Directors of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

Miscellaneous

Section 8.1 Certain Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

(c) “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets or financial condition of the Company and its Subsidiaries taken as a whole or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which the Company or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on the Company and its Subsidiaries as compared to other Persons in the industries in which the Company and its Subsidiaries conduct their businesses), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (v) the announcement of the execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby, (vi) any decline in the market price, or change in trading volume, of the Common Stock or (vii) compliance with the terms of this Agreement or with the prior written consent of Parent.

(d) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(e) “Covered Proposal” means a Takeover Proposal, substituting “50%” for each occurrence of “20%” in the definition of “Takeover Proposal.”

(f) “Hazardous Substances” means: (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; or (iii) any other material, chemical, pollutant, contaminant, hazardous or toxic substance, or other substance or waste that is prohibited, limited or regulated under, or that is or may become the subject of regulatory action under, any Environmental Laws.

(g) “Knowledge” means, when used with respect to Parent or the Company, the actual knowledge of the Persons set forth in Section 8.1(g) of the Company Disclosure Letter or Parent Disclosure Letter, as applicable.

(h) “Laws” means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(i) “Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(j) “NYSE” means the New York Stock Exchange.

(k) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

(l) “Parent Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets or financial condition of Parent and its Subsidiaries taken as a whole or would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or prevent or materially impair or delay the ability of Parent or

Merger Sub to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general political, economic or financial market conditions, (ii) changes affecting the industries generally in which Parent or its Subsidiaries conduct business (except to the extent such a change has had a disproportionate effect on Parent and its Subsidiaries as compared to other persons in the industry in which Parent and its Subsidiaries conduct their business), (iii) any change in Law or interpretations thereof or any change in GAAP or other accounting principles or requirements, (iv) any natural disaster, epidemic, acts of terrorism or war (except to the extent such event, circumstance, change or effect has had a disproportionate effect on Parent and its Subsidiaries as compared to other persons in the industry in which Parent and its Subsidiaries conduct their business), (v) the announcement of execution of this Agreement or the pendency or consummation of the Merger or any other transactions contemplated hereby or (vi) compliance with the terms of this Agreement or with the prior written consent of the Company.

(m) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(n) “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

(o) “Requisite Company Vote” means the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock, as of the record date for the Company Stockholders Meeting.

(p) “Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50% of any class or series of capital stock of such Person (it being understood that, for purposes of this Agreement, CAI shall not be deemed to constitute a Subsidiary of the Company).

(q) “Superior Proposal” means a bona fide Covered Proposal, (i) which the Board of Directors of the Company determines (after consultation with its financial advisor and outside counsel) is on terms and conditions more favorable from a financial point of view to the stockholders of the Company (other than the Principal Stockholders) than those contemplated by this Agreement, (ii) the conditions to the consummation of which are all reasonably capable of being satisfied without undue delay, and (iii) for which financing, to the extent required, is then committed or, in the judgment of the Board of Directors of the Company (after consultation with its financial advisor and outside counsel), is reasonably likely to be available.

(r) “Takeover Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), in each case other than the transactions contemplated by this Agreement.

(s) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(t) “Tax Sharing Agreement” means any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (other than an agreement or arrangement with a third party), whether written or unwritten.

(u) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties and (z) any amounts owed to any person in connection with any law relating to escheat or unclaimed property, and (ii) any liability of any other person in respect of any items described in the foregoing clause (i) as a transferee, successor, by contract, or as a result of having filed any Tax Return on a consolidated, combined, unitary or similar basis.

Section 8.2 Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context shall require otherwise. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time may be amended, modified or supplemented, including (a) in the case of Contracts, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.

Section 8.3 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 8.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.5 Submission to Jurisdiction. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 8.6 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a

Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.6.

Section 8.7 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

If to Parent or Merger Sub, to:

Chariot Acquisition Holding LLC

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th floor

New York, New York 10105

Facsimile: (212) 798-6122

Email:

Attention: Randal Nardone

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Email: jcoco@skadden.com

Attention: Joseph A. Coco

If to the Company, to:

Interpool, Inc.

211 College Road East

Princeton, NJ 08540

Facsimile: 609-452-8211

Email: aburns@interpool.com

Attention: Arthur L. Burns

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Email: dcifu@paulweiss.com

            munderberg@paulweiss.com

Attention: Douglas A. Cifu

Mark A. Underberg

and

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036-

Facsimile: (212) 354-

E-mail: wwynne@whitecase.com

             gpryor@whitecase.com

Attention: William F. Wynne, Jr.

Gregory Pryor

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.7, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 8.7, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 8.7 and appropriate confirmation is received.

Section 8.8 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 8.9 No Third-Party Beneficiaries. Except as provided in Section 5.9 and for the right of holders of Common Stock, Company Stock Awards and Warrants to receive Merger Consideration, Stock Award Consideration and Warrant Consideration pursuant to Article II, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly-owned by Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation, mutatis mutandis.

Section 8.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Parent and Merger Sub acknowledge and agree that regardless of any termination of this Agreement, the Company may recover, solely through an action brought by the Company in its sole and absolute discretion, damages from Parent and Merger Sub if Parent or Merger Sub willfully or knowingly breaches this Agreement, in which event the damages recoverable by the Company for itself and on behalf of holders of Common Stock, Company Stock Awards and Warrants (without duplication) shall not be limited to expenses or out-of-pocket costs, but may include the benefit of the bargain lost by the Company and the holders of Common Stock, Company Stock Awards or Warrants taking into consideration all relevant matters. Any damages recovered in any such action brought by the Company may be retained by the Company for any corporate purpose or distributed to the holders of Common Stock, Company Stock Awards or Warrants as the Board of Directors of the Company determines in its sole and absolute discretion.

Section 8.14 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.15 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Signature page follows

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CHARIOT ACQUISITION HOLDING LLC

By:	/S/ RANDAL NARDONE
Name:	Randal Nardone
Title:	Board Manager

CHARIOT ACQUISITION SUB INC.

By:	/S/ RANDAL NARDONE
Name:	Randal Nardone
Title:	President

INTERPOOL, INC.

By:	/S/ MARTIN TUCHMAN
Name:	Martin Tuchman
Title:	Chief Executive Officer

APPENDIX B

April 20, 2007

Members of the Board of Directors

Interpool, Inc.

211 College Road East

Princeton, New Jersey 08540

Members of the Board of Directors:

We understand that Interpool, Inc. (“Interpool” or the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Chariot Acquisition Holding LLC (“Parent”) and Chariot Acquisition Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Excluded Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $27.10 in cash (subject to any applicable withholding tax), without interest (the “Merger Consideration”). As a result of the Merger, Chariot will become a wholly owned subsidiary of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than Affiliates of or holders of beneficial interests in Parent, to the extent they also are holders of Company Common Stock) is fair, from a financial point of view, to such holders of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed the Merger Agreement dated as of April 20, 2007;

(ii)	Reviewed the Voting Agreement dated as of April 20, 2007;

(iii)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(iv)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and furnished to us by the management of the Company;

(v)	Reviewed certain financial projections relating to the Company that were prepared by and furnished to us by the management of the Company;

(vi)	Discussed the past and current operations, financial projections and current financial condition of the Company with the management of the Company;

(vii)	Reviewed the reported prices and trading activity of the Company Common Stock;

(viii)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain publicly-traded companies and their securities that we deemed relevant;

(ix)	Reviewed the financial terms of certain publicly available transactions that we deemed relevant; and

(x)	Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of the Company which were furnished to us, we have assumed that such financial

April 20, 2007

projections have been reasonably prepared by the Company, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. We express no view as to any such financial projections or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities of the Company or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote at the stockholders’ meeting to be held in connection with the Merger.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock (other than Affiliates of or holders of beneficial interests in Parent, to the extent they also are holders of Company Common Stock), of the Merger Consideration. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, the affiliates of Evercore Group L.L.C. may actively trade in the debt and equity securities, or options on securities, of the Company, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter and the opinion expressed herein is for the information of the Board of Directors of the Company in connection with and for the purposes of their evaluation of the Merger, and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law.

[Signature page follows]

April 20, 2007

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than Affiliates of or holders of beneficial interests in Parent, to the extent they also are holders of Company Common Stock) is fair, from a financial point of view, to such holders of the Company Common Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

APPENDIX C

April 20, 2007

Special Committee of the Board of Directors

Interpool, Inc.

211 College Road East

Princeton, NJ 08540

Members of the Special Committee:

Chariot Acquisition Holding LLC, a Delaware limited liability company (“Parent”) and Chariot Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are parties to an Agreement and Plan of Merger, dated as of April 20, 2007 (the “Agreement”), with Interpool, Inc., a Delaware corporation (“Interpool” or the “Company”). Under the terms and subject to the conditions set forth in the Agreement, and in accordance with the General Corporation Law of the State of Delaware, at the effective time, (a) Merger Sub shall be merged with and into the Company (the “Merger”) and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger. Pursuant to the Merger, each outstanding share of Company common stock, par value $0.001 per share (“Company Common Stock”), of the Company shall be converted into the right to receive $27.10 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Agreement.

You have asked for our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Parent, Merger Sub and their affiliates) of the Consideration provided for in the Merger.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available financial statements and other historical information of Interpool;

•	Reviewed internal projections for Interpool developed by Interpool’s management team;

•	Reviewed publicly reported historical price and trading activity for Interpool’s common stock;

•	Analyzed the trading and operating statistics of selected comparable companies with publicly traded securities;

•	Analyzed the financial terms of certain transactions involving companies in comparable businesses;

•	Reviewed a draft of the Agreement and Plan of Merger dated April 18, 2007;

•	Reviewed such other information, performed such other analyses and reviewed such other materials as Blackstone deemed appropriate.

In preparing this opinion, we have relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by Interpool and/or its advisors/consultants or otherwise reviewed by or for us. We have assumed that the financial and other projections prepared by Interpool and/or its advisors/consultants and the assumptions underlying those financial and other projections, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represent management’s best estimates as of the date of their preparation. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have further relied upon the assurances of the

C-1

management of Interpool that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We also have assumed that the consummation of the Merger will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals and consents for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Parent or Interpool or the Merger.

Our opinion does not address the Company’s underlying business decision to effect the Merger nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger.

We have acted as financial advisor to the Special Committee with respect to the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion). In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of Parent or the Company for our own account or for others and, accordingly, may at any time hold a long or short position in such securities.

A copy of our written opinion may be included in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law, provided that such opinion is provided in full, and that if required by applicable law, any description of or reference to us or our opinion in such filing is in a form reasonably acceptable to us.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their affiliates) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

BLACKSTONE ADVISORY SERVICES L.P.

C-2

APPENDIX D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 20, 2007, (this “Agreement”), by and among Chariot Acquisition Holding LLC (“Parent”) and the parties listed in Schedule A hereto (“Principal Stockholders”).

WHEREAS, as of the date hereof, Principal Stockholders beneficially own the number of shares of the common stock, par value $.001 per share (the “Company Common Stock”), of Interpool, Inc., a Delaware corporation (the “Company”), as set forth on Schedule A hereto (such shares, owned by each Principal Stockholder, together with any shares of Company Common Stock that are hereafter issued to or acquired or otherwise acquired by any Principal Stockholder prior to the termination of this Agreement being referred to as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Chariot Acquisition Sub Inc. (“Merger Sub”) and the Company (the “Merger Agreement”), Parent and Merger Sub have required that each Principal Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement each Principal Stockholder (only in such Principal Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Principal Stockholders.

(a)	Each Principal Stockholder hereby represents and warrants to Parent, solely as to itself and its own Shares, severally and not jointly, as follows:

(i)	Such Principal Stockholder is the record and beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of, and has good and valid and marketable title to, the Subject Shares.

(ii)	As of the date hereof, such Principal Stockholder is not the record or beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company, other than the Subject Shares, except as set forth on Schedule B.

(iii)	Such Principal Stockholder has all requisite power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(iv)	This Agreement has been duly executed and delivered by such Principal Stockholder and this Agreement constitutes a valid and binding agreement of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(v)

Other than as required or permitted by this Agreement, the Subject Shares are now and shall at all times during the term of this Agreement be beneficially owned by such Principal Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Subject Shares in any such case that would, individually or in the aggregate, reasonably be expected to impair the ability of such Principal Stockholder to perform such Person’s obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Subject Shares other than this Agreement.

(vi)	The execution and delivery of this Agreement by such Principal Stockholder and the performance by such Principal Stockholder of its obligations hereunder will not (including with notice or lapse of time or both):

(1)	require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party, except for the filing with the SEC of any Schedules 13D or amendments to Schedules 13D and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(2)	result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any Contract to which such Principal Stockholder is a party or by which such Principal Stockholder or any of its assets is bound that would, individually or in the aggregate, reasonably be expected to impair the ability of such Principal Stockholder to perform such Person’s obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or

(3)	violate the provisions of any Orders applicable to such Principal Stockholder in such a manner as would, individually or in the aggregate, reasonably be expected to impair the ability of such Principal Stockholder to perform such Person’s obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(vii)	Such Principal Stockholder acknowledges receipt and review of the Merger Agreement and understands the terms and conditions thereof. Such Principal Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. Such Principal Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Principal Stockholder’s execution, delivery and performance of this Agreement.

(viii)	Such Principal Stockholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights and any similar rights that it may have by virtue of ownership of the Subject Shares.

(ix)	No consent is necessary under any “community property” or other Laws in order for such Principal Stockholder to enter into and perform its obligations under this Agreement.

(b)	Except where expressly stated to be given as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

3.	Agreement to Vote Shares.

(a)

During the period commencing on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, each Principal Stockholder agrees to: (i) appear (in person or by proxy) at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum; and (ii) vote or cause to be voted (or, if requested, execute proxies), or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company, in either case solely with respect to a number of shares equal to such Principal Stockholder’s Pro Rata Portion of the Covered Shares: (x) in favor of the adoption of the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; and (y) against (1) any merger or merger agreement (other than the Merger and the Merger Agreement), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (2) any amendment of the certificate of incorporation or bylaws of the Company or other proposal or transaction involving the Company or any if its Subsidiaries, which amendment or other transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or change in any manner the voting rights of capital stock of the Company, (3) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Principal Stockholder under this Agreement, (4) any Takeover Proposal and (5) any action, proposal, transaction or agreement that would reasonably be expected to compete with or would reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Notwithstanding any reference in this paragraph to actions by written consent, Principal Stockholders shall have no obligation to execute any written consent in lieu of a meeting with respect thereto for the purpose of approving the principal terms of the Merger and the Merger Agreement unless the Company shall have requested that such approval and adoption be effected through the execution of any such written consent, in which case Principal Stockholders shall execute such consent. For purposes of this Agreement (x) “Covered Shares” means an aggregate number of Subject Shares equal to 40% of the outstanding shares of Company Common Stock entitled to vote at the applicable meeting, or act by written consent, in respect of the applicable matter and (y) Pro-Rata Portion means a fraction equal to a Principal Stockholder’s Subject Shares divided by the Subject Shares of all of the Principal Stockholders.

(b)	In furtherance of the covenants set forth in Sections 3(a) hereof, each Principal Stockholder agrees, for a period beginning on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, to deliver (or cause to be delivered) to Parent upon request a proxy authorizing the Covered Shares to be voted in accordance with Section 3(a) of this Agreement, substantially in the form of Annex A attached hereto.

4.	Representations of Parent. Parent hereby represents and warrants to Principal Stockholders that:

(a)	Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action and no other proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and is a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(c)	The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both):

(i)	contravene or conflict with the certificate of incorporation or the bylaws of Parent;

(ii)	result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party.

5.	Transfer and Encumbrance. Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each Principal Stockholder agrees, not to, directly or indirectly, transfer, sell, offer, hypothecate, assign, pledge or otherwise dispose of or encumber (“Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Covered Shares or such Principal Stockholder’s voting or economic interest therein. Subject to the terms of this Agreement, during the term of this Agreement, each Principal Stockholder agrees not to (i) grant any proxies, options or rights of first offer or refusal with respect to any of the Covered Shares, (ii) permit any such Covered Shares to become subject to, any new pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements or (iii) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Covered Shares.

6.	Additional Covenant of Principal Stockholders. Each Principal Stockholder shall notify Parent of any development occurring after the date of this Agreement that causes, or that would reasonably be expected to cause, any breach of any of such Principal Stockholder’s representations and warranties set forth in Section 2 hereof.

7.	Covenants of Principal Stockholder and Parent.

(a)	Each of Parent and each Principal Stockholder shall use its respective reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

(b)	Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

8.	Fiduciary Duties. Nothing contained herein shall limit or affect any actions taken by a Principal Stockholder or any Person controlling or under the control of a Principal Stockholder of the types described in the Merger Agreement (including Section 5.4 thereof) in response to a Takeover Proposal, to the extent that the Company is permitted to take such actions under the Merger Agreement and provided that Principal Stockholder acts in accordance with any requirement set forth in the Merger Agreement, nor shall anything contained herein limit or affect any actions taken by a Principal Stockholder or any other Person in such Person’s capacity as a director of the Company, and none of such actions taken in accordance with the provisions of this Section 8 or in accordance with the provisions of the Merger Agreement shall be deemed to constitute a breach of this Agreement.

9.

Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this

Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

10.	Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable; and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates.

11.	Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earliest of (i) the Effective Time, (ii) notice by Parent to Principal Stockholders, (iii) termination of the Merger Agreement under for any reason.

12.	Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

13.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

14.	Jurisdiction; Venue. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.

15.	Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

(a)	if to Parent, in the manner provided in the Merger Agreement;

(b)	if to a Principal Stockholder, to such Principal Stockholder’s name, in care of the Company, in the manner provided in the Merger Agreement for notices to the Company, with copies (which shall not constitute notice) to:

(1)	in the case of the Tuchman Principal Stockholders (as indicated on the signature pages hereto):

 Post, Polak, Goodsell, MacNeill & Strauchler, P.A.

 425 Eagle Rock Avenue—Suite 200

 Roseland, New Jersey 07068-1717

 Facsimile: (973) 994-1705

 Email: rosenberg@ppgms.com

 Attention: Stephen Rosenberg

(2)	in the case of the Serenbetz Principal Stockholders (as indicated on the signature pages hereto):

 The Bayard Firm

 222 Delaware Avenue, Suite 900

 Wilmington, Delaware 19899

 Facsimile: (302) 658-6395

 Email: pladig@bayardfirm.com

 Attention: Peter B. Ladig

16.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

17.	Waiver. The parties hereto may, to the extent permitted by applicable Law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

18.	Modification. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

19.	Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

20.	Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CHARIOT ACQUISITION HOLDING LLC

By:	/S/ RANDAL NARDONE
Name:	Randal Nardone
Title:	Board Manager

Tuchman Principal Stockholders:

/S/ MARTIN TUCHMAN
Martin Tuchman

PRINCETON INTERNATIONAL PROPERTIES, INC.

By:	/S/ MARTIN TUCHMAN

KINGSTONE CAPITAL GROUP, LLC

By:	/S/ MARTIN TUCHMAN

Serenbetz Principal Stockholders:

/S/ WARREN L. SERENBETZ, JR.
Warren L. Serenbetz, Jr.

HICKORY ENTERPRISES, L.P.

By:	/S/ WARREN L. SERENBETZ, JR.
Name:	Warren L. Serenbetz, Jr
Title:	General Partner
/S/ WARREN L. SERENBETZ
Warren L. Serenbetz
/S/ PAUL H. SERENBETZ
Paul H. Serenbetz
/S/ STUART W. SERENBETZ
Stuart W. Serenbetz
/S/ CLAY R. SERENBETZ
Clay R. Serenbetz
/S/ THELMA R. SERENBETZ
Thelma R. Serenbetz

THE RADCLIFF GROUP, INC.

By:	/S/ WARREN L. SERENBETZ, JR.
Name:	Warren L. Serenbetz, Jr.
Title:	President

ANNEX A

FORM OF IRREVOCABLE PROXY

The undersigned is a party to the Voting Agreement, dated as of April 20, 2007 (the “Voting Agreement”), by and among Chariot Acquisition Holding LLC (“Parent”), the undersigned and the other Principal Stockholders as defined therein.

The undersigned hereby revokes any previous proxies previously granted with respect to any Covered Shares (as defined in the Voting Agreement) and appoints Parent, and any individual who shall be designated by Parent, with full power of substitution and resubstitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of stockholders (and any adjournments or postponements thereof) of Interpool, Inc., a Delaware corporation (the “Company”), solely to vote all Covered Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.

This proxy has been granted pursuant to Section 3 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under Delaware law, and except that such proxy shall terminate upon the termination of the Voting Agreement.

The undersigned authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Dated: [                    ], 2007

APPENDIX E

CERTAIN PROVISIONS OF DELAWARE GENERAL CORPORATION LAW

TITLE 8. CORPORATIONS

Section 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INTERPOOL, INC.

SPECIAL MEETING OF STOCKHOLDERS—July 18, 2007

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Martin Tuchman and Arthur L. Burns, and each of them, as Proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Interpool, Inc. held of record by the undersigned on June 11, 2007, at the special meeting of stockholders to be held on July 18, 2007 or any adjournment thereof of no more than 30 days after the date of the special meeting of stockholders.

(CHANGE OF ADDRESS/COMMENTS)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION.

(Continued and to be signed on reverse side)

[            ]—INTERPOOL, INC.

INTERPOOL, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  ☒

CONTROL NUMBER

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 20, 2007, by and among Interpool, Inc., Chariot Acquisition Holding LLC and Chariot’s wholly owned subsidiary, Chariot Acquisition Sub Inc., pursuant to which the subsidiary will be merged into Interpool and each share of common stock, par value $.001, of Interpool outstanding immediately prior to the merger (other than shares held by Interpool, Chariot or their respective subsidiaries, which will be cancelled) will be converted into the right to receive $27.10 in cash, without interest.

For	Against	Abstain
☐	☐	☐

2. Proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

For	Against	Abstain
☐	☐	☐

Date: , 2007

SIGNATURE

SIGNATURE IF HELD JOINTLY

Note: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full name by authorized person.

- FOLD AND DETACH HERE -

INTERPOOL, INC.

Your vote is important. Casting your vote in one of three ways described on this instruction card votes all shares of Interpool, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

COMPUTER GRAPHIC Accessing the World Wide Web site www.proxyvote.com to vote via the Internet. Have your control number (located in the upper right corner of the proxy form) available when you access the web page.

TELEPHONE GRAPHIC Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial (800) 690-6903 and follow the instructions. Have your control number (located in the upper right corner of the proxy form) available when you call.

ENVELOPE GRAPHIC Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Interpool, Inc. c/o 51 Mercedes Way Edgewood, NY 11717. You can vote by phone or via the internet anytime prior to 11:59 p.m. on July 17, 2007. You will need the control number printed at the top of this page to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

INTERPOOL, INC.